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                                 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 11, 2000

                                                                                                       REGISTRATION NO. 333-30360
====================================================================================================================================
                                 SECURITIES AND EXCHANGE COMMISSION

                                       WASHINGTON, D.C. 20549
                                         ------------------

                                           AMENDMENT NO. 1
                                                 TO

                                         NOTE EXCHANGE OFFER
                                                 ON
                                              FORM S-4
                                       REGISTRATION STATEMENT
                                                UNDER
                                     THE SECURITIES ACT OF 1933

                                  COVAD COMMUNICATIONS GROUP, INC.
                       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              4813                       77-0461529
    (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)


                                          4250 BURTON DRIVE
                                    SANTA CLARA, CALIFORNIA 95054
                                           (408) 987-1000
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)



                                       ROBERT E. KNOWLING, JR.
                 PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN, BOARD OF DIRECTORS
                                  COVAD COMMUNICATIONS GROUP, INC.
                                          4250 BURTON DRIVE
                                    SANTA CLARA, CALIFORNIA 95054
                                           (408) 987-1000
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                             COPIES TO:

                                      MEREDITH S. JACKSON, ESQ.
                                        ASHOK W. MUKHEY, ESQ.
                                   GEOFFREY M. TRACHTENBERG, ESQ.
                                         IRELL & MANELLA LLP
                                      1800 AVENUE OF THE STARS
                                    LOS ANGELES, CALIFORNIA 90067
                                           (310) 277-1010

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
           As soon as practicable after the effective date of this Registration Statement.

       If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G. check the following box. / /

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

====================================================================================================================================

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

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the securities and exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

********************************************************************************



                    SUBJECT TO COMPLETION, DATED MAY 11, 2000


                                [LOGO]



                        COVAD COMMUNICATIONS GROUP, INC.

                                OFFER TO EXCHANGE

               12% SENIOR NOTES DUE 2010, SERIES A (UNREGISTERED)

              FOR 12% SENIOR NOTES DUE 2010, SERIES B (REGISTERED)

     We currently have outstanding $425.0 million in principal amount of 12% Senior Notes due 2010, Series A. We are offering to exchange new registered 12% Senior Notes due 2010, Series B for any and all of the old notes.

     TO EXCHANGE YOUR UNREGISTERED OLD NOTES FOR REGISTERED NEW NOTES, YOU MUST TENDER YOUR OLD NOTES NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON ______________ , 2000, UNLESS EXTENDED.

                                 --------------


     No public market currently exists for the new notes. We do not expect that an active public market in the new notes will develop. We do not intend to list the new notes on any securities exchange or on the Nasdaq National Market.

                                 --------------








     SEE THE "RISK FACTORS" SECTION ON PAGE 10 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THIS EXCHANGE OFFER.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROSPECTUS IS           , 2000.

                                TABLE OF CONTENTS




                                                                                                               PAGE
Prospectus Summary..........................................................................................     1
Summary Consolidated Financial Data.........................................................................     9
Risk Factors................................................................................................    10
Use of Proceeds.............................................................................................    27
Capitalization..............................................................................................    28
Selected Consolidated Financial Data........................................................................    29
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................    30
Business....................................................................................................    38
Management..................................................................................................    56
Security Ownership of Certain Beneficial Owners and Management..............................................    60
Certain Relationships and Related Transactions..............................................................    61
The Exchange Offer..........................................................................................    67
Description of Certain Indebtedness.........................................................................    75
Certain Terms of the New Notes..............................................................................    76
Description of Notes........................................................................................    77
Certain Federal Income Tax Considerations...................................................................   108
Plan of Distribution........................................................................................   109
Where You Can Find More Information.........................................................................   110
Legal Matters...............................................................................................   110
Experts.....................................................................................................   110
Index to Financial Statements...............................................................................   F-1


                                                  --------------


       You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                               PROSPECTUS SUMMARY


     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" BEGINNING ON PAGE 10, CAREFULLY BEFORE INVESTING IN THE NOTES.


                        COVAD COMMUNICATIONS GROUP, INC.

OUR COMPANY


       We are a leading provider of broadband communications services to Internet service provider, enterprise, telecommunications carrier and other customers. These services include a range of high-speed, high capacity Internet and network access services using digital subscriber line (DSL) technology, and related value-added services. Internet service providers purchase our services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase our services directly or indirectly from us to provide employees with high-speed remote access to the enterprise's local area network (RLAN access), which improves employee productivity and reduces network connection cost. Telecommunications carrier customers purchase our services for resale to their Internet service provider affiliates, Internet users and enterprise customers.

       As of December 31, 1999, we believe we have the nation's largest DSL network with more than 1,100 operational central offices passing over at least 29 million homes and businesses. As of December 31, 1999, we had installed 57,000 DSL based high-speed access lines and received orders for our services from 295 Internet service provider, enterprise, and telecommunications carrier customers, including AT&T, Concentric Network, Flashcom, MindSpring, Oracle, Prodigy, PSINet, Qwest, Stanford University, Sun Microsystems, UUNET and Verio.

       By February 29, 2000, we had deployed our network in a total of 62 metropolitan statistical areas. When our 100 metropolitan statistical area (MSA's) build-out is completed, which we expect to be by the end of 2000, our network will pass a total of 46 million homes and businesses, representing 40% of homes and 45% of businesses in the United States.

       We plan to continue to pursue rapid network expansion and installation of high-speed access lines. We also plan to develop a variety of services that are enhanced or enabled by our expanding network by entering into business arrangements with broadband-related service providers in order to bring a variety of value-added service offerings to our customers and their end-users.


OUR MARKET OPPORTUNITY

       We believe that we have a substantial business opportunity for the following reasons:

       o There is a growing market demand for broadband communications services.

       o Broadband communications services are enabling new applications for businesses and consumers.

       o      DSL is a cost-effective technology for broadband communications.

       o The current regulatory environment facilitates the provision of competitive broadband communications service offerings.

OUR COMPETITIVE STRENGTHS

       WE OFFER AN ATTRACTIVE VALUE PROPOSITION COMPARED TO ALTERNATIVE TECHNOLOGIES. For business Internet users, our high-end services offer bandwidth comparable to that offered by T1 and frame relay circuits (which are up to 25 times the speed of most analog modems) at a substantially lower cost than traditional T1 service. For the RLAN market, our mid-range services are three to six times the speed of ISDN lines and up to ten times the speed of most analog modems at monthly rates similar to or lower than those for heavily-used ISDN lines. For consumer Internet users, our consumer services are comparably priced to other services, such as cable modem services, but offer significant advantages in security, network performance and speed.

       WE HAVE LEVERAGED OUR FIRST-MOVER ADVANTAGE TO RAPIDLY EXPAND OUR NETWORK AND GROW OUR NUMBER OF LINES INSTALLED. We were the first to widely roll out DSL services on a commercial basis, making DSL service available for purchase in the San Francisco Bay Area in December 1997. We believe that we have leveraged our first-mover advantage to rapidly expand our network into our targeted metropolitan regions and grow our number of line installations. We believe we have the nation's largest DSL network with more than 1,100 operational central offices passing over more than 29 million homes and businesses. As of December 31, 1999, we had installed a total of 57,000 lines nationwide.

       OUR SERVICES ARE WIDELY AVAILABLE, CONTINUOUSLY CONNECTED AND SECURE. Our strategy of providing blanket coverage in each region we serve is designed to ensure that our services are available to the vast majority of our customers' end-users. Our networks provide a 24-hour continuous connection, unlike ISDN lines and analog modems which require customers to dial-up each time for Internet or RLAN access. Also, because we use dedicated connections from each end-user to the Internet service provider or enterprise network, our customers can reduce the risk of unauthorized access. These factors are important to our customers because any Internet service they market to their end-users must actually be available for them to purchase and be secure enough to not risk their own reputation or business with any security lapses.

       OUR MANAGEMENT TEAM HAS EXTENSIVE INDUSTRY EXPERIENCE. Our management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries, including Robert Knowling, Jr., Chairman of the Board, President and Chief Executive Officer (former Executive Vice President of Operations and Technology at U S WEST Communications), Catherine Hemmer, Executive Vice President and Chief Operations Officer (former Vice President, Network Reliability and Operations at U S WEST Communications, Inc., former General Manager, Network Provisioning at Ameritech Corporation and former Vice President, Network Services at MFS), Robert Roblin, Executive Vice President, Sales and Marketing (former Executive Vice President of Marketing at Adobe Systems, Inc. and former Vice President and General Manager of Marketing, Consumer Division at IBM Corporation), Timothy Laehy, Executive Vice President and Chief Financial Officer (former Vice President of Corporate Finance and Treasurer of Leasing Solutions, Inc.), Robert Davenport, III, Executive Vice President, Business Development (former Senior Vice President and Chief Operating Officer of Tele-Communication, Inc.'s Internet Services subsidiary TCI.NET), Joseph Devich, Executive Vice President, Corporate Services (former Vice President, Operations and Technologies Staff of U S WEST Communications), Dhruv Khanna, Executive Vice President, General Counsel and Secretary, Jane Marvin, Executive Vice President of Human Resources (former Vice President of Human Resources for the General Business Services unit of Ameritech Corporation), Terry Moya, Executive Vice President, External Affairs (former Vice President & Chief Financial Officer, Capital Management, Network Operations and Technologies at U S West Communications, Inc), and Michael Lach, Executive Vice President, Business Integration (former Vice President, Customer Provisioning and Maintenance of Ameritech Corporation).


OUR BUSINESS STRATEGY


       Our objective is to become the leading nationwide provider of broadband services and a critical element in the proliferation of e-commerce and other applications that are enabled or enhanced by broadband communications. The key elements of our strategy to achieve this objective are as follows:

       EXPAND OUR NETWORK AND ROLL OUT SERVICE RAPIDLY IN OUR TARGETED METROPOLITAN STATISTICAL AREAS. As of February 29, 2000, we introduced our services in62 of the top metropolitan statistical areas nationwide. We have recently announced our plan to expand our services to a total of 100 metropolitan statistical areas by the end of 2000. In the aggregate, these 100 metropolitan statistical areas cover 40% of homes and 50% of businesses in the United States. In addition, we have recently begun to assess the regulatory and competitive environments in other countries.

       PROVIDE PERVASIVE COVERAGE IN EACH METROPOLITAN STATISTICAL AREA. We are pursuing a blanket coverage strategy of providing service in a substantial majority of the central offices in each region that we enter since our Internet service provider customers desire to market their Internet access services on a region-wide basis. Blanket coverage is also important to our enterprise customers since most of them desire to offer RLAN access to all employees regardless of where they reside. In addition, we believe our presence in 100 metropolitan statistical areas will allow us to better serve our Internet service provider, enterprise, telecommunications carrier and other customers. These customers are increasingly seeking a single supplier in multiple metropolitan areas.

       ESTABLISH AND MAINTAIN SALES AND MARKETING RELATIONSHIPS WITH LEADING INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS CARRIERS AND OTHER DSL RESELLERS. We principally target Internet service providers, telecommunications carriers and other DSL resellers that can offer their end-users cost and performance advantages for Internet access using our services. We primarily provide connections to Internet service providers, which in turn offer high-speed Internet access using our network. In other cases, we provide wholesale DSL and Internet access services for resale by our customers such as Prodigy Communications Corporation and Juno Online Services. In this way, we:

       o carry the traffic of multiple Internet service providers, telecommunications carriers and other customers in any region, increasing our volume and reducing our costs;

       o leverage our selling efforts through the sales and support staff of these Internet service providers, telecommunications carriers and other customers;

       o offer Internet service providers, telecommunications carriers and other customers an alternative, since the traditional telephone company typically provides its own retail Internet access services in competition with our customers; and

       o provide Internet service providers, telecommunications carriers and other customers a high-speed service offering to compete with cable-based Internet access.

       DEVELOP A NATIONAL BRAND. We believe that we can enhance our competitive position and increase demand for our services by actively developing a positive brand and image for our Company and our services through a combination of television, print and radio advertisements on both a national and local basis. In October 1999, we commenced a significant national advertising campaign in pursuit of this strategy. This branding strategy has created the opportunity for us to provide end-user leads to our existing customers.

       DEVELOP AND COMMERCIALIZE VALUE-ADDED SERVICES. We intend to introduce value-added services to our customers and leverage the value of the network access we offer today. Offering services such as voice over DSL, DSL plus International Protocol (DSL + IP), and our Virtual Broadband Service Provider
(VBSP) offering will allow us to bundle service offerings to our customers and improve the quality of content delivery to their end-users as well as reduce costs. We believe this is an important part of our strategy and will allow us to build upon our success to date in adding and retaining subscribers.

       ACQUIRE AND ENTER INTO BUSINESS ARRANGEMENTS WITH NETWORK AND BROADBAND-RELATED SERVICE PROVIDERS. We believe that the pace of deployment of our network can be increased by acquiring and entering into business arrangements with other network service providers, some of which may be located outside of the United States. We also believe our network deployment will enable the delivery of a variety of broadband-related services and content that are desired by our customers. We expect to make these services available to our customers through acquiring and entering into business arrangements with leading providers of broadband-related services or content. For example, we recently acquired Laser Link.Net, Inc. This acquisition will allow us to better provide DSL and IP services on a wholesale basis and better enable us to serve customers who do not wish to maintain any network facilities.

       TAKE ADVANTAGE OF NEW REGULATORY DEVELOPMENTS. In late 1999, the FCC required the major local phone companies to provide us, and other competitive local carriers, with "line sharing." This would allow us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. In addition, some of the Ameritech/SBC merger conditions adopted by the FCC in October 1999 also contain provisions on line sharing and provide for reductions in costs for telephone wires in certain circumstances. In many cases, line sharing would allow us to provision our asymmetric DSL services on the same telephone wire as the existing local phone companies' voice service. Currently, we provide our DSL services over a separate additional telephone wire. Asymmetric DSL and standard telephone service can exist on a single line and most, if not all, of the traditional telephone companies provision their own asymmetric services on the same line as existing voice services.

       We see line sharing as an extremely important opportunity for us for three primary reasons. First, line sharing should significantly reduce the monthly recurring charges we incur for telephone wires. Second, line sharing should reduce the time it takes traditional telephone companies to deliver telephone wires because the telephone wire will already exist. Third, line sharing should resolve lack of telephone wire problems that we have encountered when ordering telephone wires in some areas of the country. We have entered into line sharing agreements with U S West

Communications and Bell South and we are negotiating line sharing arrangements with the major incumbent local telephone carriers. We have also implemented line sharing line sharing on a trial basis in one state. We expect the traditional local phone companies to implement line sharing on a wide scale later this year.


RECENT DEVELOPMENTS


       On January 28, 2000, we completed a private placement of $425.0 million aggregate principal amount of 12% senior notes (the "2000 notes") due 2010. The 2000 notes are unsecured senior obligations maturing on February 15, 2010 and are redeemable at our option any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon. Net proceeds from the 2000 notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the life of the 2000 notes. These notes were sold in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended.

       We are currently aware of a Staff Accounting Bulletin entitled SAB 101 "Revenue Recognition in Financial Statements," which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized over an extended period of time, instead of in the first month of the contract. Due to complications surrounding the implementation of SAB 101, the SEC in March 2000 deferred the implementation date of certain provisions of SAB 101 until the quarter ended June 30, 2000, with retroactive application to transactions entered into during the quarter ended March 31, 2000. This extension will allow us and other companies impacted by this Bulletin adequate time to fully understand the broader implications of SAB 101 and to respond accordingly. We believe that based on the current guidelines, our revenue recognition policy is in accordance with generally accepted accounting principles.

       On February 15, 2000 our Board of Directors adopted a Stockholder Protection Rights Plan under which stockholders received one right for each share of our Common Stock or Class B Common Stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of our outstanding shares of Common Stock. Each right entitles the holder to purchase from us, as provided by the Stockholder Protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $.001 per share, for $400.00, subject to adjustment.

       On March 7, 2000, we announced a 3-for-2 stock split, which was effectuated through a stock dividend. Our Common Stock began trading on a split adjusted basis on April 3, 2000.

       On March 20, 2000 we completed the acquisition of Laser Link.net, a leading provider of branded internet access, based in Media, Pennsylvania in a transaction to be accounted for as a purchase. Under the acquisition agreement, we issued 6.45 million shares of Common Stock for all Laser Link.net outstanding shares, plus assumption of all outstanding debt. We anticipate that this acquisition will allow us to provide a turnkey broadband access solution to companies and affinity groups who want to offer broad band internet services to their customers, members, or affiliates. .Laser Link.net currently provides a similar service using dial-up access. The total consideration related to the acquisition approximates $372.0 million.

       On April 18, 2000, we announced our preliminary operating results for the three months ended March 31, 2000. For the first quarter of 2000 we recorded revenues of $41.8 million, representing a 35% increase over the quarter ended December 31, 1999, a net loss of $107.2 million, and an EBITDA deficit of $75.0 million. We also announced that, during the first quarter, our subscriber lines increased 63% to 93,000 lines, and homes and businesses passed increased to 35 million from 29 million at December 31, 1999.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Registration rights agreement.... You are entitled under the registration agreement to exchange your unregistered notes for registered notes with substantially identical terms. We are now offering to exchange your unregistered old notes for registered new notes with substantially the same terms in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                  The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The exchange offer--Procedures for tendering."

The exchange offer............... We are offering to exchange $1,000 principal amount of new notes, our Series B 12% Senior
                                  Notes due 2010 which have been registered under the Securities Act, for each $1,000 principal amount of old notes, our Series A 12% Senior Notes due 2010 which were issued on January 28, 2000 in a private placement. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged for new notes.

                                  As of this date, there is $425.0 million aggregate principal amount of old notes outstanding.

                                  We will issue the new notes promptly after the expiration of the exchange offer.

Resales of the registered notes.. We believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                  o    The new notes to be acquired by you in
                                       the exchange offer are acquired by you in the ordinary course of your business;

                                  o you are not engaging in and do not intend to engage in a distribution of the new notes;

                                  o    you do not have an arrangement or
                                       understanding with any person to
                                       participate in the distribution of the
                                       registered notes; and

                                  o    you do not control us, you are not
                                       controlled by us, and you are not under
                                       common control with us, either directly
                                       or indirectly.

                                  If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                  Each broker-dealer that receives new notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

Expiration date.................. The exchange offer will expire at 5:00 p.m.,
                                  New York City time, on [      ], 2000, unless
                                  we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.

Conditions to the exchange offer. The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The exchange offer--Conditions."

Withdrawal....................... You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange agent................... United States Trust Company of New York is
                                  serving as the exchange agent in connection with the exchange offer.

Consequences of failure to
   exchange...................... If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. If the liquidity of the market for your old notes is adversely affected, you may be unable to sell or transfer your old notes and the value of your old notes may decline. See "Risk factors--The value of your old notes may decline if you fail to exchange your old notes for new notes."

Federal income tax consequences.. The exchange of the old notes should not be a taxable event for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."


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                      SUMMARY OF THE TERMS OF THE NEW NOTES

THE NEW NOTES...........................  $425.0 million principal amount of 12% Senior Notes due 2010, Series B.

MATURITY................................  February 15, 2010.

INTEREST................................  The new notes will pay interest in cash at a fixed annual rate of 12%, payable every six months on February 15 and August 15 of each year, beginning on August 15, 2000.

RANKING.................................  The new notes will be our senior obligations. The new notes will rank equal in right of payment with all of our existing and future senior debt and will rank senior in right of payment to any of our future subordinated debt, but will be effectively subordinated to our subsidiaries' existing and future debt and other liabilities (including our subsidiaries' subordinated debt and trade payables). We and our subsidiaries may incur substantial additional debt under the indenture, subject to certain restrictions.

                                          Assuming we had completed the exchange offer December 31, 1999, the new notes:

                                          o    would have ranked equally with $374.7 million of our senior debt; and

                                          o    would have been effectively subordinated to $82.5 million of debt and other liabilities (including trade payables) of our subsidiaries.

SINKING FUND............................  None.

OPTIONAL REDEMPTION.....................  On or after February 15, 2005, we may redeem some or all of the new notes at any time at the redemption prices listed in "Description of the notes--optional redemption."

                                          On or prior to February 15, 2003, we may redeem up to 35% of the new notes with the proceeds of certain public offerings of equity in our Company at the price listed in
                                          "Description of the notes--optional redemption."

MANDATORY OFFER TO REPURCHASE...........  If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the new notes at the prices listed in "Description of the notes."

BASIC COVENANTS OF INDENTURE............  We will issue the new notes under an indenture with United States Trust Company of New
                                          York. The indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

                                          o    borrow money;

                                          o    pay dividends on stock or purchase stock;

                                          o    make investments;

                                          o    use assets as security in other transactions; and

                                          o    sell certain assets or merge with or into other companies.

                                          For more details, see the section
                                          "Description of the notes" under the
                                          heading "Certain Covenants."

                                          We are not currently in default of any of the covenants in the old notes. These covenant limitations are subject to significant qualifications and exceptions. See "Description of the notes--Covenants."

USE OF PROCEEDS.........................  We will not receive any proceeds from the exchange offer.

                                  RISK FACTORS


An investment in the new notes includes a high degree of risk. You should carefully consider all the information in this prospectus. In particular, you should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 10.

                       SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                1997        1998         1999
                                                                               --------   ---------    ----------
                                                                                    (DOLLARS IN THOUSANDS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenues..................................................................     $     26    $  5,326     $  66,488
Operating expenses:
   Network and product costs..............................................           54       4,562        55,347
   Sales, marketing, general and administrative...........................        2,374      31,043       140,372
   Amortization of deferred compensation..................................          295       3,997         4,768
   Depreciation and amortization..........................................           70       3,406        37,602
                                                                              ---------   ---------    ----------
     Total operating expenses.............................................        2,793      43,008       238,089
                                                                              ---------   ---------    ----------
Loss from operations......................................................       (2,767)    (37,682)     (171,601)
   Net interest expense...................................................          155     (10,439)      (23,796)
                                                                              ---------   ---------    ----------
Net loss..................................................................     $ (2,612) $  (48,121)  $  (195,397)
                                                                              =========   =========    ==========
Preferred dividends.......................................................           --          --        (1,146)
                                                                              ---------   ---------    ----------
Net loss avilable to common stockholders..................................     $ (2,612) $  (48,121)  $  (196,543)
                                                                              =========   =========    ==========
Net loss per share-basic and diluted......................................     $   (.35) $    (3.75)  $     (1.83)
                                                                              =========   =========    ==========
Weighted average shares used in computing net loss per share- basic
  and diluted.............................................................    7,360,978  12,844,203    107,647,812
                                                                              =========   =========    ==========
OTHER FINANCIAL DATA:

EBITDA(1).................................................................     $ (2,402) $  (30,154)  $  (129,486)
Capital expenditures......................................................        2,253      59,503       208,186
Deficiency of earnings avilable to cover fixed charges(2).................     $ (2,612) $  (48,121)  $  (195,397)
                                                                              =========   =========    ==========

                                                                                      AS OF DECEMBER 31,
                                                                               ----------------------------------
                                                                                1997        1998         1999
                                                                               --------    --------    ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments......................     $  4,378  $   64,450   $   767,357
Net property and equipment................................................        3,014      59,145       237,542
Total assets..............................................................        8,074     139,419     1,147,606
Long-term obligations, including current portion..........................          783     142,879       375,049
Total stockholders' equity (net capital deficiency).......................        6,498     (24,706)      690,291

                                                                                      AS OF DECEMBER 31,
                                                                               ----------------------------------
                                                                                1997        1998         1999
                                                                               --------    --------    ----------
OTHER OPERATING DATA:

Homes and businesses passed...............................................      278,000   6,023,217    29,000,000
Lines installed...........................................................           26       3,922        57,000

--------------

(1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization, non-cash stock-based compensation expense and other non-operating income or expenses. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry as well as to enhance an understanding of our operating results. EBITDA should not be construed as either:

     - an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or

     - an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. See our consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

(2) for purposes of determining the deficiency of earnings available to cover fixed charges, "earnings" included pre-tax loss from operations adjusted for fixed charges. "Fixed charges" included interest expense, capitalized interest, amortization of debt discount and financing costs, and that portion of rent expense which we believe to be representative of interest. In view of our limited operating history and due to additional interest charges (including amortization of debt discount and debt issuance costs) with respect to our existing debt securities, the deficiency of earnings available to cover fixed charges should not be considered indicative of the deficiency of earnings available to cover fixed charges in the future.

                                  RISK FACTORS


       THE NEW NOTES, LIKE THE OLD NOTES, ENTAIL A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS, BEFORE DECIDING TO TENDER OLD NOTES FOR NEW NOTES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WE USE WORDS SUCH AS "ANTICIPATES," "BELIEVES," "PLANS," "EXPECTS," "FUTURE," "INTENDS" AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

                     RISKS RELATED TO COVAD AND THE INDUSTRY

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY

       We were incorporated in October 1996 and introduced our services commercially in the San Francisco Bay Area in December 1997. Because of our limited operating history, you have limited operating and financial data upon which to evaluate our business. You should consider that we have the risks of an early stage company in a new and rapidly evolving market. To overcome these risks, we must:

       o   rapidly expand the geographic coverage of our services;

       o attract and retain customers within our existing and in new metropolitan statistical areas;

       o   increase awareness of our services;

       o   respond to competitive developments;

       o continue to attract, train, integrate, retain and motivate qualified persons;

       o continue to upgrade our technologies in response to competition and market factors;

       o   manage our traditional telephone company suppliers;

       o   rapidly install high-speed access lines;

       o   effectively manage the rapid growth of our operations; and

       o deliver additional value-added services to our customers without causing existing customers to cease reselling our services or reducing the volume or rate of growth of sales of our services.


WE HAVE A HISTORY OF LOSSES AND EXPECT INCREASING LOSSES IN THE FUTURE

       We have incurred substantial losses and experienced negative cash flow each fiscal quarter since our inception. As of December 31, 1999, we had an accumulated deficit of approximately $246.1 million. We intend to increase our capital expenditures and operating expenses in order to expand our business. As a result, we expect to incur substantial additional net losses and substantial negative cash flow for the next several years due to continued development, commercial deployment and expansion of our network. We may also make investments in and acquisitions of businesses that are complementary to ours to support the growth of our business. Our future cash requirements for developing, deploying and enhancing our network and operating our business, as well as our revenues, will depend on a number of factors including:

       o the number of regions entered, the timing of entry and services offered;

       o   network development schedules and associated costs;

       o the rate at which customers and end-users purchase our services and the pricing of such services;

       o the level of marketing required to acquired and retain customers and to attain a competitive position in the market place;

       o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology; and

       o   unanticipated opportunities.

       In addition, we expect our net losses to increase in the future due to interest and amortization charges related to our 1998 notes, our 1999 notes and the notes, and the amortization charges related to our issuance of preferred stock to AT&T Ventures and two affiliated funds ("AT&T Ventures"), NEXTLINK and Qwest in January 1999. For example:

       o Interest and amortization charges relating to the 1998 notes were approximately $22.3 million during the year ending December 31, 1999. These charges will increase each year until the year ending December 31, 2004, during which period the interest and amortization charges will be approximately $36.9 million. This increase is due to the accretion of the 1998 notes to $260 million through March 2003.

       o Interest and amortization charges relating to the 1999 notes were approximately $24.8 million during the year ending December 31, 1999 and will increase slightly each year to approximately $29.3 million during the year ending December 31, 2008.

       o Interest and amortization charges relating to the notes will be approximately $48.2 million during the year ending December 31, 2000 and will be $52.2 million each following year through the maturity of the notes in February 2010.

       o We recorded intangible assets of $28.7 million associated with the issuance of our preferred stock to AT&T Ventures, NEXTLINK and Qwest. Amortization charges relating to our preferred stock issuance were approximately $8.2 million during the year ending December 31, 1999. These amounts will result in an annual amortization charge of approximately $8.4 million in each of the years in the two-year period ending December 31, 2001.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE IN FUTURE PERIODS AND MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS

       Our annual and quarterly operating results are likely to fluctuate significantly in the future as a result of numerous factors, many of which are outside of our control. These factors include:

       o the timing and willingness of traditional telephone companies to provide us with central office space and the prices, terms and conditions on which they make available the space to us;

       o the amount and timing of capital expenditures and other costs relating to the expansion of our network and the marketing of our services;

       o delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by traditional telephone companies and other third parties;

       o the ability to develop and commercialize new services by us or our competitors;

       o the ability to deploy on a timely basis our services to adequately satisfy end-user demand;

       o   our ability to successfully operate our network;

       o   the rate at which customers subscribe to our services;

       o decreases in the prices for our services due to competition, volume-based pricing and other factors;

       o our ability to retain Internet service provider, enterprise and telecommunications carrier customers and limit end-user churn rates;

       o the mix of line orders between consumer end-users and business end-users (which typically have higher margins);

       o the success of our relationships with AT&T, NEXTLINK, Qwest and WebMD and other potential third parties in generating significant end-user demand;


       o the development and operation of our billing and collection systems and other operational systems and processes;

       o the rendering of accurate and verifiable bills by our traditional telephone company suppliers and resolution of billing disputes;


       o the incorporation and interpretation of enhancements, upgrades and new software and hardware products into our network and operational processes, all of which may cause unanticipated disruptions; and


       o the interpretation and enforcement of regulatory developments and court rulings concerning the 1996 Telecommunications Act, interconnection agreements and the anti-trust laws.

       As a result, it is likely that in some future quarters our operating results will be below the expectations of securities analysts and investors.

WE CANNOT PREDICT WHETHER WE WILL BE SUCCESSFUL BECAUSE OUR BUSINESS STRATEGY IS LARGELY UNPROVEN

       We believe that we were the first competitive telecommunications company to widely provide high-speed Internet and network access using DSL technology. To date, our business strategy remains significantly unproven. To be successful, we must develop and market services that achieve broad commercial acceptance by Internet service provider, enterprise and telecommunications carrier customers in our targeted metropolitan statistical areas. Because our business and the demand for high-speed digital communications services are in the early stages of development, we are uncertain whether our services will achieve broad commercial acceptance.

       It is uncertain whether our strategy of selling and providing our service through Internet service providers, telecommunication carriers and others will be successful. This strategy creates marketing, operational and other challenges and complexities that are less likely to appear in the case of a single entity providing integrated DSL and ISP services. For example, cable modem service providers, such as Excite@Home and Time Warner, market, sell and provide high-speed services, Internet access and content services on an integrated basis. Also, our new DSL + IP and VBSP services may adversely affect our relationship with our current ISP customers, since we will be providing some of the services that they provide. We do not anticipate that this will have a substantial adverse effect on our relationship with our ISP customers because we will be able to provide our ISP customers with these additional services at a lower cost then they would pay if they developed these additional services internally.

       Two recently-announced mergers and acquisitions--between America Online and Time Warner, and between NEXTLINK and Concentric Network--highlight a growing trend among service providers and telecommunications carriers to combine the marketing, selling and provisioning of high-speed data transmission services, Internet access and content services. While we do not believe that such combined entities providing integrated services will adversely affect our business, no assurance can be given that such combinations will not ultimately have such an adverse effect. Further, no assurance can be given that additional acquisitions of Internet service providers by traditional and local competitive telecommunications carriers, and other strategic alliances between such entities, will not harm our business.


       In light of our acquisition of Laser Link.Net, Inc. and other changes we have made in our business to provide Internet access services on a wholesale basis to Internet service providers, such as Prodigy and Juno Online Services, some of our existing Internet service provider customers may perceive us as a potential or actual competitor instead of as a supplier. Such Internet service providers may therefore reduce the volume or the rate of growth of the sales of our services, or may cease to resell our services. No assurance can be given that our provision of additional services, even on a wholesale-only basis, will not alienate some or all of our existing customers and thus harm our business.


WE MAY EXPERIENCE DECREASING PRICES FOR OUR SERVICES, WHICH MAY IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW

       We may experience decreasing prices for our services due to competition, volume-based pricing, an increase in the proportion of our revenues generated by our consumer services and other factors. Currently, we charge higher prices for some of our services than some of our competitors do for their similar services. As a result, we cannot assure you that our customers and their end-user customers will select our services over those of our competitors. In addition, prices for digital communications services in general have fallen historically, and we expect this trend to continue. We have provided and expect in the future to provide price discounts to customers that commit to sell our services to a large number of their end-user customers. Our consumer-grade services have lower prices than our business-grade services. As a result, expected increases in the percentage of our revenues which we derive from our consumer services will likely reduce our overall profit margins. We also expect to reduce prices periodically in the future to respond to competition and to generate increased sales volume. As a result, we cannot predict whether demand for our services will exist at prices that enable us to achieve profitability or positive cash flow.

OUR OPERATING RESULTS WILL SUFFER IF OUR ENTERPRISE CUSTOMERS DO NOT ROLL OUT OUR SERVICES FOLLOWING THEIR INITIAL PHASE OF DEPLOYING OUR SERVICES

       Our practice with respect to our enterprise customers has been to enter into arrangements to install our service initially for a small number of end-users. An enterprise customer decides whether to implement a broad roll out of our services after evaluating the results of this initial phase of deployment. Based on our experience to date, we believe that an enterprise customer's initial phase of deployment and its decision to roll out our service to additional end-users has typically taken at least six months, and has generally taken longer than we originally expected. As of December 31, 1999, a substantial majority of our enterprise customers had not yet rolled out our services broadly to their employees, and it is not certain when such rollouts will occur, if at all. We will not receive significant revenue from enterprise customers until and unless these rollouts occur. During this lengthy sales cycle we incur significant expenses in advance of the receipt of revenues. Therefore, any continued or ongoing failure for any reason of enterprise customers to roll out our services will have a materially adverse effect on our business, prospects, operating results and financial condition.

OUR BUSINESS WILL SUFFER IF OUR INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS CARRIERS AND OTHER THIRD PARTIES ARE NOT SUCCESSFUL IN MARKETING AND SELLING OUR SERVICES

       We market our Internet access services through Internet service providers, telecommunications carriers and other customers for resale to their business and consumer end-users. To date, a limited number of Internet service providers have accounted for the significant majority of our revenues. As a result, a significant reduction in the number of end-users or revenues provided by one or more of our key Internet service providers could materially harm our operating results in any given period. We expect that our Internet service provider customers and telecommunications carriers will account for the majority of our future market penetration and revenue growth. Our agreements with our customers are generally non-exclusive. Many of our customers also resell services offered by our competitors. In addition, a number of our customers have committed to provide large numbers of end-users in exchange for price discounts. If our customers do not meet their volume commitments or otherwise do not sell our services to as many end-users as we expect, our business will suffer.

       In addition, we entered into commercial agreements with each of AT&T, NEXTLINK and Qwest and more recently with WebMD. Our agreements with AT&T, NEXTLINK and Qwest provide for the purchase and resale of our services, primarily to their small business and enterprise customers. Our agreement with WebMD provides that we will be WebMD's preferred provider of broadband connectivity offering physician subscribers web-based multimedia and communication services designed to enhance their practices. To date, these relationships have not generated significant line orders. We cannot predict the number of line orders that AT&T, NEXTLINK, Qwest or WebMD will generate, if any, or whether line orders will be below our expectations. In addition, these and future relationships we may establish with other third parties may not result in significant line orders or revenues.


OUR FAILURE TO MANAGE OUR RAPID GROWTH EFFECTIVELY MAY DELAY OUR NETWORK EXPANSION AND SERVICE ROLLOUT


       Our strategy is to significantly expand our network within our existing metropolitan statistical areas and to deploy our network in substantially all of our 100 targeted metropolitan statistical areas by the end of 2000. The execution of this strategy involves:

       o   obtaining the required government authorizations;

       o identifying, accessing and initiating service in key central offices within existing and target regions;

       o designing, maintaining and upgrading adequate operational support, billing and collection systems;

       o obtaining central office space and maintaining connections between central offices;

       o obtaining phone lines and electronic ordering facilities from our traditional telephone company suppliers on a timely basis; and

       o entering into and renewing interconnection agreements with the appropriate traditional telephone companies on satisfactory terms and conditions.

       To accomplish this strategy, we must, among other things:

       o market to and acquire a substantial number of customers and end-users;

       o continue to implement and improve our operational, financial and management information systems, including our client ordering, provisioning, dispatch, trouble ticketing and other operational systems as well as our billing, accounts receivable and payable tracking, collection, fixed assets and other financial management systems;

       o hire and train additional qualified management and technical personnel;

       o manage and resolve any disputes which may arise with our traditional telephone company suppliers;

       o establish and maintain relationships with third parties to market and sell our services, install network equipment and provide field service; and

       o   continue to expand and upgrade our network infrastructure.

       We may be unable to do these things successfully. As a result, we may be unable to deploy our network as scheduled or achieve the operational growth necessary to achieve our business strategy.

       Our growth has placed, and is expected to continue to place, significant demands on our management and operational resources. We expect to continue to significantly increase our employee base to support the deployment of our network. We also expect to implement system upgrades, new software systems, new network capabilities, new service offerings and other enhancements, which could cause disruption and dislocation in our business. If we are successful in implementing our marketing strategy, we may have difficulty responding to demand for our services and technical support in a timely manner and in accordance with our customers' expectations. We expect these demands to require the addition of new management personnel and the increased outsourcing of Company functions to third parties. We may be unable to do this successfully, in which case we could experience a reduction in the growth of our line orders and therefore our revenues.

       In February to March 2000, we deployed new software systems that caused some disruption to our business while enhancing the productivity and efficiency of certain operational practices. Future changes in our processes that we introduce or we are required to introduce as a result of our arrangements with the traditional telephone companies could cause similar or more serious disruption to our ability to provide our services and to our overall business.

       Thus far we have electronically linked our own ordering software systems to the software systems of only one of the traditional telephone companies. Such electronic linkage is essential for us to successfully place a large volume of orders for access to telephone wires. There is no assurance that we will be successful in electronically linking our software system to those of all of the traditional telephone companies. Our failure to electronically link our systems with those of all major traditional telephone companies would severely harm our ability to provide our services in large volume to our customers.


REJECTIONS OF OUR APPLICATIONS FOR CENTRAL OFFICE SPACE BY TRADITIONAL TELEPHONE COMPANIES MAY DELAY THE EXPANSION OF OUR NETWORK AND THE ROLL OUT OF
OUR SERVICES

       We must secure physical space from traditional telephone companies for our equipment in their central offices in order to provide our services in our targeted metropolitan statistical areas. In the past, we have experienced rejections of our applications to secure this space in many central offices, however most of these rejections have been reversed and we do not currently receive many such rejections.

       We expect that, as we proceed with our deployment, we may face additional rejections of our applications for central office space in our other targeted metropolitan statistical areas. These rejections have in the past resulted, and could in the future result, in delays and increased expenses in the rollout of our services in our targeted metropolitan statistical areas, including delays and expenses associated with engaging in legal proceedings with the traditional telephone companies. This has harmed our business in the past but is less likely to harm our business in the future periods.

       We face other challenges in dealing with the traditional telephone companies:

       o there may be real limitations on the availability of central office space in certain central offices;

       o they frequently claim lack of available facilities when asked by us to provide connections between central offices and telephone wires to end-users;

       o they frequently fail to promise delivery of, and actually deliver, properly connected telephone wires to our end-users on time;

       o they frequently do not cooperate in providing us with relevant telephone wire information such as the length of the wire;

       o they frequently do not deploy and provide us with integrated software systems that allow us to seamlessly place large volumes of orders for telephone lines; and

       o they frequently do not cooperate in maintaining and resolving problems relating to delivery of telephone lines.

       We are engaged in a variety of negotiations, regulatory disputes and legal actions to resolve these situations. We may be unable to resolve these matters successfully.

       The FCC has been reviewing the policies and practices of the traditional telephone companies with the goal of facilitating the efforts of competitive telecommunications companies to obtain central office space and telephone wires more easily and on more favorable terms. On March 31, 1999, the FCC adopted rules to make it easier and less expensive for competitive telecommunications companies to obtain central office space and to require traditional telephone companies to make new alternative arrangements for obtaining central office space. However, the FCC's new rules have not been uniformly implemented in a timely manner, may not ultimately enhance our ability to obtain central office space, and have been subject to litigation.

       Moreover, in March 2000, a federal appeals court struck portions of the FCC's new rules, and has required the FCC to reconsider and review those rules. In particular, the appeals court has required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

CHARGES FOR UNBUNDLED NETWORK ELEMENTS ARE OUTSIDE OF OUR CONTROL BECAUSE THEY ARE PROPOSED BY THE TRADITIONAL TELEPHONE COMPANIES AND ARE SUBJECT TO COSTLY REGULATORY APPROVAL PROCESSES

       Traditional telephone companies provide the unbundled DSL-capable lines or telephone wires that connect each end-user to our equipment located in the central offices. The 1996 Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. The nonrecurring and recurring monthly charges for DSL-capable lines (telephone wires) that we require vary greatly. These rates are subject to the approval of the state regulatory commissions. The rate approval processes for DSL-capable lines and other unbundled network elements typically involve a lengthy review of the rates proposed by the traditional telephone companies in each state. The ultimate rates approved typically depend on the traditional telephone company's initial rate proposals and the policies of the state public utility commission. These rate approval proceedings are time-consuming and expensive. Consequently, we are subject to the risk that the non-recurring and recurring charges for DSL-capable lines and other unbundled network elements will increase based on rates proposed by the traditional telephone companies and approved by state regulatory commissions from time to time, which would harm our operating results.

THE FAILURE OF TRADITIONAL TELEPHONE COMPANIES TO ADEQUATELY PROVIDE TRANSMISSION FACILITIES AND PROVISION TELEPHONE WIRES IS LIKELY TO IMPAIR OUR ABILITY TO INSTALL LINES AND ADVERSELY AFFECT OUR GROWTH RATE

       We interconnect with and use traditional telephone companies' networks to service our customers. This presents a number of challenges because we depend on traditional telephone companies:

       o to use their technology and capabilities to meet certain telecommunications needs of our customers and to maintain our service standards;

       o to cooperate with us for the provision and maintenance of transmission facilities; and

       o to provide the services and network components that we order, for which they depend significantly on unionized labor. Labor issues have in the past, and may in the future, hurt the telephone companies' performance.

       Our dependence on the traditional telephone companies has caused and could continue to cause us to encounter delays in establishing our network and providing higher speed DSL services. We rely on the traditional telephone companies to provision telephone wires to our customers and end-users. We must establish efficient procedures for ordering, provisioning, maintaining and repairing large volumes of DSL capable lines from the traditional telephone companies. We must also establish satisfactory electronic billing and payment arrangements with the traditional telephone companies. We may not be able to do these things in a manner that will allow us to retain and grow our customer and end-user base.

       It has been and continues to be our experience that, at any given time, one or more of the traditional telephone companies will fail to deliver the central office space, transmission facilities, telephone wires or other elements, features and functions that our business requires. For example, the traditional telephone companies currently are significantly impairing our ability to efficiently install our services, and this has adversely affected the growth in the volume of orders we receive. The failure of the traditional telephone companies to consistently and adequately deliver operable telephone wires to us on time has significantly contributed to an increase in the backlog of uninstalled orders. The continued inadequate performance of the traditional telephone companies could slow the growth in our revenues and reduce the growth in orders placed by our customers, which could materially harm our business.


       On November 18, 1999, the FCC decided that the traditional local telephone companies must provide us and other competitive local exchange carriers with access to line sharing. This would allow us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. The FCC has directed the traditional local telephone companies to enter into agreements with competitors, such as ourselves, and take the necessary steps to provide such access by mid-2000. We have entered into interior line sharing agreements with BellSouth and USWEST, and are in negotiations with the other major traditional local telephone companies. However, it is unclear whether the traditional telephone companies will provide us with such access in a meaningful way this year.


       The rates, terms and conditions of line sharing access have not yet been mutually agreed to between the traditional local phone companies and us. State commissions have not yet arbitrated disputes or set line sharing rates in connection with failed negotiations between traditional local phone companies and us. The efforts of traditional local telephone companies to provide us with line sharing may inadvertently or purposefully cause disruption and dislocation to our existing processes for obtaining full telephone lines and our ability to provide our services.

WE DEPEND ON THE TRADITIONAL TELEPHONE COMPANIES FOR THE QUALITY AND AVAILABILITY OF THE TELEPHONE WIRES THAT WE USE

       We depend significantly on the quality and availability of the traditional telephone companies' telephone wires, shared lines and the traditional telephone companies' maintenance of such wires. We may not be able to obtain the telephone wires and the services we require from the traditional telephone companies at satisfactory quality levels, rates, terms and conditions. Our inability to do so could delay the expansion of our network and degrade the quality of our services to our customers.

OUR BUSINESS WILL SUFFER IF OUR INTERCONNECTION AGREEMENTS ARE NOT RENEWED OR IF THEY ARE MODIFIED ON UNFAVORABLE TERMS

       We are required to enter into and implement interconnection agreements in each of our targeted metropolitan statistical areas with the appropriate traditional telephone companies in order to provide service in those regions. We have not yet entered into all of the interconnection agreements we require to complete our 100 metropolitan statistical area build-out. We may be unable to timely enter into these agreements, which is a prerequisite for us to provide service in those areas. Many of our existing interconnection agreements have a maximum term of three years. Therefore, we will have to renegotiate these agreements with the traditional telephone companies when they expire. We may not succeed in extending or renegotiating them on favorable terms or at all.

       Additionally, disputes have arisen and will continue to arise in the future as a result of differences in interpretations of the interconnection agreements. For example, we are in litigation proceedings with certain of the traditional telephone companies. These disputes have delayed the deployment of our network, and resolution of the litigated matters will cause us ongoing expenditure of money and management time. They may have also negatively affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. In addition, the interconnection agreements are subject to state commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that harms our business.

THE MARKETS WE FACE ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

       The markets we face for business and consumer Internet access and RLAN access services are intensely competitive. We expect that these markets will become increasingly competitive in the future. In addition, the traditional telephone companies dominate the current market and have a monopoly on telephone wires. We pose a competitive risk to the traditional telephone companies and, as both our competitors and our suppliers, they have the ability and the motivation to harm our business. We also face competition from cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers. Many of these competitors have longer operating histories, greater name recognition, better strategic relationships and significantly greater financial, technical or marketing resources than we do. As a result, these competitors:

       o may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services more effectively than we can;

       o may form new alliances and rapidly acquire significant market share; and

       o may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed digital services.

       The intense competition from our competitors, including the traditional telephone companies, the cable modem service providers and the competitive telecommunications companies could harm our business.

       The traditional telephone companies represent the dominant competition in all of our target service areas, and we expect this competition to intensify. For example, they have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own telephone wires and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the traditional telephone companies have aggressively priced their consumer DSL services as low as $19-$29 per month, placing pricing pressure on our TeleSurfer services. While we may be allowed to provide our data services over the same telephone wires that they provide analog voice services, we may be unable to obtain this ability. Even if we do obtain this ability, there is no assurance that we will be permitted to provide our services in this manner without running into operational or technical obstacles; including those created by the traditional telephone companies. Further, they can offer service to end-users from certain central offices where we are unable to secure central office space and offer service. Accordingly, we may be unable to compete successfully against the traditional telephone companies.

       Cable modem service providers, such as Excite@Home and MediaOne (and their respective cable partners), are deploying high-speed Internet access services over coaxial cable networks. Where deployed, these networks provide similar, and in some cases, higher-speed Internet access and RLAN access than we provide. They also offer these services at lower price points than our TeleSurfer services. As a result, competition with the cable modem service providers may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services.

       Many competitive telecommunications companies offer high-speed data services using a business strategy similar to ours. Some of these competitors have begun offering DSL-based access services and others are likely to do so in the future. In addition, some competitive telecommunications companies have extensive fiber networks in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations, and have interconnection agreements with traditional telephone companies pursuant to which they have acquired central office space in many of our existing and target markets. Further, certain of our customers have made investments in our competitors. As a result of these factors, we may be unsuccessful in generating significant number of new customers or retaining existing customers.

OUR LEVERAGE IS SUBSTANTIAL AND WILL INCREASE, MAKING IT MORE DIFFICULT TO RESPOND TO CHANGING BUSINESS CONDITIONS

       After giving effect to the issuance of the notes, as of December 31, 1999, on a pro forma basis, we would have had approximately $800.0 million of long-term obligations (including current portion), which would have consisted primarily of the 1998 notes, the 1999 notes and the notes. Because the 1998 notes are accreting to $260 million through March 2003, we will become increasingly leveraged until then, whether or not we incur new indebtedness in the future. We may also incur additional indebtedness in the future, subject to certain restrictions contained in the indentures governing the 1998 notes, the 1999 notes and the notes, to finance the continued development, commercial deployment and expansion of our network and for funding operating losses or to take advantage of unanticipated opportunities. The degree to which we are leveraged could have important consequences. For example, it could:

       o materially limit or impair our ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

       o require us to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which reduces the availability of cash flow to fund working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

       o limit our ability to redeem the notes, the 1998 notes, the 1999 notes in the event of a change of control; and increase our vulnerability to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS; OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

       We expect to continue to generate substantial net losses and negative cash flow for at least the next several years. We may be unable to maintain a level of cash flow from operations sufficient to permit us to pay the principal and interest on our current indebtedness and the notes, and any additional indebtedness we may incur. The 1998 notes are accreting to $260 million through March 2003 and we must begin paying cash interest on those notes in September 2003. In addition, we began paying cash interest on the 1999 notes in August 1999 and will begin paying cash interest on the notes in August 2000. We have provided for the first six payments on the 1999 notes by setting aside approximately $74.1 million in government securities to fund such payments.

       Our ability to make scheduled payments with respect to indebtedness will depend upon, among other things:

       o   our ability to achieve significant and sustained growth in cash flow;

       o   the rate and success of the commercial deployment of our network;

       o   successful operation of our network;

       o the market acceptance, customer demand, rate of utilization and pricing for our services;

       o our ability to successfully complete development, upgrades and enhancements of our network;

       o   and our ability to complete additional financings, as necessary.

       Each of these factors is affected by economic, financial, competitive and other factors, many of which are beyond our control. If we are unable to generate sufficient cash flow to service our indebtedness, we may have to reduce or delay network deployments, restructure or refinance our indebtedness or seek additional equity capital, strategies that may not enable us to service and repay our indebtedness. Any failure to satisfy our obligations with respect to the notes, the 1998 notes or the 1999 notes at or before maturity would be a default under the related indentures and could cause a default under agreements governing our other indebtedness. If such defaults occur, the holders of the other indebtedness would have enforcement rights, including the right to accelerate payment of the entire amount of the debt and the right to commence an involuntary bankruptcy proceeding against us.

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

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

       We regard certain aspects of our products, services and technology as proprietary. We attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

       Currently, we have been issued one patent and we have a number of additional patent applications pending. We intend to prepare additional applications and to seek patent protection for our systems and services. These patents may not be issued to us. If issued, they may not protect our intellectual property from competition. Competitors could seek to design around or invalidate these patents.

       Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. The steps that we have taken may not prevent misappropriation or infringement of our technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could harm our business.

       In addition, others may sue us with respect to infringement of their intellectual property rights. Last year we were sued by Bell Atlantic for an alleged infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." Although the court held that we do not infringe Bell Atlantic's patent, Bell Atlantic is seeking reconsideration of this ruling and this ruling is still subject to appeal. As litigation is inherently unpredictable, there is no guarantee that we will prevail on a motion for reconsideration or on an appeal of this ruling. An unfavorable outcome on appeal of this ruling, or in any other lawsuit that may be brought against us, could limit our ability to provide all our services and require us to pay damages, which could significantly harm our business.

WE WILL NEED ADDITIONAL FUNDS IN THE FUTURE IN ORDER TO CONTINUE TO GROW OUR BUSINESS

       We believe our current capital resources will be sufficient for our funding and working capital requirements for the deployment and operation of our network for at least the next twelve months. Thereafter, we may be required to raise additional capital through the issuance of debt or equity financings. We may choose to raise additional capital sooner, depending on market conditions. The actual amount and timing of our future capital requirements will depend upon a number of factors, including:

       o the number of geographic areas targeted and entered and the timing of entry and services offered;

       o   network deployment schedules and associated costs;

       o the rate at which customers and end-users purchase our services and the pricing of such services;

       o the level of marketing required to acquire and retain customers and to attain a competitive position in each region we enter;

       o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology; and

       o investment opportunities in complementary businesses, acquisitions or other opportunities.

       We also may be unsuccessful in raising sufficient capital at all or on terms that we consider acceptable. If this happens, our ability to continue to expand our business or respond to competitive developments would be impaired.

       In addition, indentures governing our existing indebtedness contain covenants that may restrict our business activities and our ability to raise additional funds. As a result, we may not be able to undertake certain activities which management believes are in our best interest to develop our business. We also may be unable to raise as much additional funding through the issuance of debt securities as we may need in the future. This could require us to raise

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

funding through the issuance of equity securities or amend our indentures, which we may be unable to do on acceptable terms.

THE SCALABILITY AND SPEED OF OUR NETWORK REMAIN LARGELY UNPROVEN

       As of February 29, 2000, we had deployed our network in a total of 62 metropolitan statistical areas, many of which have been deployed only in the last several months. As a result, the ability of our DSL networks and operational support systems to connect and manage a substantial number of online end-users at high speeds is still unknown. Consequently, there remains a risk that we may not be able to scale our network and operational support systems up to our expected end-user numbers while achieving superior performance. Peak digital data transmission speeds currently offered across our DSL networks are
1.5 megabits per second downstream. However, the actual data transmission speeds over our network could be significantly slower and will depend on a variety of factors, including:

       o   the type of DSL technology deployed;

       o   the distance an end-user is located from a central office;

       o   the configuration of the telecommunications line being used;

       o quality of the telephone wires provisioned by traditional telephone companies; and

       o   our operational support systems which manage our network.

       As a result, our network may be unable to achieve and maintain the highest possible digital transmission speed. Our failure to achieve or maintain high-speed digital transmissions would significantly reduce customer and end-user demand for our services.

INTERFERENCE IN THE TRADITIONAL TELEPHONE COMPANIES' COPPER PLANT COULD DEGRADE THE PERFORMANCE OF OUR SERVICES

       Certain tests indicate that some types of DSL technology may cause interference with, and be interfered with by other signals present in a traditional telephone company's copper plant, usually with lines in close proximity. In addition, if and when we obtain line sharing from the traditional local telephone companies, our deployment of our ADSL data services could interfere with the voice services of the traditional local telephone companies carried over the same line or adjacent lines. If it occurs, such interference could cause degradation of performance of our services or the services of the traditional local telephone companies and render us unable to offer our services on selected lines. The amount and extent of such interference will depend on the condition of the traditional telephone company's copper plant and the number and distribution of DSL and other signals in such plant and cannot now be ascertained.

       When interference occurs, it is difficult to detect. The procedures to resolve interference issues between competitive telecommunications companies and traditional telephone companies are still being developed and may not be effective. In the past we have agreed to interference resolution procedures with certain traditional telephone companies. However, we may be unable to successfully negotiate similar procedures with other traditional telephone companies in future interconnection agreements or in renewals of existing interconnection agreements. In addition, the failure of the traditional telephone companies to take timely action to resolve interference issues could harm the provision of our services. If our TeleSpeed and TeleSurfer services cause widespread network degradation or are perceived to cause that type of interference, actions by the traditional telephone companies or state or federal regulators could harm our reputation, brand image, service quality, customer satisfaction and retention, and overall business. Moreover, ostensible interference concerns have in the past been, continue to currently and may in the future be used by the traditional telephone companies as a pretext to delay the deployment of our services and otherwise harm our business.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT SERVICE TO OUR CUSTOMERS

       Our operations depend upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center or any of our regional data centers could cause interruptions in our services. Additionally, failure of a traditional telephone company or other service provider, such as competitive telecommunications companies, to provide communications capacity that we require, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in our services. Any damage or failure that causes interruptions in our operations could harm our business.

A BREACH OF NETWORK SECURITY COULD DELAY OR INTERRUPT SERVICE TO OUR CUSTOMERS

       Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service provider, telecommunications carrier and corporate networks have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and the customers' end-users. This might result in liability to our customers and also might deter potential customers. We intend to implement security measures that are standard within the telecommunications industry and newly developed security measures. We have not done so yet and may not implement such measures in a timely manner. Moreover, if and when implemented, such measures may be circumvented, and eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and such customers' end-users, which could harm our business.

WE DEPEND ON A LIMITED NUMBER OF THIRD PARTIES FOR EQUIPMENT SUPPLY AND INSTALLATION

       We rely on outside parties to manufacture our network equipment. This equipment includes:

       o   digital subscriber line access multiplexers;

       o   customer premise equipment modems;

       o   network routing and switching hardware;

       o   network management software;

       o   systems management software; and

       o   database management software.

       As we sign additional service contracts, we will need to increase significantly the amount of manufacturing and other services supplied by third parties in order to meet our contractual commitments. For example, we have a service arrangement with Lucent Technologies Inc. to increase our ability to install our central office facilities and associated equipment.

       We have in the past experienced supply problems with certain of our vendors. These vendors may not be able to meet our needs in a satisfactory and timely manner in the future. In addition, we may not be able to obtain additional vendors when needed. We have identified alternative suppliers for technologies that we consider critical. However, it could take us a significant period of time to establish relationships with alternative suppliers for critical technologies and substitute their technologies into our network.

       Our reliance on third-party vendors involves additional risks, including:

       o   the absence of guaranteed capacity; and

       o reduced control over delivery schedules, quality assurance, production yields and costs.

       The loss of any of our relationships with these suppliers could harm our business.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL, OUR ABILITY TO HIRE ADDITIONAL KEY PERSONNEL AND THE MAINTENANCE OF GOOD LABOR RELATIONS

       We depend on the performance of our executive officers and key employees. In particular, our senior management has significant experience in the data communications, telecommunications and personal computer industries, and the loss of any of them could negatively affect our ability to execute our business strategy. Additionally, we do not have "key person" life insurance policies on any of our employees.

       Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, sales, marketing, legal and managerial personnel in connection with our expansion within our existing regions and the deployment, legal and marketing of our network into targeted regions. Competition for such qualified personnel is intense. This is particularly the case in software development, network engineering and product management. We also may be unable to attract, assimilate or retain other highly qualified technical, operations, sales, marketing and managerial personnel. Our business will be harmed if we cannot attract the necessary technical, sales, marketing and managerial personnel. In addition, in the event that our employees unionize, we could incur higher ongoing labor costs and disruptions in our operations in the event of a strike or other work stoppage.

WE HAVE AND MAY MAKE ACQUISITIONS OF COMPLEMENTARY TECHNOLOGIES OR BUSINESSES IN THE FUTURE, WHICH MAY DISRUPT OUR BUSINESS

       In addition to our acquisition of Laser Link.Net, Inc., we intend to consider acquisitions of businesses and technologies in the future on an opportunistic basis. Acquisitions of businesses and technologies involve numerous risks, including the diversion of management attention, difficulties in assimilating the acquired operations, loss of key employees from the acquired company, and difficulties in transitioning key customer relationships. In addition, these acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time expenses and the creation of goodwill or other intangible assets that result in significant amortization expense. Any of these factors could materially harm our business or our operating results in a given period.

AN ECONOMIC DOWNTURN COULD ADVERSELY IMPACT DEMAND FOR OUR SERVICES

       In the last few years the general health of the economy, particularly the California economy, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear such a decline is imminent, such individuals and companies may reduce, in the near term, expenditures such as those for our services. Any such decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Such delays would have a material adverse effect on our business, prospects, operating results and financial condition.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

       Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code filed and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

       We have reviewed our internally developed information technology systems and programs and believe that our systems are Year 2000 compliant and that there're not significant Year 2000 issues within our systems or services. We have not reviewed our non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. We believe that our non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, we utilize third-party equipment and software and interact with traditional telephone companies that have equipment and software that may not be Year 2000 compliant. Failure of such third-party or traditional telephone company equipment or software to operate properly with regard to the Year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, prospects, operating results and financial condition.

       To date, we have not experienced any problems in complying with Year 2000 requirements, nor have we experienced any operational difficulties related to Year 2000 issues.

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

THE BROADBAND COMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGES, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE

       The broadband communications industry is subject to rapid and significant technological change, including continuing developments in DSL technology, which does not presently have widely accepted standards, and alternative technologies for providing broadband communications such as cable modem technology. As a consequence:

       o we will rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology;

       o our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

       o we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our products and technologies.

       If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our business will suffer.

OUR STRATEGY DEPENDS ON GROWTH IN DEMAND FOR DSL-BASED SERVICES

       The demand for high-speed Internet and RLAN access is in the early stages of development. As a result, we cannot predict the rate at which this demand will grow, if at all, or whether new or increased competition will result in satisfying all demand. Various providers of high-speed digital communications services are testing products from various suppliers for various applications. We do not know whether DSL will offer the same or more attractive price-performance characteristics. Critical issues concerning commercial use of DSL for Internet and RLAN access, including security, reliability, ease and cost of access and quality of service remain unresolved and may impact the growth of such services. If the demand for our services grows more slowly than we anticipate or is satisfied by competitors, our ability to achieve revenue growth and positive cash flow will be harmed.

WE MUST COMPLY WITH FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICE, THE LEVELS OF WHICH ARE UNCERTAIN

       Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate services and intrastate services. Interstate surcharges include Federal Universal Service Fees, Common Carrier Regulatory Fees and TRS Fund fees. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of our services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commission authorities. A change in the characterization of these jurisdictions could cause our payment obligations, pursuant to the relevant surcharges, to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS

       Our services are subject to federal, state and local government regulations. The 1996 Telecommunications Act, which became effective in February 1996, introduced widespread changes in the regulation of the telecommunications industry, including the digital access services segment in which we operate. The1996 Telecommunications Act eliminates many of the pre-existing legal barriers to competition in the telecommunications services business and sets basic criteria for relationships between telecommunications providers.

       Among other things, the 1996 Telecommunications Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. The FCC's primary rules interpreting the 1996 Telecommunications Act, which were issued on August 8, 1996, have been reviewed by the U.S. Court of Appeals for the Eighth Circuit and the U.S. Court of Appeals for the District of Columbia, which has overruled certain of the FCC's rules. While the U.S. Supreme Court overruled the Eighth Circuit in January 1999 and upheld the FCC rules, the District of Columbia's ruling remains intact. We have entered into competitive interconnection agreements using the federal guidelines established in the FCC's first interconnection order. In

September 1999, the FCC, in response to the Supreme Court decision in January 1999, issued new definitions of unbundled network elements.

       We have not entered into interconnection agreements that take advantage of these new federal guidelines. We anticipate that traditional and local telephone companies will challenge these new definitions in regulatory proceedings. In addition, the FCC's pricing method for unbundled network elements is under review at the Eighth Circuit. Any unfavorable decisions by the courts, the FCC or state telecommunications regulatory commissions could harm our business.

       In August 1998, the FCC proposed new rules that would allow traditional telephone companies to provide their own DSL services free from traditional telephone company regulation through a separate affiliate. The provision of DSL services by an affiliate of a traditional telephone company not subject to such regulation could harm our business.

       Moreover, in March 2000, a federal appeals court struck portions of the FCC's new rules, and has required the FCC to reconsider and review those rules. In particular, the appeals court has required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

       Changes to current regulations, the adoption of new regulations by the FCC or state regulatory authorities, court decisions or legislative initiatives, such as changes to the 1996 Telecommunications Act, could harm our business. For further details of the government regulation to which we are subject see "Business--Government Regulation."


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


                  RISKS RELATED TO THIS OFFERING AND THE NOTES


CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD NOTES

       Upon consummation of the exchange offer, we will have no further obligation to register the old notes. Thereafter, any holder of old notes who does not tender its old notes in the exchange offer, including any holder which is an "affiliate" of ours which cannot tender its old notes in the exchange offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to us that such an exemption is available. These restrictions may limit the trading market and price for the old notes.

THERE IS NO PUBLIC MARKET FOR THE NEW NOTES

       The new notes are being offered to the holders of the old notes. Prior to this exchange offer, there has been no existing trading market for any of the old notes and there can be no assurance that a trading market will develop for the new notes. We do not intend to apply for listing of the notes on any securities exchange or on the Nasdaq National Market. Although the new notes are eligible for trading in the PORTAL Market, the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our performance and other factors. In connection with the old note issuance, we were advised by the Initial Purchasers that they intended to make a market in the new notes. However, the Initial Purchasers are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Therefore, we cannot assure you that an active market for the new notes will develop.


WE RELY UPON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO SERVICE OUR INDEBTEDNESS AND OUR INDEBTEDNESS IS EFFECTIVELY SUBORDINATED TO THE INDEBTEDNESS OF OUR SUBSIDIARIES


       We are a holding company. As such, we conduct substantially all of our operations through our subsidiaries. As of December 31, 1999, we had approximately $800.0 million total indebtedness (including the current portion but net of debt discount and after giving pro forma effect to the issuance of the notes). Our indentures permit us and our subsidiaries to incur substantial additional indebtedness in the future. In addition, the notes will not be guaranteed by any of our subsidiaries. Consequently, the notes will be effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries, including subordinated indebtedness and trade payables.

       Our cash flow and ability to service our indebtedness, including the notes, will depend upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make any funds available therefor. In addition, our subsidiaries may become parties to financing arrangements which may contain limitations on the ability of our subsidiaries to pay dividends or to make loans or advances to us or otherwise make cash flow available to us.

       In addition, if we caused a subsidiary to pay a dividend in order to enable us to make payments in respect of the notes, and such transfer were deemed a fraudulent transfer or unlawful distribution, the holders of the notes could be required to return the payment.

       If we were unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, including the notes, we would be in default under the terms of the agreements governing such indebtedness, including the indentures. In that case, the holders of our other indebtedness could elect to declare all of the funds borrowed to be due and payable together with accrued and unpaid interest. If an acceleration occurs and we do not have sufficient funds to pay the accelerated indebtedness, the holders could initiate enforcement action against us.

       In addition, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, holders of any secured indebtedness will have a secured claim to our assets that constitute their collateral, prior to the satisfaction of any unsecured claim from such assets. Our indentures permit the incurrence of indebtedness secured by our assets and our subsidiaries' assets. In the event of our bankruptcy, liquidation or reorganization, holders of the notes will be entitled to payment from the remaining assets only after payment of, or provision for, all secured indebtedness. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes.

       Under certain circumstances, our subsidiaries will be required to guarantee our obligations under the indenture and the notes. If any subsidiary enters into such a guarantee and bankruptcy or insolvency proceedings are initiated by or against that subsidiary within 90 days (or, possibly, one year) after that subsidiary issued a guarantee or that subsidiary incurred obligations under its guarantee in anticipation of insolvency, then all or a portion of the guarantee could be avoided as a preferential transfer under federal bankruptcy or applicable state law. In addition, a court could require holders of the notes to return all payments pursuant to any such guarantee made within any such 90 day (or, possibly, one year) period as preferential transfers.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of new notes in the exchange offer. In consideration for issuing the new notes, we will receive an equivalent principal amount of old notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

     The net proceeds to us from the sale of the old notes by us were approximately $413.3 million after deducting the offering expenses.

     We anticipate that the net remaining proceeds we received from the issuance of the old notes will be used:

     o to fund capital expenditures to be incurred in the deployment of our network in existing and new regions,

     o for expenses associated with our continued development and sales and marketing activities,

     o    to fund other operating expenses,

     o to support possible strategic investments and strategic acquisitions, and

     o    for working capital and other general corporate purposes.

     The amounts that we actually expend will vary depending upon a number of factors, including future revenue growth, capital expenditures and the amount of cash generated by our operations. Additionally, if we determine it would be in our best interest, we may increase or decrease the number, selection and timing of entry of our targeted regions. Accordingly, our management will retain broad discretion in the allocation of such net proceeds. We may also use a portion of the net proceeds of this offering to pursue possible strategic investments in or acquisitions of businesses, technologies or products complementary to ours in the future. We actively investigate strategic investment and acquisition opportunities. Pending use of such net proceeds for the above purposes, we intend to invest such funds primarily in United States Treasury securities.

                                 CAPITALIZATION



     The following table sets forth (i) our capitalization as of December 31, 1999, and (ii) our capitalization as of December 31, 1999 on a pro forma basis to reflect the net proceeds from the sale of the Notes after deducting the offering expenses payable by us.



                                                                          AS OF DECEMBER 31, 1999
                                                                        ----------------------------
                                                                                       PRO
                                                                          ACTUAL       FORMA(1)
                                                                        -----------    ----------
                                                                          (DOLLARS IN THOUSANDS,
                                                                         EXCEPT PER SHARE AMOUNTS)
Cash and cash equivalents..........................................     $  216,038     $    629,307
Pledged securities (2).............................................         63,308           63,308
                                                                        ----------     ------------
   Total cash, cash equivalents and pledged securities.............        279,346          692,615
                                                                        ==========     ============
LONG-TERM OBLIGATIONS:
Capital lease obligations (including current portion)..............            312              312
13 1/2%  Senior Discount Notes due 2008, net (3).....................      163,821          163,821
12 1/2% Senior Notes due 2009, net (4)...............................      210,916          210,916
12% Senior Notes due 2010..........................................             --          425,000
                                                                        ----------     ------------
   Total long-term obligations (including current portion).........        375,049          802,049
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.001 par value; 45,000,000 shares authorized, no shares issued
   and outstanding actual and pro forma............................             --               --
Common Stock, $0.001 par value; 97,500,000 shares authorized,
   32,331,316 shares issued and outstanding actual and pro forma...             82               82
Common Stock--Class B, $0.001 par value; 15,000,000 shares
   authorized, 6,379,177 shares issued and outstanding actual and
   pro forma (5)...................................................              6                6
Additional paid-in capital.........................................        851,589          851,589
Deferred compensation..............................................         (6,513)          (6,513)
Accumulated other comprehensive income.............................         91,257           91,257
Accumulated deficit................................................       (246,130)        (246,130)
                                                                        ----------     ------------
   Total stockholders' equity......................................        690,291          690,291
                                                                        ----------     ------------
     Total capitalization..........................................     $1,065,340     $  1,490,340
                                                                        ==========     ============

--------------

(1) The pro forma amount includes $413.3 million of net proceeds from the issuance of the notes.
(2) Represents the portion of the net proceeds from the issuance of the 1999 notes used to purchase government securities held in a pledge account. Amount includes accrued interest on the securities.
(3) The 1998 notes accrete in value through March 15, 2003 at a rate of 13 1/2% per annum, compounded semi-annually. No cash interest will be payable on the 1998 notes prior to that date. An additional unamortized debt discount of $7.4 million at September 30, 1999, which represents the unamortized value ascribed to the warrants issued in connection with the 1998 notes, is being amortized to interest expense over the term of the 1998 notes.
(4) The 1999 notes are presented net of unamortized debt discount of approximately $4.5 million at December 31, 1999, which represents the unamortized additional original issue discount to be amortized to interest expense over the term of the 1999 notes.
(5) Beginning in January 2000, the 6,379,177 shares of class B common stock are convertible into 14,353,147 shares of common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following selected consolidated financial data for the years ended December 31, 1997, 1998 and 1999 have been derived from our audited Consolidated Financial Statements and the related Notes, which are included elsewhere in this prospectus. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related Notes included elsewhere in this prospectus.


                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                1997        1998         1999
                                                                               --------   ---------    ----------
                                                                                    (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................................................     $     26    $  5,326     $  66,488
Operating expenses:
   Network and product costs..............................................           54       4,562        55,347
   Sales, marketing, general and administrative...........................        2,374      31,043       140,372
   Amortization of deferred compensation..................................          295       3,997         4,768
   Depreciation and amortization..........................................           70       3,406        37,602
                                                                              ---------   ---------    ----------
     Total operating expenses.............................................        2,793      43,008       238,089
                                                                              ---------   ---------    ----------
Loss from operations......................................................       (2,767)    (37,682)     (171,601)
   Net interest expense...................................................          155     (10,439)      (23,796)
                                                                              ---------   ---------    ----------
Net loss..................................................................     $ (2,612) $  (48,121)  $  (195,397)
                                                                              =========   =========    ==========
Preferred dividends.......................................................           --          --        (1,146)
                                                                              ---------   ---------    ----------
Net loss avilable to common stockholders..................................     $ (2,612) $  (48,121)  $  (196,543)
                                                                              =========   =========    ==========
Net loss per share-basic and diluted......................................     $   (.35) $    (3.75)  $     (1.83)
                                                                              =========   =========    ==========
Weighted average shares used in computing net loss per share- basic
  and diluted.............................................................    7,360,978  12,844,203    107,647,812
                                                                              =========   =========    ==========
OTHER FINANCIAL DATA:

EBITDA(1).................................................................     $ (2,402) $  (30,154)  $  (129,486)
Capital expenditures......................................................        2,253      59,503       208,186
Deficiency of earnings avilable to cover fixed charges(2).................     $ (2,612) $  (48,121)  $  (195,397)
                                                                              =========   =========    ==========

                                                                                      AS OF DECEMBER 31,
                                                                               ----------------------------------
                                                                                1997        1998         1999
                                                                               --------    --------    ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments......................     $  4,378  $   64,450   $   767,357
Net property and equipment................................................        3,014      59,145       237,542
Total assets..............................................................        8,074     139,419     1,147,606
Long-term obligations, including current portion..........................          783     142,879       375,049
Total stockholders' equity (net capital deficiency).......................        6,498     (24,706)      690,291

                                                                                      AS OF DECEMBER 31,
                                                                               ----------------------------------
                                                                                1997        1998         1999
                                                                               --------    --------    ----------
OTHER OPERATING DATA:

Homes and businesses passed...............................................      278,000   6,023,217    29,000,000
Lines installed...........................................................           26       3,922        57,000

--------------

(1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization, non-cash stock-based compensation expense and other non-operating income or expenses. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry as well as to enhance an understanding of our operating results. EBITDA should not be construed as either:

     - an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or

     - an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. See our consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

(2) for purposes of determining the deficiency of earnings available to cover fixed charges, "earnings" included pre-tax loss from operations adjusted for fixed charges. "Fixed charges" included interest expense, capitalized interest, amortization of debt discount and financing costs, and that portion of rent expense which we believe to be representative of interest. In view of our limited operating history and due to additional interest charges (including amortization of debt discount and debt issuance costs) with respect to our existing debt securities, the deficiency of earnings available to cover fixed charges should not be considered indicative of the deficiency of earnings available to cover fixed charges in the future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

       THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THE ACCURACY OF WHICH INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS FOR MANY REASONS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT. SEE "--FORWARD LOOKING STATEMENTS."

OVERVIEW

       We are a leading provider of broadband communications services to Internet service provider, enterprise and telecommunications carrier, and other customers. Since March 1998, we have raised $1,580.4 million of gross proceeds from debt and equity financings to fund the deployment and expansion of our network. By February 29, 2000, we had deployed our services in 62 metropolitan statistical areas. We plan to build our network and offer our services in a total of 100 metropolitan statistical areas nationwide. As of December 31, 1999, our network passed 29 million homes and businesses, and we had installed 57,000 end-user lines.

       In connection with our expansion within existing metropolitan statistical areas and into new metropolitan statistical areas, we expect to significantly increase our capital expenditures, as well as our sales and marketing expenditures, to deploy our network and support additional end-users in those regions. Accordingly, we expect to incur substantial and increasing net losses for at least the next several years.

       We derive revenue from:

       o monthly recurring service charges for connections from the end-user to our facilities and for backhaul services from our facilities to the Internet service provider or enterprise customer;

       o   service order set-up and other non-recurring charges; and

       o the sale of customer premise equipment that we provide to our customers due to the general unavailability of customer premise equipment through retail channels.

       We expect prices for the major components of both recurring and non-recurring revenues to decrease each year in part due to the effects of competitive pricing and future volume discounts. We believe our revenues from the sale of customer premise equipment will decline over time, as customer premise equipment becomes more generally available. We expect that the prices we charge to customers for customer premise equipment will decrease each year.

       The following factors comprise our network and service costs:

       o MONTHLY NON-RECURRING AND RECURRING CIRCUIT FEES. We pay traditional telephone companies and other competitive telecommunications companies non-recurring and recurring fees for services including installation, activation, monthly line costs, maintenance and repair circuits between and among our digital subscriber line access multiplexers and our regional data centers, customer backhaul, and end-user lines. As our end-user base grows, we expect that the largest element of network and product cost will be the traditional telephone companies' charges for our leased telephone wires; and

       o OTHER COSTS. Other costs that we incur include those for materials in installation and the servicing of customers and end-users, and the cost of customer premise equipment.

       The development and expansion of our business will require significant expenditures. The principal capital expenditures incurred during the buildup phase of any metropolitan statistical area involve the procurement, design and construction of our central office cages, end-user DSL line cards, and expenditures for other elements of our network design. Currently, the average capital cost to deploy our facilities in a central office, excluding end-user line cards, is approximately $85,000 per central office facility. This cost may vary in the future due to the quantity and type of equipment we initially deploy in a central office facility as well as regulatory limitations imposed on the traditional phone companies relative to pricing of central office space, including cageless physical collocation. Following the build-out of our central office space, the major portion of our capital expenditures is the purchase of

DSL line cards to support incremental end-users. We expect that the average cost of such line cards will decline over the next several years. Network expenditures will continue to increase with the number of end-users. However, once an operating region is fully built out, a substantial majority of the regional capital expenditures will be tied to incremental customer and end-user growth. In addition to developing our network, we will use our capital for marketing our services, acquiring Internet service provider, enterprise, and telecommunication carrier customers, and funding our customer care and field service operations.

       In connection with rolling out service on a national basis we have commenced a branding campaign to differentiate our service offerings in the marketplace. As a result, we expect our selling, general and administrative expenses to increase significantly in future periods as we implement increased marketing efforts as part of the campaign.

RECENT DEVELOPMENTS

       On January 28, 2000, we completed a private placement of $425.0 million aggregate principal amount of the old notes. We are now offering to exchange our new notes for any and all outstanding old notes. The old notes are unsecured senior obligations maturing on February 15, 2010 and are redeemable at our option any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon. Net proceeds from the old notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the life of the notes. The old notes were sold in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended.


       We are currently aware of a Staff Accounting Bulletin entitled SAB 101 "Revenue Recognition in Financial Statements," which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized over an extended period of time, instead of in the first month of the contract. Due to complications surrounding the implementation of SAB 101, the SEC in March 2000 deferred the implementation date of certain provisions of SAB 101 until the quarter ended June 30, 2000, with retroactive application to transactions entered into during the quarter ended March 31, 2000. This extension will allow us and other companies impacted by this Bulletin adequate time to fully understand the broader implications of SAB 101 and to respond accordingly. We believe that based on the current guidelines, our revenue recognition policy is in accordance with generally accepted accounting principles.


       On February 15, 2000, our Board of Directors adopted a Stockholder Protection Rights Plan under which stockholders received one right for each share of our Common Stock or Class B Common Stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of our outstanding shares of Common
Stock. Each right entitles the holder to purchase from us, as provided by the Stockholder Protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $.001 per share, for $400.00 subject to adjustment.


       On March 7, 2000, we announced a 3-for-2 stock split, which was effectuated through a stock dividend. Our Common Stock began trading on a split-adjusted basis on April 3, 2000.


       On March 20, 2000, we completed the acquisition of Laser Link.Net, Inc., a leading provider of branded Internet access, based in Media, Pennsylvania. Under the acquisition agreement we issued 6.45 million shares of Common Stock for all Laser Link.Net, Inc. outstanding shares, plus assumption of all outstanding debt. We anticipate that this acquisition will allow us to provide a turnkey broadband access solution to companies and affinity groups who want to offer broadband Internet services to their customers, members, or affiliates. Laser Link.Net, Inc. currently provides a similar service using dial-up access.


On April 18, 2000, we announced our preliminary operating results for the three months ended March 31, 2000. For the first quarter of 2000 we recorded revenues of $41.8 million, representing a 35% increase over the quarter ended December 31, 1999, a net loss of $107.2 million, and an EBITDA deficit of $75.0 million. We also announced that, during the first quarter, our subscriber lines increased 63% to 93,000 lines, and homes and businesses passed increased to 35 million from 29 million at December 31, 1999.


RESULTS OF OPERATIONS

       Results of operations for the three years ended December 31, 1999 are as follows:

    REVENUES

       We recorded revenues of $66.5 million for the year ended December 31, 1999, $5.3 million for the year ended December 31, 1998 and $26,000 for the year ended December 31, 1997. The increase in revenues in all periods is attributable to growth in the number of customers and end-users resulting from our increased sales and marketing efforts and the expansion of our national network. We expect revenues to increase in future periods as we expand our network within our existing regions, deploy networks in new regions and increase our sales and marketing efforts in all of our regions.

    NETWORK AND PRODUCT COSTS

       We recorded network and product costs of $55.3 million for the year ended December 31, 1999, $4.6 million for the year ended December 31, 1998 and $54,000 for the year ended December 31, 1997. The increase in network costs in all periods is attributable to the expansion of our network and increased orders resulting from our sales and marketing efforts. We expect network and product costs to increase significantly in future periods due to increased sales activity and expected revenue growth.

    SALES, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

       Sales, marketing, general and administrative expenses were $140.4 million for the year ended December 31, 1999, $31.0 million for the year ended December 31, 1998 and $2.4 million for the year ended December 31, 1997. Sales, marketing and general and administrative expenses consist primarily of salaries, expenses for the development of our business, the development of corporate identification, promotional and advertising materials, expenses for the establishment of our management team, and sales commissions. The increase in sales, marketing, general and administrative expense for all years is attributable to growth in headcount in all areas of our Company, continued expansion of our sales and marketing efforts, deployment of our network, expansion of our facilities and building of our operating infrastructure. In addition, in 1999, sales, marketing, general and administrative increased over 1998 due to our advertising campaign initiated in 1999. Sales, marketing, general and administrative expenses are expected to increase significantly as we continue to expand our business.

    DEFERRED COMPENSATION

       Through December 31, 1999, we recorded a total of approximately $15.6 million of deferred compensation, with an unamortized balance of approximately $6.5 million remaining on our December 31, 1999 consolidated balance sheet. Deferred compensation is a result of us granting stock options to our employees, certain of our directors, and certain contractors with exercise prices per share below the fair values per share for accounting purposes of our Common Stock at the dates of grant. We are amortizing the deferred compensation over the vesting period of the applicable option using a graded vesting method. Amortization of deferred compensation was $4.8 million for the year ended December 31, 1999, $4.0 million for the year ended December 31, 1998, and $295,000 for the year ended December 31, 1997.

    DEPRECIATION AND AMORTIZATION

       Depreciation and amortization includes:

       o   depreciation of network costs and related equipment;

       o   depreciation of information systems, furniture and fixtures;

       o amortization of improvements to central offices, regional data centers and network operations center facilities and corporate facilities;

       o   amortization of capitalized software costs; and

       o   amortization of intangible assets.

       In January 1999, we recorded intangible assets of $28.7 million from the issuance of preferred stock to AT&T Ventures, NEXTLINK and Qwest. Amortization of these assets was $8.2 million during the year ended December 31, 1999, and is included in depreciation and amortization on the accompanying consolidated statement of operations. Annual amortization of these assets will be approximately $8.4 million in each of the years in the two-year period ending December 31, 2001, decreasing to approximately $1.2 million per year for each subsequent year through the year ending December 31, 2004.

       Depreciation and amortization was approximately $37.6 million for the year ended December 31, 1999, $3.4 million for the year ended December 31, 1998, and $70,000 for the year ended December 31, 1997. The increase for both years was due to the addition of equipment and facilities placed in service throughout the year as well as amortization of intangible assets recorded in 1999. We expect depreciation and amortization to increase significantly as we increase our capital expenditures to expand our network.

    NET INTEREST INCOME AND EXPENSE

       Net interest income and expense consists primarily of interest income on our cash balance, cash equivalents, and short term investments, offset by interest expense associated with our debt. Net interest expense for the years ended December 31, 1999, 1998, and 1997 was $23.8 million, $10.4 million and ($155,000), respectively. Net interest expense during these periods consisted primarily of interest expense on our 13 1/2% Senior Discount Notes due 2008 issued in March 1998 (the "1998 notes") and our 12 1/2% senior notes due 2009 issued in February 1999 (the "1999 notes") and capital lease obligations. Net interest expense was partially offset by interest income earned primarily from the investment of the proceeds raised from the issuance of the 1998 notes and the 1999 notes as well as our initial public offering and our issuance of preferred stock to AT&T Ventures, NEXTLINK and Qwest. We expect interest expense to increase significantly over time, primarily because the 1998 notes and 1999 notes mature in 2008 and 2009, respectively, and because we issued $425.0 million of new long-term debt in January 2000.

    INCOME TAXES

       Income taxes consist of federal, state and local taxes, where applicable. We expect significant consolidated net losses for the foreseeable future which should generate net operating loss carry forwards. However, our ability to use net operating losses may be subject to annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. In the future, if we achieve operating profits and the net operating losses have been exhausted or have expired, we may experience significant tax expense. We made no provision for taxes because we operated at a loss for the years ended December 31, 1999, 1998 and 1997.

QUARTERLY FINANCIAL INFORMATION

       The following table presents certain unaudited consolidated statements of operations data for our most recent eight quarters. This information has been derived from our unaudited consolidated financial statements. In our opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                             MAR. 31,   JUNE 30,  SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,  SEPT. 30,   DEC. 31,
                               1998       1998       1998       1998       1999       1999       1999       1999
                              ------    -------    -------    -------    -------    -------    -------    -------
                                                            (DOLLARS IN THOUSANDS)
Revenues.................    $   186    $   809   $  1,565   $  2,766    $  5,596   $ 10,833   $ 19,141   $ 30,918
Operating Expenses:
Network and products
   costs.................        203        758      1,355      2,246       4,960     10,565     16,694     23,128
Sales, marketing, general
   and administrative....      1,944      4,606     10,681     13,812      18,113     24,976     37,697     59,586
Amortization of deferred
   compensation..........        227        631      1,837      1,302       1,653      1,234      1,008        873
Depreciation and
   amortization..........        164        446        738      2,058       4,647      8,671     10,593     13,691
                              ------    -------    -------    -------    -------    -------    -------    -------
Total operating expenses.      2,538      6,441     14,611     19,418      29,373     45,446     65,992     97,278
                              ------    -------    -------    -------    -------    -------    -------    -------
Loss from operations.....     (2,352)    (5,632)   (13,046)   (16,652)    (23,777)   (34,613)   (46,851)   (66,360)
Net interest income
   (expense).............       (429)    (3,291)    (3,511)    (3,208)     (5,127)    (7,239)    (7,254)    (4,176)
                              ------    -------    -------    -------    -------    -------    -------    -------

Net loss.................   $ (2,781)   $(8,923)  $(16,557)  $(19,860)   $(28,904)  $(41,852)  $(54,105)  $(70,536)
                              ======    =======    =======    =======    =======    =======    =======    =======

Net loss per share.......    $ (0.39)   $ (1.11)  $  (1.84)  $  (1.83)   $  (0.56)  $  (0.61)  $  (0.70)  $  (0.80)
                              ======    =======    =======    =======    =======    =======    =======    =======

       We have generated increasing revenues in each of the last eight quarters, reflecting increases in the number of customers and end-users. Our network and product costs have increased in every quarter, reflecting costs associated with customer and end-user growth and the deployment of our network in existing and new regions. Our selling, marketing, general and administrative expenses have increased in every quarter and reflect sales and marketing costs associated with the acquisition of customers and end-users, including sales commissions, and the development of regional and corporate infrastructure. Depreciation and amortization has increased in each quarter, primarily reflecting the purchase of equipment associated with the deployment of our networks. We have experienced increasing net losses on a quarterly basis as we increased operating expenses and increased depreciation as a result of increased capital expenditures, and we expect to sustain increasing quarterly losses for at least the next several years. See "Risk Factors--We have a history of losses and expect increasing losses in the future." Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. Factors that may affect our operating results include:

       o the willingness, timing and ability of traditional telephone companies to provide us with central office space;

       o the rate at which traditional telephone companies can provide us telephone wires over which we sell our service;

       o      the rate at which customers subscribe to our services;

       o decreases in the prices for our services due to competition, volume-based pricing and other factors;

       o our ability to retain Internet service provider, enterprise and telecommunications carrier customers and limit end-user churn rates;

       o the success of our relationships with strategic partners, and other potential third parties in generating significant subscriber demand;

       o the ability to deploy on a timely basis our services to adequately satisfy end-user demand;

       o delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by traditional telephone companies and other third parties;

       o the mix of line orders between consumer end-users and business end-users (which typically have higher margins);

       o the amount and timing of capital expenditures and other costs relating to the expansion of our network;

       o the ability to develop and commercialize new services by us or our competitors;

       o the impact of regulatory developments, including interpretations of the 1996 Telecommunications Act; and

       o      our ability to successfully operate our network.

       Many of these factors are outside of our control. In addition, we plan to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure, including increased expenses associated with our relationships with strategic partners. If these expenses are not accompanied by an increase in revenues, we could experience a material adverse effect on our business, prospects, operating results and financial condition and our ability to service and repay our indebtedness. See "Risk Factors--Our operating results are likely to fluctuate in future periods and, therefore, are difficult to predict."

LIQUIDITY AND CAPITAL RESOURCES

       Our operations have required substantial capital investment for the procurement, design and construction of our central office cages, the purchase of telecommunications equipment and the design and development of our network. Capital expenditures were approximately $208.2 million for the year ended December 31, 1999. We expect that our capital expenditures will be substantially higher in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of our network and the development of new regions. We started a branding campaign in October 1999 to increase recognition of our name which we expect will incur substantial additional expenses over the next twelve months.

       From our inception through December 31, 1999, we financed our operations primarily through private placements of $10.6 million of equity securities, $129.3 million in net proceeds raised from the issuance of the 1998 notes, $150.2 million in net proceeds raised from our initial public offering, $60.0 million in net proceeds raised from strategic investors, $205.0 million in net proceeds raised from the issuance of the 1999 notes and $568.8 million in net proceeds from a secondary offering. As of December 31, 1999, we had an accumulated deficit of $246.1 million, and cash and cash equivalents and short-term investments of $767.4 million.

       On January 28, 2000, the Company completed a private placement of $425.0 million aggregate principal amount of the old notes. The Company is now offering to exchange its new notes for any and all outstanding old notes. The old notes are unsecured senior obligations of the Company maturing on February 15, 2010 and are redeemable at the option of the Company any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon. Net proceeds from the old notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the life of the notes.

       Net cash used in our operating activities was $102.8 million for the year ended December 31, 1999. The net cash used for operating activities during this period was primarily due to net losses and increases in current assets, offset by non-cash expenses and increases in accounts payable and accrued liabilities. Net cash used in our investing activities was $736.1 million for the year ended December 31, 1999. The net cash used for investing activities during this period was primarily due to purchases of property and equipment, the purchase of $74.1 million of restricted investments which were hedged as collateral for the payment of the first six scheduled interest payments on the1999 notes, and an aggregate of $32.2 million in equity investments made in WebMD, Inc., Efficient Networks, Inc., Akamai Inc., Ibeam Broadcasting Corporation, and Cedent Corporation.

       Net cash provided by financing activities for the year ended December 31, 1999 was $990.5 million which primarily related to the following:

       o Equity investments of $25 million from AT&T Ventures, $20 million from NEXTLINK and $15 million from Qwest, representing an aggregate equity investment of $60 million.

       o Net proceeds of $150.2 million from our initial public offering of 13,455,000 split-adjusted shares our Common Stock at a split-adjusted initial public offering price of $12.00 per share.

       o Net proceeds of $205.0 million from the issuance of the 1999 notes with an aggregate principal amount of $215.0 million.


       o Net proceeds of $568.8 million from the issuance of 13,655,000 shares of stock in our secondary offering of $43.00 per share.

       Net cash provided by financing activities was partially offset by an estimated $680,000 in offering costs applicable to our secondary offering of 7,500,000 shares in June 1999 for which we received no proceeds. We believe that our current cash and cash equivalents and short-term investments will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months.

       We expect to experience substantial negative cash flow from operating activities and negative cash flow before financing activities for at least the next several years due to continued development, commercial deployment and expansion of our network. We may also make investments in and acquisitions of businesses that are complementary to ours to support the growth of our business. Our future cash requirements for developing, deploying and enhancing our network and operating our business, as well as our revenues, will depend on a number of factors including:

       o the number of regions entered, the timing of entry and services offered;

       o      network development schedules and associated costs;

       o the rate at which customers and end-users purchase our services and the pricing of such services;

       o the level of marketing required to acquire and retain customers and to attain a competitive position in the marketplace;

       o the rate at which we invest in engineering and development of intellectual property with respect

       o      existing and future technology; and

       o      unanticipated opportunities.

       We will be required to raise additional capital, the timing and amount of which we cannot predict. We expect to raise additional capital through debt or equity financings, depending on market conditions, to finance the continued development, commercial deployment and expansion of our network and for funding operating losses or to take advantage of unanticipated opportunities. If we are unable to obtain required additional capital or are required to obtain it on terms less satisfactory than we desire, we may be required to delay the expansion of our business or take or forego actions, any or all of which could harm our business.

       In addition, we have and may continue to selectively pursue possible acquisitions of or investments in businesses, technologies or products complementary to ours in the future in order to expand our geographic presence and achieve operating efficiencies. We may not have sufficient liquidity, or we may be unable to obtain additional debt or equity financing on favorable terms or at all, in order to finance such acquisitions or investments.


YEAR 2000 ISSUES

       Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

       We have reviewed our internally developed information technology systems and programs and believe that our systems are Year 2000 compliant and that there are no significant Year 2000 issues within our systems or services. We have not reviewed our non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. We believe that our non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, we utilize third-party equipment and software and interact with traditional telephone companies that have equipment and software that may not be Year 2000 compliant. Failure of such third-party or traditional telephone company equipment or software to operate properly with regard to the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, prospects, operating results and financial condition.

       To date, we have not experienced any problems in complying with Year 2000 requirements, nor have we experienced any operational difficulties related to Year 2000 issues.

FORWARD-LOOKING STATEMENTS

       The statements contained in this prospectus that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Examples of such forward-looking statements include but are not limited to:

       o our plans to expand our existing networks or to commence service in new metropolitan statistical areas;

       o estimates regarding the timing of launching our service in new metropolitan statistical areas;

       o expectations regarding the time frames, rates, terms and conditions for implementing "line sharing;"

       o expectations regarding the extent to which enterprise customers roll out our service;

       o expectations regarding our relationships with our strategic partners and other potential third parties;

       o      expectations as to pricing for our services in the future;

       o expectations as to the impact of our TeleSurfer service offerings on our margins;

       o the possibility that we may obtain significantly increased sales volumes;

       o the impact of our national advertising campaign on brand recognition and operating results;

       o plans to make strategic investments and acquisitions and the affect of such investments and acquisitions;

       o      estimates of future operating results;

       o      plans to develop and commercialize value-added services;

       o      our anticipated capital expenditures;

       o plans to enter into business arrangements with broadband-related service providers;

       o      expectations regarding the commencement of our voice service;

       o      the effect of regulatory reform and regulatory litigation; and

       o other statements contained in this prospectus regarding matters that are not historical facts.

       These statements are only estimates or predictions and cannot be relied upon. We can give you no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. Such risks and assumptions that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements include our ability to:

       o      successfully market our services to current and new customers;

       o generate customer demand for our services in the particular regions where we plan to market services;

       o      achieve favorable pricing for our services;

       o      respond to increasing competition;

       o      manage growth of our operations; and

       o access regions and negotiate suitable interconnection agreements with the traditional telephone companies, all in a timely manner, at reasonable costs and on satisfactory terms and conditions consistent with regulatory, legislative and judicial developments.

       All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


       Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio and outstanding debt obligations. We typically do not attempt to reduce or eliminate our market exposure on our investment securities because a substantial majority of our investments are in fixed-rate, short-term securities. We do not have any derivative instruments. The fair value of our investments portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the fixed-rate, short-term nature of the substantial majority of our investment portfolio. In addition, substantially all of our outstanding indebtedness at December 31, 1999 including the notes on a pro forma basis, our 1998 notes and our 1999 notes, is fixed-rate debt.

                                    BUSINESS

       THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--FORWARD LOOKING STATEMENTS."

OVERVIEW


       We are a leading provider of broadband communications services to Internet service provider, enterprise telecommunications carrier and other customers. These services include a range of high-speed, high capacity Internet and network access services using digital subscriber line (DSL) technology, and related value-added services. Internet service providers purchase our services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase our services directly or indirectly from us to provide employees with high-speed remote access to the enterprise's local area network (RLAN access), which improves employee productivity and reduces network connection cost. Telecommunications carrier customers purchase our services for resale to their Internet service provider affiliates, Internet users and enterprise customers.

       As of December 31, 1999, we believe we have the nation's largest DSL network with more than 1,100 operational central offices passing over at least 29 million homes and businesses. As of December 31, 1999, we had installed 57,000 DSL based high-speed access lines and received orders for our services from 295 Internet service provider, enterprise, and telecommunications carrier customers, including AT&T, Concentric Network, Flashcom, MindSpring, Oracle, Prodigy, PSINet, Qwest, Stanford University, Sun Microsystems, UUNET and Verio.

       By February 29, 2000, we had deployed our network in a total of 62 metropolitan statistical areas. When our 100 metropolitan statistical area (MSA's) build-out is completed, which we expect to be by the end of 2000, our network will pass a total of 46 million homes and businesses, representing 40% of homes and 45% of businesses in the United States.

       We plan to continue to pursue rapid network expansion and installation of high-speed access lines, and to develop a variety of services that are enhanced or enabled by our expanding network, by entering into business arrangements with broadband-related service providers in order to bring a variety of value-added service offerings to our customers and their end-users.

INDUSTRY BACKGROUND

    GROWING MARKET DEMAND FOR BROADBAND COMMUNICATIONS BANDWIDTH SERVICES

       High-speed connectivity has become important to small- and medium-sized businesses and consumers due to the dramatic increase in Internet usage. According to International Data Corporation, the number of Internet users worldwide reached approximately 142 million in 1998 and is forecasted to grow to approximately 502 million by 2003. The popularity of the Internet with consumers has driven the rapid proliferation of the Internet as a commercial medium. Businesses are increasingly establishing Web sites and corporate intranets and extranets to expand their customer reach and improve their communications efficiency. Consumers are increasingly using the Internet to carry out commercial transactions. International Data estimates that the value of goods and services sold world wide via the Internet will increase from $50 billion in 1998 to over $1.3 trillion in 2003. Accordingly, to remain competitive, small- and medium-sized businesses increasingly need high-speed Internet connections to maintain complex Web sites, access critical business information and communicate more effectively with employees, customers and business partners. Broadband connections are also becoming increasingly important to businesses and consumers as rich Internet content--such as multi-media advertising, news and entertainment--and on-line consumer transactions and e-commerce become more widely available and widely used.

       The demand for broadband communications services for RLAN access is also growing rapidly. Over the past ten years, high-speed local area networks have become increasingly important to enterprises to enable employees to share information, send e-mail, search databases and conduct business. We believe that a large majority of personal computers used in enterprises are connected to local area networks. Enterprises are now seeking to extend this same high-speed connectivity to employees accessing the local area networks from home to improve employee productivity and reduce operating costs. The number of home office households on the Internet grew from 12.0 million at the end of 1997 to an estimated 19.7 million by the end of 1999 and is expected to grow to 30.2 million households by 2002. Only 3.7% of these users currently access the Internet through a broadband connection of any type.

       As use of the Internet, intranets and extranets increases, we expect the market size for both small- and medium-sized business and consumer Internet and RLAN access to continue to grow rapidly causing the demand for broadband communications services to also grow rapidly. However, the full potential of Internet and local area network applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. Increases in telecommunications bandwidth have significantly lagged improvements in microprocessor performance over the last ten years. Since 1988, microprocessor performance has improved nearly 80-fold, while the fastest consumer modem connection has improved from 9.6 kilobits per second to 56.6 kilobits per second, a factor of six. According to industry analysts, there are nearly 40 million personal computers in U.S. homes today, and most of them can only connect to the Internet or their corporate local area network by low-speed analog lines. Higher speed connections are available, including:

       o INTEGRATED SERVICES DIGITAL NETWORKS--An ISDN line provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to compatible PBX systems.

       o T1 LINE AND FRACTIONAL T1--These are telephone industry terms for a digital transmission link with a capacity of 1.544 megabits per second or portions thereof.

       o FRAME-RELAY--A high-speed packet-switched data communications protocol.

       o      CABLE MODEM--Internet access over hybrid fiber coaxial cable.

       While these services have recently experienced dramatic growth in the U.S., they are frequently expensive, complex to order, install and maintain, and in some cases are not as widely available as DSL technology.

    EMERGENCE OF DSL TECHNOLOGY

       DSL technology first emerged in the 1990s and is commercially available today to address performance bottlenecks of the public switched telephone network. DSL equipment, when deployed at each end of standard copper telephone lines, increases the data carrying capacity of copper telephone lines from analog modem speeds of 56.6 kilobits per second, for the fastest consumer modems, and ISDN speeds of 128 kilobits per second to DSL speeds of up to 6 megabits per second depending on the length and condition of the copper line. Recent advances in semiconductor technology and digital signal processing algorithms and falling equipment prices have made the widespread deployment of DSL technology more economical over time. We anticipate that equipment prices will continue to fall as a result of continued advances in semiconductor technologies and increases in equipment production volumes.

       Because DSL technology reuses the existing copper plant, it is significantly less expensive to deploy on a broad scale than alternative technologies, such as cable modems, wireless data and satellite data. As a result, a significant portion of the investment in a DSL network is success-based, requiring a comparatively lower initial fixed investment. Subsequent variable investments in DSL technology are directly related to the number of paying customers.

    IMPACT OF REGULATORY DEVELOPMENTS

       The passage of the 1996 Telecommunications Act created a legal framework for competitive telecommunications companies to provide local analog and digital communications services in competition with the traditional telephone companies. The 1996 Telecommunications Act eliminated a substantial barrier to entry for competitive telecommunications companies by enabling them to leverage the existing infrastructure built by the traditional telephone companies, which required a $200 billion investment by these telephone companies and their ratepayers, rather than constructing a competing infrastructure at significant cost. The 1996 Telecommunications Act requires traditional telephone companies, among other things:

       o to allow competitive telecommunications companies to lease telephone wires on a line by line basis;

       o to provide central office space for the competitive telecommunications companies' DSL and other equipment required to connect to the leased telephone wires;

       o to lease access on their inter-central office fiber backbone to link the competitive telecommunications companies' equipment; and

       o to allow competitive telecommunications companies to electronically connect into their operational support systems to place orders and access their databases.

       The 1996 Telecommunications Act, as interpreted by the Federal Communications Commissions (FCC), in particular emphasized the need for competition-driven innovations in the deployment of advanced telecommunications services, such as DSL services.

OUR COMPETITIVE STRENGTHS

       We were formed to capitalize on the substantial business opportunity created by the growing demand for broadband Internet and network access, the commercial availability of low-cost DSL technology and the passage of the 1996 Telecommunications Act. Key aspects of our solution to provide broadband communications services include:

       o an attractive value proposition that provides high-speed connections at similar or lower prices than alternative high-speed technologies currently available to customers;

       o a rapid network deployment and service rollout with significant increases in line installations to date;

       o a widely available, continuously connected, secure network that facilitates deployment of Internet and intranet applications; and

       o a management team experienced in the data communications, telecommunications and personal computer industries.

       ATTRACTIVE VALUE PROPOSITION. We offer higher bandwidth digital connections than alternative services at similar or lower prices that do not vary with usage. For business Internet users, our high-end services offer bandwidth comparable to that offered by T1 and frame-relay circuits at approximately 25% of the cost. For the RLAN market, our mid-range services are three to six times the speed of ISDN lines and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. We believe that many of our enterprise customers can justify deploying lines to their employees if their productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information. For consumer Internet users, our consumer services are comparably priced to current cable modem services. Unlike cable modems, the speed of our service does not decrease when more users are added.

       WE HAVE LEVERAGED OUR FIRST-MOVER ADVANTAGE TO RAPIDLY EXPAND OUR NETWORK AND GROW OUR NUMBER OF LINES INSTALLED. We were the first to widely roll out DSL services on a commercial basis, making DSL service available for purchase in the San Francisco Bay Area in December 1997. We believe that we have leveraged our first-mover advantage to rapidly expand our network into our targeted metropolitan regions and grow our number of line installations. We believe we have the nation's largest DSL network with more than 1,100 operational central offices passing over more than 29 million homes and businesses. As of December 31, 1999, we had installed a total of 57,000 lines nationwide.

       WIDELY AVAILABLE, ALWAYS-CONNECTED SECURE NETWORK. Our strategy of providing blanket coverage in each region we serve is designed to ensure that our services are available to the vast majority of our customers' end-users. Our network provides 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to dial-up each time for Internet or RLAN access. Also, because we use dedicated connections from each end-user to the Internet service provider or enterprise network, our customers can reduce the risk of unauthorized access. These factors are important to our customers because any Internet service they market to their end-users must actually be available for them to purchase and be secure enough to not risk their own reputation or business with any security lapses.

       EXPERIENCED MANAGEMENT TEAM. Our management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries, including Robert Knowling, Jr., Chairman of the Board, President and Chief Executive Officer (former Executive Vice President of Operations and Technology at U S WEST Communications), Catherine Hemmer, Executive Vice President and Chief Operations Officer (former Vice President, Network Reliability and Operations at U S WEST Communications, Inc., former General Manager, Network Provisioning at Ameritech Corporation and former Vice President, Network Services at MFS),Robert Roblin, Executive Vice President, Sales and Marketing (former Executive Vice President of Marketing at Adobe Systems, Inc. and former Vice President and General Manager of Marketing, Consumer Division at IBM Corporation), Timothy Laehy, Executive Vice President and Chief Financial Officer (former Vice President of Corporate Finance and Treasurer of Leasing Solutions, Inc.), Robert Davenport, III, Executive Vice President, Business Development (former Senior Vice President and Chief Operating Officer of Tele-Communication, Inc.'s Internet Services subsidiary TCI.NET), Joseph Devich, Executive Vice President, Corporate Services (former Vice President, Operations and Technologies Staff of U S WEST Communications), Dhruv Khanna, Executive Vice President, General Counsel and Secretary, Jane Marvin, Executive Vice President of Human Resources (former Vice President of Human Resources for the General Business Services unit of Ameritech Corporation), Terry Moya, Executive Vice President, External Affairs (former Vice President & Chief Financial Officer, Capital Management, Network Operations and Technologies at U S West Communications, Inc), and Michael Lach, Executive Vice President, Business Integration (former Vice President, Customer Provisioning and Maintenance of Ameritech Corporation).

BUSINESS STRATEGY

       Our objective is to become the leading nationwide provider of broadband services and a critical element in the proliferation of e-commerce and other applications that are enabled or enhanced by broadband communications. The key elements of our strategy to achieve this objective are as follows:

       EXPAND OUR NETWORK AND ROLL OUT SERVICE RAPIDLY IN OUR TARGETED METROPOLITAN STATISTICAL AREAS. As of February 29, 2000, we introduced our services in 62 of the top metropolitan statistical areas nationwide. We plan to expand our services to a total of 100 metropolitan statistical areas by the end of 2000. In the aggregate, these 100 metropolitan statistical areas cover 40% of homes and 50% of businesses in the United States. In addition, we have recently begun to assess the regulatory and competitive environments in other countries.

       PROVIDE PERVASIVE COVERAGE IN EACH METROPOLITAN STATISTICAL AREA. We are pursuing a blanket coverage strategy of providing service in a substantial majority of the central offices in each region that we enter since our Internet service provider customers desire to market their Internet access services on region-wide basis. Blanket coverage is also important to our enterprise customers since most of them desire to offer RLAN access to all employees regardless of where they reside. In addition, we believe our presence in 100 metropolitan statistical areas will allow us to better serve our Internet service provider, enterprise, telecommunications carrier and other customers. These customers are increasingly seeking a single supplier in multiple metropolitan areas.

       ESTABLISH AND MAINTAIN SALES AND MARKETING RELATIONSHIPS WITH LEADING INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS CARRIERS AND OTHER DSL RESELLERS. We principally target Internet service providers, telecommunications carriers and other DSL resellers that can offer their end-users cost and performance advantages for Internet access using our services. We primarily provide connections to Internet service providers, which in turn offer high-speed Internet access using our network. In other cases, we provide wholesale DSL and Internet access services for resale by our customers such as Prodigy Communications Corporation and Juno Online Services. In this way, we:

       o carry the traffic of multiple Internet service providers, telecommunications carriers and other customers in any region, increasing our volume and reducing our costs;

       o leverage our selling efforts through the sales and support staff of these Internet service providers, telecommunications carriers and other customers;

       o offer Internet service providers, telecommunications carriers and other customers an alternative, since the traditional telephone company typically provides its own retail Internet access services in competition with our customers; and

       o provide Internet service providers, telecommunications carriers and other customers a high-speed service offering to compete with cable-based Internet access.

       DEVELOP A NATIONAL BRAND. We believe that we can enhance our competitive position and increase demand for our services by actively developing a positive brand and image for our Company and our services through a combination of television, print and radio advertisements on both a national and local basis. In October 1999, we commenced a significant national advertising campaign in pursuit of this strategy. This branding strategy has created the opportunity fours to provide end-user leads to our existing customers.

       DEVELOP AND COMMERCIALIZE VALUE-ADDED SERVICES. We intend to introduce value-added services to our customers and leverage the value of the network access we offer today. Offering services such as voice over DSL, DSL plus International Protocol (DSL + IP), and our Virtual Broadband Service Provider
(VBSP) offering will allow us to bundle service offerings to our customers and improve the quality of content delivery to their end-users as well as reduce costs. We believe this is an important part of our strategy and will allow us to build upon our success to date in adding and retaining subscribers.

       ACQUIRE AND ENTER INTO BUSINESS ARRANGEMENTS WITH NETWORK AND BROADBAND-RELATED SERVICE PROVIDERS. We believe that the pace of deployment of our network can be increased by acquiring and entering into business arrangements with other network service providers, some of which may be located outside of the United States. We also believe our network deployment will enable the delivery of a variety of broadband-related services and content that are desired by our customers. We expect to make these services available to our customers through acquiring and entering into business arrangements with leading providers of broadband-related services or content. For example, we recently acquired Laser Link. Net, Inc. This acquisition will allow us to better provide DSL and IP services on a wholesale basis and better enable us to serve customers who do not wish to maintain any network facilities.

       TAKE ADVANTAGE OF NEW REGULATORY DEVELOPMENTS. In late 1999, the FCC required the major local phone companies to provide us, and other competitive local carriers, with "line sharing." This would allow us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. In addition, some of the Ameritech/SBC merger conditions adopted by the FCC in October 1999 also contain provisions on line sharing and provide for reductions in costs for telephone wires in certain circumstances. In many cases, line sharing would allow us to provision our asymmetric DSL services on the same telephone wire as the existing local phone companies' voice service. Currently, we provide our DSL services over a separate additional telephone wire. Asymmetric DSL and standard telephone service can exist on a single line and most, if not all, of the traditional telephone companies provision their own asymmetric services on the same line as existing voice services.

       We see line sharing as an extremely important opportunity for us for three primary reasons. First, line sharing should significantly reduce the monthly recurring charges we incur for telephone wires. Second, line sharing should reduce the time it takes traditional telephone companies to deliver telephone wires because the telephone wire will already exist. Third, line sharing should resolve lack of telephone wire problems that we have encountered when ordering telephone wires in some areas of the country. We have signed interim line-sharing agreements with BellSouth and U S WEST. We are negotiating arrangements with and in arbitration or other proceedings against the other major incumbent local telephone carriers. We have also implemented line sharing on a trial basis in one state. We expect all of the major traditional local phone companies to implement line sharing on a wide scale later this year.


OUR SERVICE OFFERINGS

       We offer six business-grade services under the TeleSpeed brand to connect our customers' end-users to our regional data centers and two consumer-grade service offerings called TeleSurfer and TeleSurfer Pro. In March 2000, we introduced two new services--DSL+IP and VBSP. We also offer business consumers Virtual Private

Network (VPN) technology over DSL. In addition, Internet service provider and enterprise customers may purchase backhaul services from us to connect their facilities to our regional data centers.

    TELESPEED SERVICES

       Our TeleSpeed services connect individual end-users on conventional telephone wires to our DSL equipment in their serving central office and from there to our network serving that metropolitan statistical area. A traditional telephone company's infrastructure consists of numerous central offices which are connected by a fiber optic backbone to a regional office that routes local and long distance traffic. Each central office collects the individual telephone wires from end-users' premises in the neighborhood.

       The particular TeleSpeed service available to an end-user depends in large part on the user's distance to the central office. We believe that substantially all, if not all, of our potential end-users in our target markets generally can be served with one of our services. We estimate that approximately 70% of end-users are within 18,000 feet of a central office and can be served by at least our TeleSpeed 384 service. However, the specific number of potential end-users for the higher speeds will vary by central office and by region and will be affected by line quality. The chart below compares the performance and markets for each of our intraregional end-user services as of December 31, 1999:


                                           MAXIMUM        MAXIMUM
                                           SPEED TO       SPEED FROM     RANGE*
        INTRAREGIONAL SERVICES             END-USER       END-USER       (FEET)             MARKET USAGE
TeleSpeed 144........................      144 Kbps       144 Kbps       35,000      ISDN replacement
TeleSpeed 192........................      192 Kbps       192 Kbps       18,000      Business Internet, RLAN
TeleSpeed 384........................      384 Kbps       384 Kbps       18,000      Business Internet, RLAN
TeleSpeed 768........................      768 Kbps       768 Kbps       13,500      Business Internet
TeleSpeed 1.1........................      1.1 Mbps       1.1 Mbps       12,000      Business Internet
TeleSpeed 1.55.......................      1.5 Mbps       1.5 Mbps       15,000      High-speed Web access

* Estimated maximum distance from the end-user to the central office.

--------------

       Prices for our end-user services may vary depending upon the performance level of the service. For example, our TeleSpeed 144 and 192 services are our lowest priced end-user services and our TeleSpeed 1.1 and 1.5 services are our highest priced end-user services. Our prices also vary across regions and for high volume customers that are eligible for volume discounts. See "Risk Factors--We may experience decreasing prices for our services, which may impair our ability to achieve profitability or positive cash flow" for a discussion of the risks associated with our ability to sustain current price levels in the future.

       TELESPEED 144. Our TeleSpeed 144 service operates at up to 144 kilobits per second in each direction, which is similar to the performance of an ISDN line. This service, which can use existing ISDN equipment at the end-user site, is targeted at the ISDN replacement market where its per month flat rate can compare favorably to ISDN services from the traditional telephone company when per-minute usage charges apply. It is also the service that we offer on telephone wires that are either too long to carry our higher speed services or are served by digital loop carrier systems or similar equipment where a continuous copper connection is not available from the end-user site to a central office.

       TELESPEED 192. This service provides one and a half to three times the performance of ISDN lines at similar or lower price points to heavily-used ISDN lines.

       TELESPEED 384. This service provides three to six times the performance of ISDN lines at similar price points to heavily-used ISDN lines.

       TELESPEED 768. This service provides one-half the bandwidth of a T1 data circuit at substantially less than one-half of the monthly price that we estimate is typical for T1 service. The target market for the TeleSpeed 768 service is small businesses needing moderate speed access to the Internet but who have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and frame-relay services for these same customers.

       TELESPEED 1.1. This service provides over two-thirds the bandwidth of a T1data circuit at less than one-half of the monthly price that we estimate is typical for T1 service. The target market for the TeleSpeed 1.1 service is small businesses needing T1-level access to the Internet which have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and frame-relay services for these same customers.

       TELESPEED 1.55. This service provides bandwidth comparable to a T1 data circuit of less than one-half of the monthly price that we estimate is typical for T1 service. The service also provides the highest performance of any TeleSpeed service to stream video or other multimedia content to end-user locations.

       TELESPEED REMOTE. TeleSpeed Remote provides high-speed network access for end-users located in remote regions to their corporate networks. This service is targeted at businesses that want high-speed remote office connections at a lower cost than ISDN or frame-relay services. For example, this service can provide a corporation's employees located in Boston high-speed access to their corporate network located in San Francisco.

       TELESURFER SERVICES

                                                      MAXIMUM         MAXIMUM
                                                      SPEED TO        SPEED FROM      RANGE*
             INTRAREGIONAL SERVICES                   END-USER        END-USER       (FEET)       MARKET/USAGE
Telesurfer ADSL...............................        608 Kbps        128 Kbps       12,000         Consumer
TeleSurfer Pro ADSL...........................        1.5 Mbps        384 Kbps       12,000         Consumer

* Estimated maximum distance from the end-user to the central office.

--------------

       TELESURFER ADSL. This consumer-grade service is an asymmetric service, offering up to 608 kilobits per second downstream and up to 128 kilobits per second upstream. This service is the base consumer service. The target market for this service is consumers using either dial-up analog or ISDN connections for web browsers.

       TELESURFER PRO ADSL. This is a premium consumer-grade asymmetric service, offering up to 1.5 megabits per second downstream and up to 384 kilobits per second upstream. The target market for this service is consumers using analog or ISDN connections for web browsers.

       DSL + IP. This service currently bundles Internet protocol services with our existing TeleSurfer services. We also plan to offer it with our TeleSpeed services. The additional Internet protocol services include end-user authentication, authorization and accounting, Internet protocol address assignment and management, domain name service and Internet protocol routing and connectivity.

       VBSP. We plan to offer this additional service which provides a complete solution for organizations and businesses that want to offer broadband Internet services to their customers without having to develop their own Internet capabilities. We will provide Internet services to end-users under the brand name of our customer. Our Internet services will be a turnkey solution that includes registration, connection and Internet software, web sites, network authentication, electronic mail, billing and reporting, news and personal web-space for end-users and end-user service and technical support.

    VPN OVER DSL

       In August 1999 we introduced our VPN over DSL service. This service uses the public Internet backbone or a private data network, combined with DSL connections, as a channel for sharing information and applications within a closed circle of users in different locations. We offer two levels of VPN over DSL service.

       COVAD BRANCH OFFICE. This service is available for remote or branch offices that require high-speed inter-office connectivity across multiple locations.

       COVAD TELEWORKER. This service is available for telecommuters and other remote users who secure access to their corporate network and the Internet from home.

    OTHER SERVICES

       We also provide a DS3 backhaul service from our regional network to an Internet service provider or enterprise customer site. This service aggregates all individual end-users in a metropolitan statistical area and transmits the packet information to the customer on a single high-speed line. The service utilizes an asynchronous transfer mode (ATM) protocol that efficiently handles the high data rates involved and operates at up to 45 megabits per second. In addition to monthly service charges, we impose non-recurring order set-up charges for Internet service provider and RLAN end-users for our DS3 backhaul service. Customers must also purchase a DSL modem from us or a third party for each end-user of our services.

CUSTOMERS

       We offer our services to Internet service providers, enterprises, telecommunications carriers and other DSL resellers. According to Claritas, Inc., a leading provider of diagnostic databases, there are over 169,000 businesses in the U.S. with over 100 employees, of which we estimate approximately 85,000 are in our 100 targeted metropolitan statistical areas. As of December 31, 1999, we had installed 57,000 DSL lines and received orders for our services from 295 Internet service provider, enterprise and telecommunications carrier customers. The following is a list of selected Internet service provider, enterprise, telecommunications carrier and other customers:



SELECTED INTERNET SERVICE PROVIDER CUSTOMERS          SELECTED ENTERPRISE CUSTOMERS       SELECTED TELECOMMUNICATIONS CARRIERS
-------------------------------------------           -----------------------------       ------------------------------------
Concentric Network Corporation                        Apple Computer                      AT&T
Flashcom                                              Inktomi                             e.spire
Juno                                                  Intel                               GST Telecommunications
MindSpring (Earthlink)                                Oracle Corporation                  IGC
PSINet                                                Stanford University                 Qwest
Prodigy                                               Sun Microsystems                    RCN Corporation
UUNET                                                 WebTV
Verio

       Our agreements with Internet service providers and other DSL resellers generally have terms of one year and are nonexclusive. We do not require Internet service providers to generate a minimum number of end-users and generally grant volume discounts based on order volume. We serve Internet service providers who provide their own Internet access service and have started serving Internet service providers who choose to obtain access to the Internet through us. In both cases, the Internet service providers purchase our service son a wholesale basis and sell such services under their own brand.

       Our practice with respect to our enterprise customers has been to enter into an arrangement or a negotiated price to install the service initially to a small number of end-users. An enterprise customer decides whether to implement abroad rollout of our services after evaluating the results of this initial phase of deployment. To date, a typical enterprise customer's initial phase of deployment and its decision to roll out our service to additional end-users has taken at least six months, and has generally taken longer than we originally expected. As of December 31, 1999, a substantial majority of our enterprise customers had not yet rolled out our services broadly to their employees.

       We will not receive significant revenue from an enterprise customer until and unless these rollouts occur. During the lengthy sales cycle for an enterprise customer, we incur significant expenses in advance of the receipt of revenues. We also enter into customer agreements with telecommunications carriers, including competitive telecommunications companies and interexchange carriers. Under these agreements our telecommunication carrier customers typically resell our services to their new and existing customers. These carriers currently market our Internet and RLAN services primarily to small, medium and enterprise businesses that purchase voice services from them.

SALES AND MARKETING

       BUSINESS AND CONSUMER INTERNET. For the business and consumer Internet access markets, we sell our service to Internet service providers, telecommunications carriers and others. These customers can either combine our lines with their Internet access services, or purchase wholesale Internet access services from us, and resell the combination to their existing and new end-users. We address these markets through sales and marketing personnel dedicated to the Internet service provider sales channel. We supplement our sales efforts to Internet service providers through training programs and marketing programs that include promotions and sales incentives designed to encourage the Internet service providers to sell our services instead of those of our competitors. As of December

31, 1999, we had more than 225 Internet service provider and telecommunications carrier customers with their own sales personnel marketing Internet services.

       REMOTE LOCAL AREA NETWORK. We market our RLAN services to businesses through a direct sales force, augmented by marketing programs with value-added resellers and interexchange carriers. The sales force is directed to deal directly with the chief information officer and the telecommunications manager responsible for remote access within an enterprise. We augment our sales efforts to RLAN customers through partnerships with value-added resellers, including systems integrators that can offer our TeleSpeed service as part of a complete work-at-home solution to businesses.

       THIRD-PARTY RELATIONSHIPS. A key element of our strategy is to enter into relationships with leading telecommunications companies, including competitive telecommunications carriers and interexchange carriers, pursuant to which those companies resell our TeleSpeed and TeleSurfer services to their customers. For example, we have entered into commercial agreements with each of AT&T, GST Telecommunications, Qwest and RCN Corporation providing for the purchase and resale of our services, primarily to their small business and enterprise customers. In addition, in May 1999, we entered into a strategic relationship with WebMD in which we will be WebMD's preferred provider of broadband connectivity offering physician subscribers web-based multimedia and communication services designed to enhance their practices. We believe that these indirect sales channels will enable us to penetrate our target markets more rapidly and eventually will generate the majority of sales of our services.

       BRANDING AND MARKETING PROGRAMS. In October 1999 we commenced a branding and advertising effort to educate the market about our broadband service offerings and increase recognition of our brand. This program, which uses television, print and radio advertising on both a national and regional basis, is intended to inform the market about the availability of our service, differentiate the products and services offered by our Company and simplify the process through which these products and services are ordered.

       We are also pursuing several types of joint marketing arrangements with our Internet service provider, telecommunications carrier customers and other DSL resellers. In addition, certain of our equipment suppliers have promoted our services through seminars to corporate information technology managers in the San Francisco Bay Area. We also support our sales efforts with marketing efforts that include advertising programs through radio and other popular media, attendance at trade shows and presentations at industry conferences. See "Risk Factors--Our business will suffer if our Internet service providers, telecommunications carriers and other third parties are not successful in the marketing and sale of our services."

SERVICE DEPLOYMENT AND OPERATIONS

       Internet service providers, telecommunications carriers and corporate information technology managers typically have had to assemble their digital communications connections using multiple service and equipment suppliers, leading to additional work, cost and coordination problems. With our services, we emphasize a one-stop service solution for our customers. This service solution includes:

       o extending our network to customers and end-users with various needs and configuration requirements;

       o      end-user premise wiring and DSL modem configuration;

       o      ongoing network monitoring and customer reporting;

       o      customer service and technical support; and

       o      operational support system.

       EXTENDING OUR NETWORK TO CUSTOMERS AND END-USERS. We work with our Internet service provider, enterprise, telecommunications carrier and other customers to extend our network to each customer premise and each end-user premise bordering circuits from the traditional telephone company or a competitive telecommunications company, interconnecting the customers and end-users to our network, testing the circuits, configuring customer routers or switches and end-user routers and monitoring the circuits from the network operations center.

       END-USER PREMISES WIRING AND DSL MODEM CONFIGURATION. We use our own and subcontracted field service crews and trucks to perform any required inside wiring and to configure DSL modems at each end-user site.

       NETWORK MONITORING. We monitor our network from our network operations center, which helps us to identify and correct network problems. We have also developed network capability to provide Internet service provider, enterprise and telecommunications carrier customers direct monitoring access of their end-users for more efficient monitoring of their own network performance.

       CUSTOMER REPORTING. We communicate regularly with our customers about the status of their end-users. We also operate a toll-free customer care help line. Additionally, we provide Web-based tools to allow individual Internet service providers and enterprise information technology managers and telecommunications carriers to monitor their end-users directly, to place orders for new end-users, to enter trouble tickets on end-user lines and to communicate with us on an ongoing basis.

       CUSTOMER SERVICE AND TECHNICAL SUPPORT. We provide 24x7 on-line support to our Internet service provider customers and enterprise information technology managers. The Internet service provider and information technology manager and telecommunications carriers serve as the initial contact for service and technical support, and we provide the second level of support. For customers using our VBSP offering, we will provide the first level of support for their end users.

       OPERATIONAL SUPPORT SYSTEM. We have developed what we believe to be the industry-leading operational support system for DSL networks. Our operational support system is based on web interfaces and is highly automated. These features are intended to and should allow us to scale our businesses rapidly because they eliminate many manual processes such as line testing, network path configuration, equipment configuration, order taking and verification, billing and telephone wire supplier management.

NETWORK ARCHITECTURE AND TECHNOLOGY

       The key design principles of our network attempt to provide the following attributes which we believe are important requirements of our existing and potential customers:

       ROBUST NETWORK SECURITY. Modem access to enterprise networks presents significant security risks, since any telephone can be used to attempt to access such a network simply by dialing the telephone number. As a result, enterprises expend significant effort and resources to prevent unauthorized access. Enterprises also typically limit remote access users to reading e-mail or other non-sensitive applications. Our network is designed to ensure secure availability of all internal applications and information for remote locations. Our permanent virtual circuit network architecture connects individual end-users at fixed locations to a single enterprise, which reduces the possibility of unauthorized access and allows our customers to safely transmit sensitive information and applications over our TeleSpeed lines.

       CONSISTENT AND SCALABLE PERFORMANCE. We believe that eventually public packet networks will evolve to replace the over 40 million modems currently connected to circuit switched networks that have been deployed in the U.S. As such, we designed our network for scalability and consistent performance to all users as the networks grow. We have designed a "star topology" network similar to the most popular local area network architecture currently used in high-performance enterprise networks. In this model, new capacity is added automatically as each new user receives a new line. We also use asynchronous transfer mode equipment in our network that implements packet switching directly in silicon circuits rather than slower router-based designs that implement switching in router software.


       INTELLIGENT END-TO-END NETWORK MANAGEMENT. Because the customers' and end users' lines are continuously connected, they can also always be monitored. We have visibility from the Internet service provider or enterprise site across the network and into the end-user's home or business. Because our network is centrally managed, we can identify and dynamically enhance network quality, service and performance and address network problems promptly.


       FLEXIBILITY. We have designed our network to be flexible in handling various types of network traffic, starting with data, but able to accommodate voice and video. This flexibility will allow us to directly offer, or enter into arrangements with other entities to offer, not only value-added services such as voice over DSL, but also control the prioritization of content delivery within our national network.

       The primary components of our network is the network operations center, our high-speed private metropolitan networks, central office spaces, including digital subscriber line access multiplexers (DSLAMs), copper telephone lines and DSL modems.

       NETWORK OPERATIONS CENTER. Our entire network is managed from the network operations center. We provide end-to-end network management using advanced network management tools on a 24x7 basis, which enhances our ability to address performance or connectivity issues before they affect the end-user experience. From the network operations center, we can monitor the equipment and circuits in each metropolitan network (including the asynchronous transfer mode equipment), each central office (including DSLAMs) and potentially individual end-user lines (including the DSL modems). Presently, our network operations center is located in the San Francisco Bay Area. We are currently in the process of building a second network operations center on the East Coast.

       PRIVATE METROPOLITAN NETWORK. We operate our own private metropolitan network in each region that we enter. The network consists of high-speed asynchronous transfer mode communications circuits that we lease to connect our asynchronous transfer mode hubs, our equipment in individual central offices and our Internet service provider, enterprise and telecommunications carrier customers. This network operates at a speed of 45 to 155 megabits per second.

       CENTRAL OFFICE SPACES. Through our interconnection agreements with the traditional telephone companies, we seek to secure space in every central office where we intend to offer service. These central office spaces are designed to offer the same high reliability and availability standards as the traditional telephone company's other central office space. We require access to these spaces for our equipment and for persons employed by, or under contract with, us. We place DSLAMs in our central office spaces to provide the high-speed DSLsignals on each copper line to our end-users. We expect to deploy up to 80 central office spaces in any metropolitan statistical area that we enter. As of December 31, 1999, we had 1,100 central office spaces operational. In addition, we have a significant number of additional spaces under construction as well as other spaces on order from various traditional telephone companies. In December 1998, we entered into a professional service arrangement with Lucent Technologies to augment and accelerate our ability to deploy our central office facilities.

       TELEPHONE WIRES. We lease the telephone wires running to end-users from the traditional telephone companies under terms specified in our interconnection agreements. We lease lines that, in numerous cases, must be specially conditioned by the traditional telephone companies to carry digital signals, usually at an additional charge relative to that for voice grade telephone wires. The price we are obligated to pay for these lines currently varies from $4 to $70 per month per line with additional one-time charges in some cases for installation, modification or removal of lines.

       DSL MODEMS AND ON-SITE CONNECTION. We buy our DSL modems from our suppliers for resale to our Internet service provider or enterprise customers for use by their end-users. We configure and install these modems along with any required on-site wiring needed to connect the modem to the copper line leased from the traditional telephone company. For the most part, the DSL modem and DSLAM equipment used must come from the same vendor for all services, since there aren't yet interoperability standards for the equipment used in our higher-speed services. We are also pursuing a program of ongoing network development. Our service development and engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to facilitate the development of network applications by third parties that will increase the use of our network. See "Risk Factors--The scalability and speed of our network remain largely unproven."

COMPETITION

       The markets for business and consumer Internet access and network access services are intensely competitive. We expect that these markets will become increasingly competitive in the future. The principal bases of competition in our markets include:

       o      price/performance;

       o      breadth of service availability;

       o      reliability of service;

       o      network security;

       o      ease of access and use;

       o      content bundling;

       o      customer support;

       o      brand recognition;

       o      operating experience;

       o relationships with Internet service providers and other third parties; and

       o      capital resources.

       We face competition from traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers.

       TRADITIONAL TELEPHONE COMPANIES. All of the largest traditional telephone companies in our target markets have begun offering DSL services or have announced their intention to provide DSL services in the near term. As a result, the traditional telephone companies represent strong competition in all of our target service areas, and we expect this competition to intensify. The traditional telephone companies have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, own the telephone wires themselves and can bundle digital data services with their existing voice services to achieve economies of scale in serving their customers. Certain of the traditional telephone companies have aggressively priced their consumer DSL services as low as $19-$29 per month, placing pricing pressure on our TeleSurfer services. The traditional telephone companies are also in a position to offer service from central offices where we are unable to secure space and offer service because of asserted or actual space restrictions.

       CABLE MODEM SERVICE PROVIDERS. Cable modem service providers such as AT&T, Road Runner and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over hybrid fiber coaxial cable networks. Hybrid fiber coaxial cable is a combination of fiber optic and coaxial cable, and has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. Where deployed, these networks provide similar and in some cases higher-speed Internet access than we provide. They also offer these services at lower price points than our TeleSurfer services. We believe the cable modem service providers face a number of challenges that providers of DSL services do not face. For example, different regions within a metropolitan statistical area may be served by different cable modem service providers, making it more difficult to offer the blanket coverage required by potential business customers. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which we believe is significantly more expensive and time-consuming than the deployment of DSL-based networks.

       COMPETITIVE TELECOMMUNICATIONS COMPANIES. Many competitive telecommunications companies such as NorthPoint Communications, Rhythms NetConnections and Network Access Solutions offer high-speed digital services using a business strategy similar to ours. Some of these competitors have begun offering DSL-based access services and others are likely to do so in the future. Companies such as Teleport Communications Group, Inc. (acquired by AT&T), Brooks Fiber Properties, Inc. (acquired by MCI WorldCom), MFS (acquired by MCI WorldCom) and NEXTLINK Communications have extensive fiber networks in many metropolitan areas, primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the traditional telephone companies pursuant to which they have acquired central office space in many markets targeted by us. Further, certain of our customers have made investments in our competitors.

       NATIONAL LONG DISTANCE CARRIERS. Interexchange carriers, such as AT&T, Sprint, MCI WorldCom and Qwest, have deployed large-scale Internet access networks and ATM networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the traditional telephone companies and a number of spaces in central offices from which they are currently offering or could begin to offer competitive DSL services.

       INTERNET SERVICE PROVIDERS. Internet service providers such as BBN (acquired by GTE), UUNET Technologies (acquired by MCI WorldCom), EarthLink Network, Concentric Network Corporation, MindSpring Enterprises, Netcom On-Line Communication Services (acquired by MindSpring Enterprises) and PSINet provide Internet access to residential and business customers, generally using the existing public switched telephone network at integrated services digital network speeds or below. Some Internet service providers such as UCNET Technologies in California and New York, HarvardNet Inc. and InterAccess have begun offering DSL-based services. To the extent we are not able to recruit Internet service providers as customers for our service, Internet service providers could become competitive DSL service providers.

       ON-LINE SERVICE PROVIDERS. On-line service providers include companies such as AOL, CompuServe (acquired by AOL), MSN (a subsidiary of Microsoft Corp.) and Web TV (a subsidiary of Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these on-line service providers have developed their own access networks for modem connections. If these on-line service providers were to extend their access networks to DSL or other high-speed service technologies, they would become competitors of ours.

       WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We may face competition from terrestrial wireless services, including two Gigahertz (Ghz) and 28 Ghz wireless cable systems (Multi-channel Microwave Distribution System (MMDS) and Local Multi-channel Distribution System
(LMDS)), and 18 Ghz and 39 Ghz point-to-point microwave systems. For example, the FCC is currently considering new rules to permit MMDS licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for LMDS services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing.

       We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

INTERCONNECTION AGREEMENTS WITH TRADITIONAL TELEPHONE COMPANIES

       A critical aspect of our business is our interconnection agreements with the traditional telephone companies. These agreements cover a number of aspects including:

       o the price we pay to lease access to the traditional telephone company's telephone wires;

       o the special conditioning the traditional telephone company provides on certain of these lines to enable the transmission of digital signals;

       o the price and terms of central office space for our equipment in the traditional telephone company's central offices;

       o the price we pay and access we have to the traditional telephone company's transport facilities;

       o the operational support systems and interfaces that we can use to place orders, report network problems and monitor the traditional telephone company's response to our requests;

       o the dispute resolution process that we use to resolve disagreements on the terms of the interconnection contract; and

       o the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of the traditional telephone company relationship.

       As of December 31, 1999, we have entered into interconnection agreements with or otherwise obtained interconnection rights from the different major traditional telephone companies in all the states covering our metropolitan statistical areas. Traditional telephone companies do not in many cases agree to our requested provisions in interconnection agreements and we have not consistently prevailed in obtaining all of our desired provisions in such agreements either voluntarily or through the interconnection arbitration process. We cannot be sure that we will be able to continue to sign interconnection agreements with existing or other traditional telephone companies. We are currently negotiating agreements with several traditional telephone companies in order to expand our services into 100 targeted metropolitan statistical areas. The traditional telephone companies are also permitting competitive telecommunications companies to adopt previously signed interconnection agreements. In certain instances, we have adopted the interconnection agreement of another competitive telecommunications company. Other competitive telecommunications companies have also adopted the same or modified versions of our interconnection agreements, and may continue to do so in the future.

       Many of our interconnection agreements have a term of three years. We will have to renegotiate these agreements when they expire. Although we expect to renew the interconnection agreements that require renewal and believe the 1996 Telecommunications Act and the agreements themselves limit the ability of traditional telephone companies not to renew such agreements, we may not succeed in extending or renegotiating our interconnection agreements on favorable terms. Additionally, disputes have arisen and will likely arise in the future as a result of differences in interpretations of the interconnection agreements. For example, we are in litigation proceedings with certain of the traditional telephone companies. These disputes have delayed our deployment of our network. They have also adversely affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. Finally, the interconnection agreements are subject to state commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that hurts our business.

GOVERNMENT REGULATION


       OVERVIEW. Our services are subject to a variety of federal regulations. With respect to certain activities and for certain purposes, we have submitted our operations to the jurisdiction of state and local authorities who may also assert more extensive jurisdiction over our facilities and services. The FCC has jurisdiction over all of our services and facilities to the extent that we provide interstate and international services. To the extent we provide identifiable intrastate services, our services and facilities are subject to state regulations. Rates for the services and network elements we purchase from the traditional local telephone companies are generally determined by the states consistent with federal law. In addition, local municipal government authorities also assert jurisdiction over our facilities and operations. The jurisdictional reach of the various federal, state and local authorities is subject to ongoing controversy and judicial review, and we cannot predict the outcome of such review.


       FEDERAL REGULATION. We must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Telecommunications Act, as well as the FCC's regulations under the statute. The 1996 Telecommunications Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Telecommunications Act.

       Among other things, the 1996 Telecommunications Act removes barriers to entry in the local telecommunications market. It does this by preempting certain state and local laws that are barriers to competition and by requiring traditional telephone companies to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, interexchange carriers and competitive telecommunications companies such as us.


       Regulations promulgated by the FCC under the 1996 Telecommunications Act specify in greater detail the requirements of the 1996 Telecommunications Act imposed on the traditional telephone companies to open their networks to competition by providing competitors interconnection, central office space, access to unbundled network elements, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. The requirements enable companies such as us to interconnect with the traditional telephone companies in order to provide local telephone exchange services and to use portions of the traditional telephone companies' existing networks to offer new and innovative services such as our TeleSpeed and TeleSurfer services. In January 1999, the U.S. Supreme Court ruled on challenges to the FCC regulations. Although the U.S. Supreme Court upheld most of the FCC's authority and its regulations, it required the FCC to reexamine and redefine which unbundled network elements the traditional telephone companies must offer. The FCC issued its revised list of unbundled network elements in September 1999.


       The 1996 Telecommunications Act also allows the Regional Bell Operating Companies (RBOCs), which are the traditional telephone companies created by AT&T's divestiture of its local exchange business, to enter the long distance market within their own local service regions upon meeting certain requirements. The remaining RBOCs include BellSouth, Bell Atlantic Corporation, Ameritech Corporation, U S WEST Communications, Inc. and SBC Communications, Inc. The timing of the various RBOCs' entry into their respective in-region long distance service businesses is extremely uncertain. In December 1999, Bell Atlantic's application to provide in-region long distance services in New York state was granted by the FCC. Given the FCC's grant of Bell Atlantic's application, the FCC is likely to thereafter grant similar applications by Bell Atlantic and the other RBOCs in other states. On January 10, 2000, Southwestern Bell Telephone Company, a subsidiary of SBC, filed its application for FCC approval to provide in-region long distance service in Texas. The FCC is expected to act on the application in mid-2000. The timing of the various RBOCs' in-region longdistance entry will likely affect the level of cooperation we receive from each of the RBOCs. The approval of such entry will likely adversely affect the level of cooperation.

       In addition, the 1996 Telecommunications Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. Traditional telephone company tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the traditional telephone companies will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under the 1996 Telecommunications Act, the FCC is considering eliminating certain regulations that apply to the traditional telephone companies' provision of services that are competitive with ours. The timing and the extent of regulatory freedom and pricing flexibility and regulatory freedom granted to the traditional telephone companies will affect the competition we face from the traditional telephone companies' competitive services.

       Further, the 1996 Telecommunications Act provides the FCC with the authority to forbear from regulating entities such as us who are classified as "non-dominant" carriers. The FCC has exercised its forbearance authority. As a result, we are not obligated to obtain prior certificate approval from the FCC for our interstate services or file tariffs for such services. We have determined not to file tariffs for our interstate services. We provide our interstate services to our customers on the basis of contracts rather than tariffs. We believe that it is unlikely that the FCC will require us to file tariffs for our interstate services in the future.


     On March 18, 1999, the FCC announced that it was adopting rules to make it easier and less expensive for competitive telecommunications companies to obtain central office space and to require traditional telephone companies to make new alternative arrangements for obtaining central office space. However, in March 2000, the U.S. Court of Appeal for the District of Columbia issued a decision casting doubt in whether new entrants will be able to locate certain kinds of equipment in the traditional local telephone companies' central offices. The FCC's rules on location of new entrant's equipment in central offices remain somewhat uncertain, and have not been uniformly implemented. In the March 1999 announcement, the FCC provided notice of proposed rule-making to determine whether carriers should be able to provide asymmetric DSL over the same line over which traditional telephone companies provide voice service. The notice sought comments on the operational, pricing, legal and policy ramifications of mandating such line sharing. On November 18, 1999, the FCC required the traditional local phone companies to provide us and other competitive local carriers with line sharing access. If implemented by the traditional local phone companies these rules could materially lower the price we pay to lease access to the traditional telephone company's telephone wires. While we believe that these rules are advantageous to us, the traditional telephone companies may balk at, delay, or thwart the implementation of such rules.



       In its March 2000 ruling, the federal appeals court struck portions of the FCC's new rules concerning the location of new entrants' equipment in traditional local telephone companies' central offices, and has required the FCC to reconsider and review those rules. In particular, the appeals court has required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

       Any changes in applicable federal law and regulations, in particular, changes in its interconnection agreements with traditional telephone companies, the prospective entry of the RBOCs into the in-region long distance business and grant of regulatory freedom and pricing flexibility to the traditional telephone companies, could harm our business.

       STATE REGULATION. To the extent we provide identifiable intrastate services or have otherwise submitted ourselves to the jurisdiction of the relevant state telecommunications regulatory commissions, we are subject to such jurisdiction. In addition, certain states have required prior state certification as a prerequisite for processing and deciding an arbitration petition for interconnection under the 1996 Telecommunications Act. As of December 31, 1999,we were authorized under state law to operate as a competitive local exchange carrier in 34 states, and intend to obtain authorization in the other states necessary to cover our 100 targeted metropolitan statistical areas. We have pending arbitration proceedings in different states for interconnection arrangements with the relevant traditional telephone companies. We have concluded arbitration proceedings in a number of states by entering into interconnection agreements with the relevant traditional telephone companies. We have filed tariffs in certain states for intrastate services as required by state law or regulation. We are also subject to periodic financial and other reporting requirements of these states with respect to our intrastate services.

       The different state commissions have various proceedings to determine the rates, charges and terms and conditions for unbundled network elements (unbundled network elements are the various portions of a traditional telephone company's network that a competitive telecommunications company can lease for purposes of building a facilities-based competitive network, including telephone wires, central office collocation space, inter-office transport, operational support systems, local switching and rights of way), as well as the discount for wholesale services that we purchase from the relevant traditional telephone company. The rates set forth in our interconnection agreements are interim rates and will be prospectively, and, in some cases, retroactively, affected by the permanent rates set by the various state commissions for such unbundled network elements as unbundled loops and interoffice transport. We have participated in unbundled network element rate proceedings in several states in an effort to reduce these rates. If any state commission decides to increase unbundled network element rates our operating results could suffer. The applicability of the various state regulations on our business and compliance requirements will be further affected by the extent to which our services are determined to be intrastate services. Jurisdictional determinations of our services as intrastate services could harm our business.

       LOCAL GOVERNMENT REGULATION. We may be required to obtain various permits and authorizations from municipalities in which we operate our own facilities. The issue of whether actions of local governments over the activities of telecommunications carriers, including requiring payment of franchise fees or other surcharges, pose barriers to entry for competitive telecommunications companies which may be preempted by the FCC is the subject of litigation. Although we rely primarily on the unbundled network elements of the traditional telephone companies, in certain instances we deploy our own facilities, including fiber optic cables, and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could harm our business.

       The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. The ultimate outcome of these proceedings and the ultimate impact of the 1996 Telecommunications Act or any final regulations adopted pursuant to the 1996 Telecommunications Act or our business cannot be determined at this time but may well be adverse to our interests. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and we can give you no assurance that such future regulation or regulatory changes will not harm our business. See "Risk Factors--Rejections of our applications for central office space by traditional telephone companies are likely to delay the expansion of our network and the rollout of our services" and "Our services are subject to government regulation, and changes in current or future laws or regulations could adversely affect our business."

INTELLECTUAL PROPERTY

       We regard certain aspects of our products, services and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

       Currently we have one patent and a number of patent applications pending, and intend to prepare additional applications and to seek additional patent protection for our systems and services to the extent possible. The pending and any future patents may not be issued to us, and if issued, they may not protect our intellectual property from competition which could seek to design around or invalidate these patents.

       Further, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. Steps taken by us may not prevent misappropriation or infringement of our intellectual property rights, and litigation may be necessary in the future to enforce our intellectual property rights to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

       In addition, others may sue us with respect to infringement of their intellectual property rights. We were recently sued by Bell Atlantic for an alleged infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." On February 18, 2000, we were granted a summary judgement ruling in the Bell Atlantic lawsuit. The court ruled that we had not infringed on Bell Atlantic's patent. We anticipate that Bell Atlantic may appeal this decision and, while we expect that we would prevail on appeal, the outcome of such an appeal is inherently uncertain. Such lawsuits, including an appeal in the Bell Atlantic lawsuit, could significantly harm our business.

EMPLOYEES

       As of December 31, 1999, we had 848 employees, excluding temporary personnel and consultants. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing, legal and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing, legal and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management. In addition, in the event that our employees unionize, we could incur higher ongoing labor costs and disruptions in our operations in the event of a strike or other work stoppage.

PROPERTIES

       We are headquartered in Santa Clara, California in facilities consisting of approximately 62,000 square feet pursuant to a lease that will expire on or before July 14, 2002. We also lease office space in many of the metropolitan statistical areas in which we conduct operations.

       We have recently expanded our headquarters space in Santa Clara by leasing additional office space, and have expanded our operational space with a new facility lease in Denver, Colorado. Through a subsidiary, we have also acquired land and are currently building a 100,000 square foot network operations center in Prince Williams County, Virginia. We also lease central office space from the traditional telephone company in each region that we operate or plan to operate under the terms of our interconnection agreements and obligations imposed by state public utilities commissions and the FCC. While the terms of these leases are perpetual, the productive use of our central office space is subject to the terms of our interconnection agreements which expire on or before March 2001. We will increase our central office space as we expand our network geographically.

LEGAL PROCEEDINGS

       We are engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple traditional telephone companies. These negotiations, arbitrations and proceedings concern the traditional telephone companies' denial of physical central office space to us in certain central offices, the cost and delivery of central office spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. For example, we are currently involved in commercial arbitration proceedings with Pacific Bell over these issues. We have also filed a lawsuit against Pacific Bell and certain of its affiliates, including SBC Communications, in federal court. We are pursuing a variety of contract, tort, and antitrust and other claims, such as violations of the Telecommunications Act, in these proceedings. In November 1998, we prevailed in our commercial arbitration proceeding against Pacific Bell. The arbitration panel found that Pacific Bell breached its interconnection agreement with us and failed to act in good faith on multiple counts. The arbitration panel ruled in favor of awarding us direct damages, as well as attorneys' fees and costs of the arbitration. Pacific Bell is currently attempting to have the decision vacated. Meanwhile, the arbitration panel is evaluating our claim for additional damages.

       We have also filed a lawsuit against Bell Atlantic and its affiliates in federal court. We are pursuing antitrust and other claims in this lawsuit. In addition, Bell Atlantic has separately filed suit against us asserting infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." However, on February 18, 2000 the court issued a summary judgment ruling holding that we had not infringed Bell Atlantic's patent. We anticipate that Bell Atlantic may appeal this decision and, while we expect that we would prevail on an appeal, the outcome of such an appeal is inherently uncertain.

       Several of our former employees have filed complaints against us in court, alleging that they were terminated wrongfully and are entitled to commissions and other amounts arising from their employment with us. We believe that this employee resigned and that we do not owe him any money, but litigation is unpredictable and there is no guarantee we will prevail. Another group of our former employees have filed a complaint against us in California Superior Court, alleging that they were terminated wrongfully and are entitled to various amounts arising from their employment with us. We believe that we do not owe these employees any money, but litigation is unpredictable and we cannot guarantee that we will prevail in this matter. Failure to resolve these various legal disputes and controversies without excessive delay and cost and in a manner that is favorable to us could significantly harm our business.

       We are not currently engaged in any other legal proceedings that we believe could have a material adverse effect on our business, prospects, operating results and financial condition. We are, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive telecommunications company interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could harm our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


       Our directors and executive officers, and their respective ages as of March 15, 2000, are as follows:



NAME                                AGE          POSITION
----                                ---          --------
Robert Knowling, Jr...................44         Chairman of the Board, President and
                                                 Chief Executive Officer
Timothy Laehy.........................43         Executive Vice President and Chief Financial Officer
Robert Davenport, III.................40         Executive Vice President, Business
                                                 Development
Catherine Hemmer......................41         Executive Vice President and Chief Operating Officer
Robert Roblin.........................47         Executive Vice President, Sales and
                                                 Marketing
Joseph Devich.........................42         Executive Vice President, Corporate
                                                 Services
Dhruv Khanna..........................40         Executive Vice President, General Counsel
                                                 and Secretary
Jane Marvin...........................40         Executive Vice President, Human Resources
Terry Moya............................41         Executive Vice President, External Affairs
Michael Lach..........................38         Executive Vice President, Business
                                                 Integration
Jimmy LaValley........................46         Executive Vice President, Community Relations
Robert Hawk...........................60         Director
Hellene Runtagh.......................51         Director
Daniel Lynch..........................58         Director
Frank Marshall........................53         Director
Rich Shapero..........................51         Director
Larry Irving..........................43         Director
Debra Dunn............................44         Director



     ROBERT KNOWLING, JR. has been our President, Chief Executive Officer and a member of our board of directors since July 1998. As of September 1999, he also became Chairman of the Board of Directors. From October 1997 through July 1998, Mr. Knowling served as the Executive Vice President of Operations and Technologies at U S WEST Communications, Inc., a regional telecommunications service provider. In this capacity, Mr. Knowling was responsible for planning, delivering and maintaining high-quality telecommunications services for more than 25 million customers in 14 western and midwestern states. From March 1996 through September 1997, he served as Vice President of Network Operations at U S WEST Communications, Inc. From November 1994 through March 1996, he served as Vice President of Network Operations for Ameritech Corporation. Mr. Knowling began his career in 1977 at Indiana Bell where he progressed through a variety of assignments in operations, engineering and marketing. When Indiana Bell became a part of Ameritech Corporation, Mr. Knowling assumed positions of increasing responsibility in marketing, product development, large business marketing and network operations, including service on Ameritech Corporation's re-engineering breakthrough development team. As lead architect of the Ameritech Corporation transformation, Mr. Knowling reported directly to the Chairman.

     TIMOTHY LAEHY joined us in August 1997. He served as our Chief Financial Officer, Treasurer and Vice President, Finance until February 1999 and currently serves as our Executive Vice president and Chief Financial Officer. Prior to joining us, Mr. Laehy served as Vice President, Corporate Finance and Treasurer of Leasing Solutions, Inc., a computer equipment leasing company, from February 1991 to August 1997. From 1990 to 1991, Mr. Laehy served as a senior associate with Recovery Equity Partners, a private venture capital investment fund. From 1985 to 1990, he served in various capacities at Guarantee Acceptance Capital Corporation, an investment bank, Liberty Mutual Insurance Company and Union Carbide Corporation.

     ROBERT R. DAVENPORT, III joined us in January 1999. He served as our Vice President, Business Development until February 1999 and has served as our Executive Vice President, Business Development since that date. Prior to joining us, Mr. Davenport was Senior Vice President and Chief Operating Officer at Tele-Communications, Inc.'s Internet Services subsidiary, TCI.NET from 1997 to 1999. Between 1995 and 1997, Mr. Davenport was with Tele-Communications, Inc., as Vice President, Finance and Development for the Telephony Services subsidiary. From 1992 to 1995, he was Managing Partner of RD Partners, LLC, a private investment firm focused on leveraged equity investments.


     CATHERINE HEMMER joined us in August 1998. She served as our Vice President, Operations until February 1999 and served as our President, Network Services from February 1999 to September 1999, and currently serves as our Executive Vice President and Chief Operating Officer. From 1996 to August 1998, she was Vice President, Network Reliability and Operations at U S WEST Communications, Inc. From 1995 to 1996, she served as General Manager, Network provisioning at Ameritech Services, Inc., a telecommunications company. From 1987 to 1995, she served in various capacities, including Vice President, Network Services, at MFS Telecom, Inc. From 1981 to 1987, she served in various management roles at MCI Communications Inc. (now MCI Worldcom, Inc.), providing management information systems support for the network operations organization.

     ROBERT ROBLIN joined us in November 1998. He served as our Vice President, Marketing until February 1999 and has served as our Executive Vice President, Sales and Marketing since that date. Prior to joining us, he was Executive Vice President of Marketing at Adobe Systems, Inc. from 1996 to November 1998. From 1994 to 1996, Mr. Roblin served as Vice President and General Manager of Marketing of the Consumer Division of IBM Corporation. Between 1992 and 1994, Mr. Roblin was the Vice President of Marketing of Pensoft, Inc., a start-up pen-based software company that produced a database-driven personal information manager.

     JOSEPH DEVICH joined us in August 1998. He served as Vice President and General Manager of our Western Region until February 1999 and served as President and General Manager of the Western Region from February 1999 to September 1999. Since September 1999, he has served as Executive Vice President, Corporate Services. Prior to joining us, from November 1996 to August 1998, Mr. Devich was Vice President, Operations and Technologies Staff of U S WEST Communications, Inc., where he served on the strategic leadership council and was responsible for leading staff support functions, methodical and procedural process support, results reporting and analysis, systems planning and integration, customer value analysis, disaster recovery/business continuity planning, network security, supplier management and operations strategy planning. From August 1986 to November 1996, Mr. Devich worked in several capacities at Ameritech Corporation, including Manager of Product Management--Technical Support, and Director in the areas of customer support in the large business market, service reliability within custom business services, process improvement of network operations and network provisioning.

     DHRUV KHANNA is one of our founders. He served as our Vice President, General Counsel and Secretary from October 1996 until February 1999 and has served as our Executive Vice President, General Counsel and Secretary since that date. He was an in-house counsel for Intel Corporation's communications products division and its Senior Telecommunications Attorney between 1993 and 1996. Between 1987 and 1993, Mr. Khanna was an associate at Morrison & Foerster, LLP, where his clients included Teleport Communications Group (now AT&T Corp.), McCaw Cellular Communications, Inc. (now AT&T Wireless), and Southern Pacific Telecom (now Qwest Communications International, Inc.). Mr. Khanna has extensive experience with regulatory matters, litigation and business transactions involving the RBOCs and other telecommunications companies. While at Intel, he helped shape the computer industry's positions on the Telecommunications Act of 1996 and the FCC's rules implementing the 1996 Act.


     JANE MARVIN joined us in April 1999 as our Senior Vice President, Human Resources. Prior to joining us, from August 1995 to April 1999, Ms. Marvin was Vice President, Human Resources for the General Business, Small Business and Enhanced Business Services units and Director, Leadership and Executive Development of Ameritech Corporation. In these capacities, she re-engineered and streamlined multiple HR processes and drove corporate-wide change initiatives. From 1991 to 1995, Ms. Marvin was Human Resources Director with the Pepsi Cola Company, a division of Pepsico Inc., where she improved business processes in the areas of recruitment, selection, training, and compensation. From 1984 to 1991, Ms. Marvin worked in progressively broader HR leadership roles at DataGeneral Corporation, a provider of enterprise hardware and software solutions.

     TERRY MOYA joined us in July 1999 as our Senior Vice President, External Affairs. Prior to joining us, from January 1999 to July 1999, Terry served as Vice President & Chief Financial Officer, Capital Management, Network/Operations and Technologies at U S WEST Communications, Inc. From August 1998 to January 1999, Terry served as Vice President, Operations for U S WEST Communications, Inc., where he managed over $2 billion in capital expenditures and over $320 million in engineering and construction transaction costs. From February 1997 to August 1998, Terry served as Vice President, Construction, Operations and Technologies and led the outside plant construction contracting organization for U S WEST Communications, Inc. From August 1992 to February 1997, Terry spent time in over a half dozen foreign countries establishing and improving several different lines of business for U S WEST Communications, Inc. These countries include Poland, Russia, the Czech Republic, Hungary, Brazil and the United Kingdom. Prior to August 1992, Terry was at KPMG Peat Marwick, LLP in New Orleans.

     MICHAEL LACH joined us in January 2000 as our Executive Vice President, Business Integration. Prior to joining us, from May 1997 to December 1999, Mr. Lach was Vice President, Customer Provisioning and Maintenance of Ameritech Corporation, where he was responsible for the installation and repair of residential phone lines across a five-state region. From October 1995 to May 1997, Mr. Lach was General Manager, Network Operations West of Ameritech Corporation, where he was responsible for provisioning and maintaining central offices and the transport network in a three state region. From September 1994 to October 1995, Mr. Lach was Division Manager, Technical Support of Ameritech Corporation, where he supported the development and implementation of new product for residential and business customers. From March 1993 to August 1994, Mr. Lach was Director, Business Development for Siemens Stromberg-Carlson, Inc. From January 1984 to February 1993, Mr. Lach served in various management roles with Ameritech Corporation relating to its network.

     JIMMY LAVALLEY joined us in April 2000 as Executive Vice President of Community Relations. Prior to joining the Company, from June 1979 to April 2000, Mr. LaValley was with U S WEST Communications, Inc. Most recently, from February 1999 to April 2000, Mr. LaValley was Vice President Human Resources, responsible for Strategic Staffing Services and Management Development for U S WEST's 58,000 employees. From October 1997 to February 1999, Mr. LaValley was Vice President Human Resources supporting Network Services, the largest U S WEST Business Unit. In this role, all aspects of Human Resources support were provided to 28,000 employees. Prior to these assignments, Mr. LaValley held leadership positions in all aspects of the Human Resources disciplines at U S WEST. A former police officer in Tahlequah Oklahoma, Mr. LaValley holds a bachelor's degree in criminal justice/pre-law from Northeastern Oklahoma State University.

     ROBERT HAWK has served as a member of our board of directors since April 1998. Mr. Hawk is President of Hawk Communications and recently retired as President and Chief Executive Officer of U S WEST Multimedia Communications, a regional telecommunications service provider, where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of U S West Communications, Inc., from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President of Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was director of Advanced Systems Development for AT&T/American Bell. He currently serves on the boards of PairGain Technologies, Inc., COM21, Inc., Concord Communications, Inc., Radcom, Ltd., Efficient Networks, Inc. and several privately held companies.

     DANIEL LYNCH has served as a member of our board of directors since April 1997. Mr. Lynch is also a founder of CyberCash, Inc. and has served on its board of directors since August 1994. From December 1990 to December 1995, he served as chairman of the board of directors of Softbank Forums, a provider of education and conference services for the information technology industry. Mr. Lynch founded Interop Company in 1986, which is now a division of ZD Comdex and Forums. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute, the Bionomics Institute and CommerceNet. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/IP based protocols. He has served as a member of the board of directors of Exodus Communications since January 1998. Mr. Lynch previously served as a member of the board of directors at UUNET Technologies, Inc., from April 1994 until August 1996.

     FRANK MARSHALL has served as a member of our board of directors since October 1997. Mr. Marshall currently serves on the board of directors of PMC-Sierra, Inc. and several private companies. Mr. Marshall also serves on the technical advisory board of several high technology private companies. He is a member of the InterWest Partners Advisory Committee and a Venture Partner at Sequoia Capital. From 1992 to 1997, Mr. Marshall served as Vice President of Engineering and Vice President and General Manager, Core Business Unit of Cisco Systems, Inc. From 1982 to 1992, he served as Senior Vice President, Engineering at Convex Computer Corporation.

     RICH SHAPERO has served as a member of our board of directors since July 1997. Mr. Shapero has been a general partner of Crosspoint Venture Partners, L.P., a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Previously, he was a Vice President of Sun Microsystems, Inc., Senior Director of Marketing at AST Research, Inc., and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division. Mr. Shapero serves as a member of the board of directors of Sagent Technology, Inc., a provider of real-time eBusiness intelligence, and several privately held companies.


     HELLENE RUNTAGH has served as a member of our board of directors since November 3, 1999. Ms. Runtagh has served as Executive Vice President of Universal Studios since January 1999. In this capacity, she is responsible for overseeing the activities of the Universal Studios Operations Group, Universal Studios Consumer Products Group, Universal Studios Corporate Marketing and Sponsorships, and the Spencer Gift retail operations, Universal Studios' worldwide information technology, and Seagram's global sourcing and real estate operations. From February 1997 to January 1999, she held the position of senior vice president of reengineering effort at Universal. Previously, Ms. Runtagh spent 25 years at General Electric, where she served as President and Chief Executive Officer of GE Information Services from 1989 to 1996 and held general management roles with GE's capital and software businesses.


     LARRY IRVING has served as a member of our Board of Directors since April 2000. Mr. Irving is the President and CEO of UrbanMagic.com, an Internet portal for the African American community scheduled to be launched later this year. Prior to joining UrbanMagic.com, Mr. Irving served for almost seven years as Assistant Secretary of Commerce for Communications and Information, where he was a principal advisor to the President, Vice President and Secretary of Commerce on domestic and international communications and information policy issues, including the development of policies related to the Internet and Electronic Commerce. He was a point person in the Administration's successful efforts to reform the United States' telecommunications law, which resulted in the passage of the Telecommunications Act of 1996. Mr. Irving is widely credited with popularizing the term "Digital Divide" and was the principal author of the landmark Federal survey, FALLING THROUGH THE NET, which tracked access to telecommunications and information technologies, including computers and the Internet, across racial, economic, and geographic lines. In recognition of his work to promote policies and develop programs to ensure equitable access to advanced telecommunication and information technologies, Irving was named one of the fifty most influential persons in the "Year of the Internet" by Newsweek Magazine. Prior to joining the Clinton-Gore Administration, Mr. Irving served ten years on Capitol Hill, most recently as Senior Counsel to the U.S. House of Representatives Subcommittee on Telecommunications and Finance. He also served as Legislative Director, Counsel and Chief of Staff (acting) to the late Congressman Mickey Leland (D-Texas). During the previous three years, Mr. Irving was associated with the Washington, D.C. law firm of Hogan & Hartson, specializing in communications law, antitrust law and commercial litigation.

     DEBRA DUNN has served as a member of our Board of Directors since April 2000. Since late 1999, Ms. Dunn has been the vice president of Strategy and Corporate Operations for Hewlett-Packard Company and has global responsibility for driving the broad range of efforts required to reposition Hewlett-Packard. She is responsible for corporate-wide functions including corporate strategy, development, communications, philanthropy and government affairs. Ms. Dunn joined Hewlett-Packard in 1983 as an executive development manager in Hewlett-Packard's Corporate Training division in Palo Alto. She held a wide range of development and marketing management positions from 1986 to 1992, and was promoted to manufacturing manager for Hewlett-Packard's Video Communication division in 1992, marketing manager in 1993 and was named general manager of the division in 1996. Ms. Dunn was promoted to general manager of Hewlett-Packard's executive committee in 1998 and led the Hewlett-Packard/Agilent split process and Hewlett-Packard's new business creation function.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of April 1, 2000 by:

     (i)   the Named Executive Officers;

     (ii)  each of the Company's directors;

     (iii) all of the Company's executive officers and directors as a group; and

     (iv) all persons known to the Company who directly own 5% or more of the Company's Common Stock.

     Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Covad Communications Group, Inc., 4250 Burton Drive, Santa Clara, California 95054. As of April 1, 2000, there were 143,580,109 shares (on a post-split basis) of Common Stock outstanding. Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of April 1, 2000 as described in the footnotes below. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1). Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.

                                                                                  NUMBER OF
                                                                                    SHARES          PERCENTAGE
                                                                                 BENEFICIALLY      BENEFICIALLY
                             BENEFICIAL OWNER                                       OWNED             OWNED
----------------------------------------------------------------------------    ---------------   ---------------
Putnam Investments, Inc.(1)................................................         11,728,230              12.1%
Fidelity Management & Research Company(2)..................................         10,157,550             10.52%
Robert Knowling Jr.(3).....................................................          1,666,808               1.1%
Robert Roblin(4)...........................................................            183,132                 *
Catherine Hemmer(5)........................................................            142,546                 *
Joseph Devich(6)...........................................................            166,283                 *
Robert Davenport, III(7)...................................................            100,780                 *
Robert Hawk(8).............................................................            234,232                 *
Daniel Lynch(9)............................................................            508,621                 *
Frank Marshall(10).........................................................            598,731                 *
Rich Shapero(11)...........................................................              8,748                 *
Hellene Runtagh(12)........................................................             14,248                 *
All current executive officers and directors as a group (15 persons).......         10,215,964               6.3%

--------------
     (1) Based on a Form 13G filed March 10, 2000 with the Securities and Exchange Commission by Marsh & McLennan Companies, Inc. and its direct and indirect wholly-owned subsidiaries, Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.
     (2) Based on a Form 13G filed April 7, 2000 with the Securities and Exchange Commission by Fidelity International Limited and FMR Corp. and its wholly-owned subsidiaries, Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc.
     (3) Includes 1,633,684 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
     (4) Includes 181,122 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
     (5) Includes 142,185 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
     (6) Includes 95,145 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
     (7) Includes 100,780 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
     (8) Includes 28,998 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
     (9) Includes 44,499 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
    (10) Includes 49,248 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
    (11) Includes 8,748 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.
    (12) Includes 7,498 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


SERIES C PREFERRED STOCK AND WARRANT SUBSCRIPTION AGREEMENT

     On February 20, 1998, we entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with Warburg, Pincus Ventures, L.P. ("Warburg") & Crosspoint Venture Partners 1996 ("Crosspoint") and Intel Corporation ("Intel"). Under this agreement, Warburg and Crosspoint unconditionally agreed to purchase an aggregate of 8,646,214 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 7,094,250 shares of our Series C Preferred Stock for an aggregate purchase price of $16.0 million at a date that we were to determine but, in any event, not later than March 11, 1999. We agreed to either call this commitment or complete an alternate equity financing of at least $16.0 million by March 11, 1999. A proposed alternate equity financing providing for a price per share greater than or equal to $1.8511 and including securities that were equal in right with, or more favorable to us than, our Series C Preferred Stock as set forth in our Amended and Restated Certificate of Incorporation required unanimous approval by a majority of our disinterested directors. In consideration of this commitment, we issued to Warburg and Crosspoint warrants to purchase an aggregate of 2,541,222 post-split shares of our Common Stock at a split-adjusted purchase price of $0.0022 per share. The parties agreed that the stock purchases by AT&T Ventures and NEXTLINK Communications Inc. constituted an alternate equity financing (see below). As a result, we did not issue and sell our Series C Preferred Stock to Warburg and Crosspoint. Messrs. Henry Kressel and Joseph Landy, two of our former directors, are affiliated with Warburg, and Mr. Shapero, one of our current directors, is affiliated with Crosspoint.

     On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement to which we were a party along with Warburg, Crosspoint and Mr. Hawk. By the terms of this agreement, Warburg and Crosspoint assigned to Mr. Hawk their obligation to purchase 54,022 shares of our Series C Preferred Stock and 44,338 warrants to purchase Series C Preferred Stock for an aggregate purchase price of $100,001.65. On the same date, Mr. Hawk purchased 54,022 shares of our Series C Preferred Stock at a price per share of $1.8511. As a result of this amendment, the aggregate obligation of Warburg and Crosspoint to purchase our Series C Preferred Stock and warrants to purchase Series C Preferred Stock was reduced from 8,646,214 shares to 8,592,192 shares and from 7,094,250 shares to 7,049,911 shares, respectively, for an aggregate purchase price of $15.9 million (reduced from $16.0 million). On the same date, the Amended and Restated Stockholder Rights Agreement dated March 11, 1998 (the "Stockholder Rights Agreement") was amended to add Mr. Hawk as a party.

     The warrants to purchase our Common Stock issued upon the signing of the Subscription Agreement had five-year terms (but had to be exercised prior to the closing of our initial public offering), had split-adjusted purchase prices of $0.0015 per share, were immediately exercisable and contained net exercise provisions. Prior to our initial public offering, Warburg and Crosspoint exercised their warrants to purchase Series C Preferred Stock for 3,048,907 and 762,364 post-split shares of our Common Stock.

       On March 11, 1998, we amended the Stockholder Rights Agreement, to extend the rights held by Warburg, Crosspoint, and Intel to our warrants to purchase Common Stock, Series C Preferred Stock and warrants to purchase Series C Preferred Stock issued or issuable to Warburg, Crosspoint and Intel pursuant to the Subscription Agreement (see below).

THE INTEL STOCK PURCHASE

     As provided in the Subscription Agreement, Intel purchased 540,216 shares of our Series C Preferred Stock and warrants to purchase 443,250 shares of our Series C Preferred Stock for an aggregate purchase price of $1.0 million concurrently with the issuance of our 1998 notes in March 1998. We did not have any obligation to issue the warrants to purchase Series C Preferred Stock to Intel until such time as Warburg and Crosspoint funded their respective commitments under the Subscription Agreement. The parties agreed that our initial public offering constituted an alternate equity financing and, therefore, we did not issue the warrants to purchase Series C Preferred Stock to Intel. In connection with its agreement to purchase such Series C Preferred Stock and warrants to purchase Series C Preferred Stock, we issued to Intel warrants to purchase an aggregate of 238,167 post-split shares of our Common Stock at a split-adjusted purchase price of $0.0015 per share. Prior to our initial public offering, Intel exercised its warrants for 238,167 post-split shares of our Common Stock.

TRANSACTIONS IN CONNECTION WITH THE FORMATION OF THE DELAWARE HOLDING COMPANY

     We were originally incorporated in California as Covad Communications Company ("Covad California") in October 1996. In July 1997, we were incorporated in Delaware as part of our strategy to operate through a holding company structure and to conduct substantially all of our operations through subsidiaries. To effect the holding company structure, in July 1997 we entered into an Exchange Agreement with the existing holders of the Common Stock and Series A Preferred Stock of Covad California to acquire all of such stock in exchange for a like number of shares of our common and preferred stock, so that after giving effect to the exchange Covad California became our wholly-owned subsidiary. In addition, we entered into an Assumption Agreement pursuant to which we assumed certain outstanding obligations of Covad California, including a $500,000 demand note issued to Warburg and certain commitments to issue stock options to two of our consultants.

     In connection with the Exchange Agreement, two of our former officers, Messrs. Charles McMinn and Charles Haas, and one of our current officers, Mr. Khanna, each exchanged 6,750,000 shares of Common Stock of Covad California, originally purchased for $0.0019 per share, for a like number of our pre-split shares of Common Stock pursuant to restricted stock purchase agreements. In addition, Mr. Lynch, one of our directors, exchanged 324,000 shares of Common Stock of Covad California, originally purchased for $0.148 per share, for a like number of our pre-split shares of Common Stock pursuant to a restricted stock purchase agreement. The Common Stock issued to Messrs. McMinn, Khanna, Haas and Lynch are generally subject to vesting over a period of four years. This vesting is subject to acceleration upon a change of control involving a merger, sale of all or substantially all our assets or a shift in 50% or more of the voting power of our capital stock. Our repurchase rights lapse one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause, or in the event the successor corporation refuses to assume the agreements.

ISSUANCE OF COMMON STOCK

     On July 15, 1997, we issued 2,531,250 post-split shares of our Common Stock to Mr. Rex Cardinale, one of our former officers, for a split-adjusted purchase price of $0.148 per share. On August 30,1997, we issued 776,250 post-split shares of our Common Stock to Mr. Laehy, one of our officers, for a split-adjusted purchase price of $0.0222 per share. On October 14, 1997, we issued 324,000 post-split shares of our Common Stock to Mr. Marshall, one of our directors, for a split-adjusted purchase price of $0.0222 per share. On April 24, 1998, we issued 216,000 post-split shares of our Common Stock to Mr. Hawk, one of our directors, for a split-adjusted purchase price of $0.296 per share. On August 28, 1998, we issued 90,000 post-split shares of our Common Stock to Mr. Hawk for a split-adjusted purchase price of $2.555 per share. The shares of our Common Stock issued to Messrs. Cardinale, Laehy, Marshall, and Hawk were issued pursuant to restricted stock purchase agreements which contain vesting and change of control provisions similar to those contained in the above-described restricted stock purchase agreements of Messrs. McMinn, Khanna, Haas and Lynch.

ISSUANCE OF SERIES A PREFERRED STOCK

     On June 30, 1997 Covad California issued 225,000 shares of Series A Preferred Stock to each of Messrs. McMinn, Khanna and Haas and 450,000 shares of Series A Preferred Stock to Mr. Lynch for a purchase price of $0.222 per share. In July 1997, these shares were exchanged for a like number of our shares of Series A Preferred Stock pursuant to the Exchange Agreement.

ISSUANCE OF SERIES B PREFERRED STOCK

       In July 1997, we sold an aggregate of 25,500,001 shares of our Series B Preferred Stock, of which 18,000,000 shares were sold to Warburg, 4,500,000 shares were sold to Crosspoint and 3,000,001 shares were sold to Intel. The purchase price of our Series B Preferred Stock was $0.333 per share. A portion of the purchase price of the Series B Preferred Stock was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997. Messrs. Kressel and Landy, each of whom formerly served as members of our Board of Directors, are affiliated with Warburg. Mr. Shapero, who currently serves on our Board of Directors, is affiliated with Crosspoint. On February 12, 1998, we sold an additional 150,003 shares of Series B Preferred Stock at a purchase price of $0.666 per share to Mr. Marshall, one of our directors.

THE STRATEGIC INVESTMENTS AND RELATIONSHIPS

     In January 1999, we received equity investments from AT&T Ventures, NEXTLINK Communications Inc. and Qwest Communications International, Inc. AT&T Ventures purchased an aggregate of 2,250,874 shares of our Series C-1 Preferred Stock at $1.8511 per share and an aggregate of 1,736,112 shares of our Series D-1 Preferred Stock at $12.00 per share. These purchases represent an aggregate investment of $25 million, of which $11 million was invested by AT&T Venture Fund II, LP and $14 million was invested by two affiliated funds. NEXTLINK Communications Inc. purchased 1,800,699 shares of our Series C-1 Preferred Stock at $1.8511 per share and 925,926 shares of our Series D-1 Preferred Stock at $12.00 per share, representing an investment of $20 million. Qwest Communications International, Inc. purchased 1,350,523 shares of our Series C-1 Preferred Stock at $1.8511 per share and 1,041,667 shares of our Series D-1 Preferred Stock at $12.00 per share, representing an aggregate investment of $15 million. At the completion of our initial public offering, our Series C-1 Preferred Stock converted into our Class B Common Stock on a one-for-one basis. The Series D-1 Preferred Stock also converted into our Class B Common Stock at that time on a one-for-one basis. These strategic investors have agreed not to transfer any of our Series C-1 Preferred Stock, Series D-1 Preferred Stock or Class B Common Stock to any non-affiliated third party until January 2000. They have also each agreed not to acquire more than 10% of our voting stock without our consent until January 2002. In addition, until January 2002, they have agreed to vote any voting securities they hold as recommended by our Board of Directors. Since this time, all of our Class B Common Stock has been converted into our Common Stock.

     Concurrently with these strategic equity investments, we entered into commercial agreements with AT&T Corp., NEXTLINK Communications Inc. and Qwest Communications International, Inc. These agreements provide for the purchase, marketing and resale of our services at volume discounts, our purchase of fiber optic transport bandwidth at volume discounts, collocation of network equipment and development of new DSL services. These agreements have terms ranging from six months to several years subject to earlier termination in certain circumstances. We cannot predict the number of line orders that AT&T Corp., NEXTLINK Communications Inc. or Qwest Communications International, Inc. will generate, if any, whether line orders will be below our expectations or the expectations of, AT&T Corp., NEXTLINK Communications Inc. or Qwest Communications International, Inc. or whether AT&T Corp., NEXTLINK Communications Inc. or Qwest Communications International, Inc. will discontinue selling our services entirely.

EQUIPMENT LEASE FINANCING

     Through December 31, 1999, we incurred a total of $865,000 of equipment lease financing obligations (including principal and interest) through a sale lease-back transaction with Charter Financial, Inc. ("Charter Financial"). Through December 31, 1999, we made total payments of approximately $525,000 to Charter Financial on these obligations. Warburg, a principal stockholder of us at the time this transaction was entered into, owns a majority of the capital stock of Charter Financial. We believe that the terms of the lease financing with Charter Financial were completed at rates similar to those available from alternative providers. Our belief that the terms of the sale lease-back arrangement are similar to those available from alternative providers is based on the advice of its our officers who reviewed at least two alternative proposals and who reviewed and negotiated the terms of the arrangement with Charter Financial.

VENDOR RELATIONSHIP

     Crosspoint, who was one of our principal stockholders, previously owned approximately 12% of the capital stock of Diamond Lane, one of our vendors. Payments to Diamond Lane in 1999 totaled approximately $51,539,000. We believe that the terms of our transactions with Diamond Lane were completed at rates similar to those available from alternative vendors. This belief is based on our management team's experience in obtaining vendors and the fact that we sought competitive bidders before entering into the relationship with Diamond Lane.

REGISTRATION RIGHTS

     Certain holders of our Common Stock are entitled to registration rights. Pursuant to the Stockholder Rights Agreement holders of 30,112,927 post-split shares of Common Stock and holders of 6,379,177 shares of Class B Common Stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of Common Stock held by them or issuable upon conversion of the Class B

Common Stock. Commencing January 2000, the Class B Common Stock became converted into Common Stock at the election of the holder. As of April 2000, all Class B Common Stock had been so converted.

     The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of Common Stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after our initial public offering or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all registrable securities then held by such Rights Holder.

     Pursuant to the Warrant Registration Rights Agreement dated March 11, 1999, between us and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of the warrants that were issued in connection with our 1998 note offering in March 1998 are entitled to certain registration rights with respect to the shares of Common Stock issuable upon exercise of such warrants. The warrant holders are entitled to demand and "piggy-back"registration rights, subject to certain limitations and conditions. Like the Rights Holders, the number of securities that a warrant holder may request to be included in a registration involving an exercise of its demand or "piggy-back"rights is subject to a pro rata reduction. Such a reduction will be based upon the number of shares held by each warrant holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises us that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

EMPLOYMENT AGREEMENTS

     In 1998, we entered into a written employment agreement with Robert Knowling, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer. The agreement provides that Mr. Knowling will receive compensation in the form of a $400,000 annual base salary and a $250,000 minimum annual bonus. Mr. Knowling received (i) a signing bonus of $1,500,000, one half of which was paid when he began working for us, and the remaining half of which was paid once he worked for us for one full year in July 1999, and (ii) stock options to purchase 4,725,000 post-split shares of our Common Stock at a split-adjusted exercise price of $ .45 per share. If we terminate Mr. Knowling's employment relationship without cause (as that term is defined in the agreement), or if Mr. Knowling resigns for good reason (as that term is defined in the agreement), we must continue to pay Mr.Knowling's annual salary and targeted bonus for a period of two years after the date of termination so long as Mr. Knowling does not become employed by one of our direct competitors. Mr. Knowling has agreed to be bound by customary confidentiality provisions. As provided in the agreement, in August 1998 we loaned Mr. Knowling $500,000 pursuant to a Note Secured by Deed of Trust that bears no interest during his employment. The loan has provisions for forgiveness based on continued employment and matures in four years, subject to acceleration in certain events. See "Certain Relationships and Related Transactions--Employee Loans."

     With respect to all options granted under our 1997 Stock Plan, in the event that we merge with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options. See "--1997 Stock Plan."

     We have also entered into restricted stock purchase agreements with certain of the Company's officers and directors. The shares of the Company's Common Stock issued pursuant to these restricted stock purchase agreements are subject to the Company's right of repurchase which lapses in accordance with the vesting schedule of the agreements. The agreements also include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions--Issuance of Common Stock."

EMPLOYEE LOANS

     In August 1998, we loaned Robert Knowling, Jr., our Chairman of the Board, President and Chief Executive Officer, pursuant to his employment agreement, the principal amount of $500,000 pursuant to a Note Secured by Deed of Trust, which was secured by certain real property of Mr.Knowling. The entire principal balance of this note becomes due and payable in one lump sum on August 14, 2002. No interest is charged on the note. This note has provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

     In August 1998, we loaned Joseph Devich, one of our officers, the principal amount of $200,000 pursuant to a Note Secured by Deed of Trust, which was secured by certain real property of Mr. Devich. The outstanding principal balance of this note becomes due and payable in four equal installments commencing August 13, 1999, with the last installment due on August 13, 2002. No interest is charged on the note. This note has provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

     In October 1998, we loaned Catherine Hemmer, our Executive Vice President and Chief Operating Officer, and her husband, one of the Company's employees, the principal amount of $600,000 pursuant to a Note Secured By Deed of Trust, which was secured by certain real property of the Hemmers. The outstanding principal balance of this note becomes due in four equal annual installments commencing August 10, 1999, with the last installment due on August 10, 2002. No interest is charged on the note. This note has provisions for forgiveness based upon continued employment of each of the Hemmers and is subject to acceleration in certain events.

     In April 2000, we loaned Jane Marvin, one of our officers, the principal amount of $500,000 for the purchase of a principal residence. The loan is secured by such principal residence. The principal balance of the loan is due and payable in four equal annual installments beginning at the first year anniversary of the commencement of Ms. Marvin's employment, and no interest will be charged for the loan. Furthermore, the loan will be forgiven based upon her continued employment and is subject to acceleration in certain events. In addition, in December 1999, we loaned Ms. Marvin $80,705.46 pursuant to a note secured by a pledge of shares of our Common Stock. The entire principal balance of this note becomes due and payable in one lump sum on the earlier to occur of October 2000 or the sale of the pledged shares. Interest is payable on the note at a rate of 5.89% per annum, compounded semiannually.

     In May 1999, we loaned Robert Davenport, one of our officers, the principal amount of $600,000 for the purchase of a principal residence. The loan is secured by such principal residence. The outstanding principal balance of this note becomes due in four equal installments commencing January 20, 2000, with the last installment due on January 20, 2003. No interest is charged on the note. The note has provisions for forgiveness based upon continued employment and is subject to acceleration in certain events.

     In January 2000, we committed to extend a loan to Michael Lach, one of our officers, in the principal amount of $200,000, for the purchase of a principal residence. The loan will be secured by such principal residence. The loan will provide that the principal balance will be due and payable in four equal annual installments, beginning at the first year anniversary of the commencement of Mr. Lach's employment. No interest will be charged on this loan. The loan will have provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

STOCK OPTIONS


     The following table sets forth information regarding stock options granted to Named Executive Officers during the fiscal year ended December 31, 1999. During the last fiscal year, Mr. Davenport was the only Named Executive Officer to receive any option grant and none of the Named Executive Officers received stock appreciation rights during the year ended December 31, 1999. All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.


                                               INDIVIDUAL GRANTS                                        POTENTIAL REALIZABLE
                        --------------------------------------------------------------------------------------------------------
                                              PERCENT OF TOTAL                                        VALUE AT ASSSUMED ANNUAL
                            NUMBER OF          OPTIONS GRANTED                                          RATES OF STOCK PRICE
                           SECURITIES            EXERCISE                                                 APPRECIATION FOR
                           UNDERLYING           TO EMPLOYEES                                              OPTION TERM($)(3)
                            OPTIONS              IN FISCAL          PRICE PER      EXPIRATION       ----------------------------
          NAME            GRANTED(#)(1)          1999(%)(2)          SHARE($)         DATE                  5%            10%
--------------------------------------------------------------------------------------------------------------------------------
Robert Davenport, III        450,001              5.14%               $7.53        1/20/2007             $1,623,354    $3,888,215

--------------
  (1) The material terms of the option grant to Mr. Davenport during 1999 is as follows: (i) the options consist of qualified and nonqualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) all have an 8-year term and become exercisable over a four-year period, with 12.5% of the option shares vesting on the six-month anniversary of the grant date and the remainder vesting in 42 equal monthly installments; (iv) the options are not transferable and (v) all options are otherwise subject to the terms and provisions of the Company's 1997 Stock Plan. See "--1997 Stock Plan."

  (2)  Based on options covering an aggregate of 8,750,826 shares
       (split-adjusted) the Company granted during 1999 pursuant to the Company's 1997 Stock Plan.

  (3) These amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The potential realizable values are calculated by assuming that the Company's Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the granted options. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock price growth.

                               THE EXCHANGE OFFER


PURPOSE AND EFFECT

     We issued the old notes on January 28, 2000 in a private placement. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act for the new notes, the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of new notes. The new notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that new notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. We have not received our own no-action letter as to this interpretation. This interpretation, however, is based on your representation to us that:

     o the new notes to be issued to you in the exchange offer are acquired in the ordinary course of your business; and

     o your are not engaging in and do not intend to engage in a distribution of the new notes to be issued to you in the exchange offer; and

     o you have no arrangement or understanding with any person to participate in the distribution of the new notes to be issued to you in the exchange offer.

     If you tender in the exchange offer for the purpose of participating in a distribution of the new notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes in the exchange offer for its own account, in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those new notes. See "Plan of Distribution."

     If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "--Procedures for tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer. If the liquidity of the trading market for the old notes is adversely affected, you may be unable to sell or transfer your old notes and the value of your old notes may decline.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes in the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes to be issued in the exchange offer will have been registered under the Securities Act and will not bear legends restricting their transfer. The new notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The new notes and the old notes will be deemed one issue of notes under the indenture.


     As of the date of this prospectus, $425.0 million aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes as of May 9, 2000 and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters, rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.


     We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the new notes from us. If we do not accept any tendered notes because o an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes without expense to the tendering holder as promptly as practicable after the expiration date.

     You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and expenses" below.

EXPIRATION DATE; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on ___________________ 2000, unless we determine, in our sole discretion, to extend the exchange offer. If we extend the exchange offer, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

       We also reserve the right, in our sole discretion,

       o to delay accepting any old notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the exchange offer or

       o to amend the terms of the exchange offer in any manner, by giving oral or written notice of such delay or termination to the exchange agent, and by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies.

     We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

INTEREST ON THE NOTES

     The old notes will continue to accrue interest through (but not including) the date of issuance of the new notes. Any old notes not tendered or accepted for exchange will continue to accrue interest at the rate of 12% per annum in accordance with their terms. From and after the date of issuance of the new notes, the new notes will accrue interest at the rate of 12% per annum, payable in arrears on February 15 and August 15 of each year, commencing on August 15, 2000.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, you must follow these steps:

          (a) complete, sign and date the letter of transmittal, or a facsimile of it;

          (b) have the signatures on the letter guaranteed if required by Instruction 3 of the letter of transmittal; and

          (c) mail or otherwise deliver such letter of transmittal or such facsimile, together with the old notes and any other required documents, to the exchange Agent before to 5:00 p.m., New York City time, on the Expiration Date.

     If delivery of the old notes is to be made through book-entry transfer into the exchange Agent's account at DTC, you must tender the old notes in accordance with DTC's Automated Tender offer Program ("ATOP") procedures. See "--Book-Entry Transfer; Delivery and Form."

     Your tender of old notes will constitute an agreement between us in accordance with the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal.

     You must deliver all documents for tender to the Exchange Agent at its address set forth below. You may also request your brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT YOUR OPTION AND YOUR SOLE RISK. DOCUMENTS ARE DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO INSURE TIMELY DELIVERY.

     Only a Holder of old notes may tender such old notes in the exchange offer. The term "Holder" with respect to the exchange offer means any person in whose name old notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

     If your old notes are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact such registered Holder promptly and instruct such registered Holder to tender on your behalf. If your old notes are so registered and you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution"). Signatures do not need to be guaranteed if the old notes are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution.

     If the letter of transmittal is signed by a person other than the registered Holder of any old notes listed on the letter, such old notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons must indicate their capacity when signing. Unless waived by the Company, you must then submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes of which would, in the opinion of our counsel, be unlawful for us to accept. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. No one is under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will any person incur any liability for failure to give such notification. Old notes are not properly tendered until such irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of old notes, unless otherwise provided in the letter of transmittal, as soon as practicable after the Expiration Date.

     In addition, we reserve the right in our sole discretion:

     o to purchase or make offers for any old notes that remain outstanding after the Expiration Date;

     o    to terminate the exchange offer as described in "--Conditions"; and

     o to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will represent to us, among other things, that:

     o the new notes you acquire in the exchange offer are being obtained in the ordinary course of your business;

     o you have no arrangement with any person to participate in the distribution of such new notes; and

     o you are not an "affiliate," as defined under Rule 405 of the Securities Act, of us.

     If you are a Participating Broker-Dealer that will receive new notes for your own account in exchange for old notes that were not acquired directly from the Company, by tendering you will acknowledge that you will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER; DELIVERY AND FORM

     The old notes were initially represented:

     o if initially purchased by "qualified institutional buyers" (as such term is defined in Rule 144A under the Securities Act), by three global old notes in fully registered form, all registered in the name of a nominee of the DTC; and

     o if initially purchased by persons other than U.S. persons relying upon Regulation S under the Securities Act, by one global Regulation S old note in fully registered form, all registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel Bank.

     The new notes exchanged for the old notes represented by the global old notes and global Regulation S old note will be represented:

     o in the case of "qualified institutional buyers", by three global new notes in fully registered form, registered in the name of the nominee of DTC; and

     o in the case of persons outside of the U.S., by one global Regulation S new note in fully registered form, registered in the name of the nominee of DTC for the accounts of Euroclear and Cedel Bank.

     The global new notes and global Regulation S new note will be exchangeable for definitive new notes in registered form, in denominations of $1,000 principal amount at maturity and integral multiples of $1,000. The new notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such new notes will therefore settle in immediately available funds.

     We understand that the Exchange Agent will make a request promptly after the date of this prospectus to establish an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Subject to the establishment of this account, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the Exchange Agent's account with respect to the old notes in accordance with DTC's ATOP procedures for such book-entry transfers. Although delivery of the old notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the exchange for old notes so tendered will be made only after two conditions are met. First, the DTC must timely confirm (a "Book-Entry Confirmation") such book-entry transfer of the old notes into the Exchange Agent's account. Second, the Exchange Agent must timely receive a Book-Entry Confirmation with a message, transmitted by DTC and received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received express acknowledgment from a participant tendering old notes that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that such agreement may be enforced against such participant.

GUARANTEED DELIVERY PROCEDURES

     If your old notes are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, you may effect a tender if:

          (1) the tender is made through an Eligible Institution;

          (2) before the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the old notes, the certificate number or numbers of such old notes and the principal amount at maturity of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal (or facsimile of such letter) together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, or a Book-Entry Confirmation, as the case may be, will be delivered by the Eligible Institution to the Exchange Agent; and

          (3) such properly completed and executed letter of transmittal (or facsimile of such letter), as well as the certificate(s) representing all tendered old notes in proper form for transfer and all other documents required by the letter of transmittal, or a Book-Entry Confirmation, as the case may be, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise described in this prospectus, tenders of old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of old notes in the Exchange Offer, the Exchange Agent must receive a written or facsimile transmission notice of withdrawal at its address set forth in this prospectus before 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

          (1) specify the name of the person having deposited the old notes to be withdrawn (the "Depositor");

          (2) identify the old notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such old notes);

          (3) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the old notes register the transfer of such old notes into the name of the person withdrawing the tender; and

          (4) specify the name in which any such old notes are to be registered, if different from that of the Depositor.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to their Holder without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures, described above under "--Procedures for Tendering" at any time before the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes not accepted for exchange, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such old notes, if any of the following conditions exist:

          (1) the exchange offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the SEC;

          (2) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might impair our ability to proceed with the exchange offer;

          (3) any law, statute, rule or regulation is adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with the exchange offer;

          (4) a banking moratorium is declared by U.S. federal or California or New York state authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

          (5) trading on the New York Stock Exchange or generally in the U.S. over-the-counter market is suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

          (6) a stop order is issued by the SEC or any state securities authority suspending the effectiveness of the Registration Statement or proceedings are initiated or, to our knowledge, threatened for that purpose.

     If any such conditions exist, we may

     o refuse to accept any old notes and return all tendered old notes to exchanging Holders;

     o extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of Holders to withdraw such old notes (see "--Withdrawal of Tenders"); or

     o waive certain of such conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn or revoked.

     If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver in a manner reasonably calculated to inform Holders of old notes of such waiver.

     The conditions described above are for our sole benefit. We may assert any condition regardless of the circumstances giving rise to any such condition. We may waive any condition in whole or in part at any time and from time to time in our sole discretion. We are not waiving these rights by failing to exercise them. These rights are ongoing and may be asserted at any time and from time to time.

EXCHANGE AGENT

     We appointed the United States Trust Company of New York as Exchange Agent for the exchange offer. Send letters of transmittal and Notices of Guaranteed Delivery to the Exchange Agent addressed as follows:

     BY REGISTERED OR CERTIFIED MAIL:                          BY OVERNIGHT COURIER:

     United States Trust Company of New York                   Attention:
     P.O. Box 844, Cooper Station                              United States Trust Company of New York
     Attention: Corporate Trust Services                       and by Hand delivery after 4:30 PM on
     New York, New York 10276-0844                             Expiration Date:
                                                               United States Trust Company of New York
     BY HAND:                                                  770 Broadway, 13th Floor
                                                               Attention: Corporate Trust Window
     Attn: Corporate Trust Window                              New York, New York 10003
     United States Trust Company of New York
     Delivery to 4:30 PM:                                      FACSIMILE INFORMATION:
     United States Trust Company of New York                   Attention:
     111 Broadway, Lower Level                                 Corporate Trust Services
     Attn: Corporate Trust Window                              212-780-0582 or 212-420-6211
     New York, New York 10006
                                                               Confirm by telephone:
                                                               800-548-6565

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.


     We will pay the cash expenses to be incurred in connection with the exchange offer. We estimate these cash expenses will aggregate approximately $75,000, including fees and expenses of the exchange agent and the Trustee under the indenture and accounting and legal fees.


     We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder if:

          (1) certificates representing new notes or old notes for principal amounts at maturity no tendered or accepted for exchange are to be delivered to, or are to be registered in the name of, any person other than the registered Holder of the old notes tendered;

          (2) tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal; or

          (3) a transfer tax is imposed for any reason other than the exchange of old notes in the Exchange Offer.

     In such circumstances, you must submit satisfactory evidence of payment of such taxes or exception from such taxes with the Letter of Transmittal or the amount of such transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes, which is face value as reflected in the Company's accounting records on the date of the exchange offer. Accordingly, no gain or loss for accounting purposes will be recognized upon completion of the exchange offer. The issuance costs incurred in connection with the exchange offer will be capitalized and amortized over the term of the new notes.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

1998 NOTES

       The Company has outstanding $260.0 million in aggregate principal amount at maturity of its 1998 notes. These 1998 notes mature on March 15, 2008 and are accreting in value through March 15, 2003 at a rate of 13 1/2% per annum, compounded semi-annually. After March 15, 2003, the Notes will bear interest at a rate of 13 1/2% per annum, payable in cash semi-annually in arrears on March 15 and September 15 of each year until maturity commencing September 15, 2003. The 1998 notes may be redeemed at the option of the Company, in whole or in part, at any time on or after March 15, 2003, at a premium declining to par on March 15, 2006, plus accrued and unpaid interest through the redemption date. In the event of a change of control, the holders of the 1998 notes will have the right to require the Company to purchase the 1998 notes at a price equal to 101% of the aggregate principal amount or accreted value thereof, as applicable, plus accrued and unpaid interest, if any, to the date of purchase.

       The covenants set forth in the indenture relating to the 1998 notes are similar to, but more restrictive in some instances than, those in the indenture relating to the notes, including with respect to the covenant described below under the caption "Description of Notes--Certain Covenants--Incurrence of Debt and Issuance of Disqualified Stock." The indenture relating to the 1998 notes contains certain covenants, that, among other things, limit the ability of the Company and its Subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's Subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase the 1998 notes at a price equal to 100% of the principal amount or accreted value thereof, as applicable, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales.

1999 NOTES

       The Company has outstanding $215.0 million in aggregate principal amount of its 1999 notes. These 1999 notes mature on February 15, 2009 and bear interest at a rate of 12 1/2% per annum, payable in cash semi-annually in arrears on February 15 and August 15 of each year until maturity commencing August 15, 1999. The 1999 notes may be redeemed at the option of the Company, in whole or in part, at any time on or after February 15, 2004, at a premium declining to par on February 15, 2007, plus accrued and unpaid interest through the redemption date. In the event of a change of control, the holders of the 1999 notes will have the right to require the Company to purchase the 1999 notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

       The covenants set forth in the indenture relating to the 1999 notes are similar to, but more restrictive in certain instances than, those in the indenture relating to the notes, including with respect to the covenants described below under the captions "Description of Notes--Certain Covenants--Incurrence of Debt and Issuance of Disqualified Stock," "--Restricted Payments" and "--Liens." The indenture relating to the 1999 notes contains certain covenants, that, among other things, limit the ability of the Company and its Subsidiaries to make certain restricted payments, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Subsidiaries, conduct certain lines of business, issue or sell equity interests of the Company's Subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase the 1999 notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain asset sales.

                         CERTAIN TERMS OF THE NEW NOTES

     The terms of the new notes will be identical in all material respects to those of the old notes described below, except that the new notes (i) will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (ii) will not be entitled to certain registration rights under the registration rights agreement, including the provision for Additional Interest of up to 2.00% on the old notes. Holders of old notes should review the information set forth below in this section for terms common to the new notes and the old notes.

     Upon consummation of the exchange offer, the Company will have no further obligation to register the old notes. Thereafter, any holder of old notes who does not tender its old notes in the exchange offer, including any holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its old notes in the exchange offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to TVN that such an exemption is available.

     The new notes are 12% Senior Notes and have a principal amount of $425.0 million. The new notes will mature on February 15, 2010. The new notes will pay interest in cash at the rate of 12% per annum, payable on February 15 and August 15 of each year, commencing August 15, 2000.

                              DESCRIPTION OF NOTES

GENERAL

     You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Company" refers only to Covad Communications Group, Inc. and not to any of its Subsidiaries.

     The Company issued the old notes under an Indenture (the "Indenture") between itself and United States Trust Company of New York, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The new notes and the old notes are referred to collectively as the notes.

     The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of these Notes. You can find out how to obtain copies of the Indenture and the Registration Rights Agreement under the subheading "--Additional Information."

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     o    are senior obligations of the Company;

     o rank equal in right of payment with all existing and future senior Debt of the Company;

     o rank senior in right of payment to any future subordinated Debt of the Company; and

     o are effectively subordinated to existing and future Debt and other liabilities (including subordinated Debt and trade payables) of its Subsidiaries.

     The Indenture permits the Company and its Subsidiaries to incur substantial additional Debt, subject to certain restrictions. See "Risk Factors--We rely upon distributions from our subsidiaries to service our indebtedness, and our indebtedness is effectively subordinated to the indebtedness of our subsidiaries."

     Assuming we had completed this offering on December 31, 1999 and applied the proceeds as intended, these notes:

     o    would have ranked equally with $374.7 million of our senior Debt; and

     o would have been effectively subordinated to $82.5 million of Debt and other liabilities (including trade payables) of our subsidiaries.

     The Company's operations are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. See "Risk Factors--We rely upon distributions from our subsidiaries to service our indebtedness, and our indebtedness is effectively subordinated to the indebtedness of our subsidiaries."

     The Company currently has three Subsidiaries, two of which will be designated as Restricted Subsidiaries under the Indenture. Under certain circumstances, the Company will be permitted to designate certain of its Subsidiaries, including Subsidiaries that it creates or acquires in the future, to be Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. See "--Certain Covenants--Restricted Payments."

PRINCIPAL, MATURITY AND INTEREST

       The Company will limit the aggregate principal amount of the notes to $475.0 million, of which $425.0 million aggregate principal amount of old notes have been issued and $50.0 million aggregate principal amount of notes is available for issuance in the future, subject to the covenant described under

"--Certain Covenants--Incurrence of Debt and Issuance of Disqualified Stock." We issued the old notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2010.

     Interest on the notes accrues at the rate of 12% per annum and is payable in cash semi-annually in arrears on February 15 and August 15, commencing on August 15, 2000, to the Holders of record of the Notes on the immediately preceding February 1 and August 1.

     Interest on the notes accrues from the date interest was most recently paid or, if no interest has been paid, then the date the notes were issued. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder has given wire transfer instructions to the Company, we will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Trustee is initially acting as Paying Agent and Registrar. We may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and we or any of our Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to exchange or register the transfer of any note for a period of 15 days before a selection of old notes to be redeemed.

     The registered Holder of a note will be treated as its owner for all purposes.

OPTIONAL REDEMPTION

     At any time on or prior to February 15, 2003, we may on any one or more occasions redeem up to an aggregate of 35% of the notes originally issued under the Indenture at a redemption price of 112.00% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date, with the net cash proceeds (but only to the extent such proceeds consist of cash or Cash Equivalents) of one or more Public Equity Offerings; provided that

          (1) at least $276.25 million of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by us and our Subsidiaries); and

          (2) we must mail a notice of redemption no later than 30 days after the related Public Equity Offering and must consummate the redemption within 60 days of the closing of such Public Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to February 15, 2005.

     On and after February 15, 2005, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

 YEAR                                                                                               PERCENTAGE
 ----                                                                                               ----------
 2005...........................................................................................      106.000  %
 2006...........................................................................................      104.000  %
 2007...........................................................................................      102.000  %
 2008 and thereafter............................................................................      100.000  %

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the Trustee will select old notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION

     We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Company will offer a Change of Control Payment equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such Notes. The Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by the Company's board of directors and evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the Trustee; and

          (3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of any combination of cash or Cash Equivalents. For purposes of this provision, each of the following are considered cash:

               (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

               (b) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

     The Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with clause (3) of the immediately proceeding paragraph if:

          (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or other property sold, issued or otherwise disposed of; and

          (2) at least 75% of the consideration for such Asset Sale constitutes any combination of cash, Cash Equivalents and Productive Assets. Each of the following shall be deemed to be Net Cash Proceeds subject to the provisions of this paragraph:

               (a) any cash consideration;

               (b) any non-cash consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 365 days after such Asset Sale; and

               (c) any Productive Assets constituting cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with such Asset Sale.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or such Restricted Subsidiary, as the case may be) may apply such Net Proceeds to:

          (1) permanently reduce the amounts permitted to be borrowed by the Company or such Restricted Subsidiary under the terms of any of its Debt that is not subordinated Debt; or

          (2) the purchase of Telecommunications Related Assets or Voting Stock of any Person engaged in the Telecommunications Business in the U.S. (provided that such Person concurrently becomes a Restricted Subsidiary of the Company).

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds the greater of $10.0 million or 10% of the Consolidated Tangible Net Worth of the Company, the Company will make an Asset Sale Offer to all Holders of notes to repurchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes tendered pursuant to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Debt that is subordinated to the notes, except a payment of interest or principal at Stated Maturity; or

          (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two-quarter Measurement Period, have been permitted to incur at least $1.00 of additional Debt pursuant to the Debt to Annualized Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Debt and Issuance of Disqualified Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of

               (a) 100% of the Consolidated Cash Flow of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the issue date of the 1999 notes to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Cash Flow for such period is a deficit, less 100% of such deficit), MINUS 150% of consolidated interest expense for the period (treated as one accounting period) from the issue date of the 1999 notes to the end of the most recent fiscal quarter for which internal financial statements are available; plus

               (b) 100% of the aggregate net cash proceeds received by the Company since the issue date of the 1999 notes as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company); plus

               (c) to the extent that any Restricted Investment that was made after the issue date of the 1999 notes is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

       The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Debt or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Debt;


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          (4) the payment of any dividend by a Restricted Subsidiary of the
     Company to the holders of its common Equity Interests on a pro rata basis;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's or any of its Restricted Subsidiaries' management; provided, that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and (b) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and

          (6) other Restricted Payments not to exceed $10.0 million in the aggregate at any time outstanding.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment will be determined by the board of directors whose resolution with respect thereto shall be delivered to the Trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash or Cash Equivalents) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the "Restricted Payments" covenant. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will be permitted only if such Restricted Payment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any designation by the board of directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with these conditions and was permitted by the "Restricted Payments" covenant.

     If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Debt of the Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of that date (and, if such Debt is not permitted to be incurred as of that date under the covenant described under the caption "Incurrence of Debt and Issuance of Disqualified Stock," the Company will be in default of such covenant).

     The board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation will be permitted only if (i) such Debt is permitted under the covenant described under the caption "Incurrence of Debt and Issuance of Disqualified Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the two-quarter Measurement Period, and (ii) no Default or Event of Default would be in existence following the designation.

    INCURRENCE OF DEBT AND ISSUANCE OF DISQUALIFIED STOCK

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt) and the Company will not issue any Disqualified Stock; provided, however, that the Company may incur Debt (including Acquired Debt) or issue shares of Disqualified Stock if the Company's Debt to Annualized Cash Flow Ratio is no greater than 6.0 to 1.0.


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       The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Debt (collectively, "Permitted Debt"):

             (1) the incurrence by the Company and/or any of its Restricted Subsidiaries of Debt under Credit Facilities; provided that the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum reimbursement obligations of the Company and/or any of its Restricted Subsidiaries thereunder) does not exceed the greater of $250.0 million or the Borrowing Base, at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Debt pursuant to the covenant described above under the caption "--Asset Sales;"

             (2) the incurrence by the Company and/or any of its Restricted Subsidiaries of Vendor Debt, provided that the aggregate amount of Vendor Debt incurred does not exceed the total cost of the Telecommunications Related Assets acquired and financed by such Vendor Debt (including acquisitions of Capital Stock of a Person engaged in a Telecommunications Business that is or becomes a Restricted Subsidiary of the Company);

             (3) the incurrence by the Company and its Restricted Subsidiaries of Existing Debt;

             (4) the incurrence by the Company and/or any of its Restricted Subsidiaries of Debt in an aggregate principal amount that does not exceed $50.0 million at any one time outstanding;

             (5) the incurrence by the Company of Debt (other than secured Acquired Debt) in an aggregate principal amount that does not exceed 2.5 times the sum of the net cash proceeds received by the Company after the issue date of the 1999 notes in connection with any issuance and sale of Equity Interests (other than Disqualified Stock), plus the fair market value of Equity Interests (other than Disqualified Stock) issued after consummation of a Public Equity Offering in connection with an acquisition of a Telecommunications Business or Telecommunications Related Assets; provided that such Debt does not mature prior to the Stated Maturity of the notes or has an Average Life to Stated Maturity at least equal to the notes;

             (6) the incurrence by the Company of Debt represented by the principal amount of notes originally issued under the Indenture;

             (7) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Debt (other than intercompany Debt) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (3) or (6) of this paragraph;

             (8) the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of intercompany Debt; provided, however, that:

                   (a) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; and

                   (b) any sale or other transfer of any such Debt to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

             (9) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Debt that is permitted by the terms of the Indenture to be outstanding; and

             (10) the incurrence by the Company or any of its Restricted Subsidiaries of Purchase Money Debt, in each case incurred for the purpose of financing all or any part of the purchase price or cost of development, construction, maintenance, enhancement or improvement of Productive Assets; provided, however, that the aggregate principal amount of Purchase Money Debt shall not exceed $25.0 million at any one time outstanding, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Debt pursuant to the covenant described above under the caption "--Asset Sales."

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

       For purposes of determining compliance with this "Incurrence of Debt and Issuance of Disqualified Stock" covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Debt on the date of its incurrence in any manner that complies with this covenant. Accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Debt for purposes of this covenant.

    LIENS

       The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

       The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

             (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

             (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

             (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

       However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

             (1)  Existing Debt as in effect on the Closing Date;

             (2)  the Indenture and the notes;

             (3)  applicable law;

             (4) any instrument governing Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be incurred;

             (5) customary non-assignment provisions in contracts entered into in the ordinary course of business;

             (6) customary restrictions on encumbrance, transfer or disposition of financed assets pursuant to agreements governing Purchase Money Debt and Vendor Debt permitted by the Indenture on the property so acquired;

             (7) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale;

             (8) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive, taken as a whole, than those contained in the agreements governing the Debt being refinanced;

             (9) secured Debt otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Debt;

             (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

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

             (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

             (12) the terms of any Credit Facility if (A) the encumbrance limits, but does not prohibit, the payment of dividends, (B) the encumbrance or restriction is not more disadvantageous to the holders of the Notes than is customary in comparable Credit Facilities, as determined by the board of directors and (C) the board of directors of the Company determines that any such encumbrance or restriction is not reasonably expected to materially affect the Company's ability to satisfy any payment obligations on the notes, the 1999 notes or the 1998 notes, when the same may become due and payable, whether including payments made in respect of principal, interest, premium, if any, repayment or Change of Control.

    MERGER, CONSOLIDATION, OR SALE OF ASSETS

       The Company and any of its Restricted Subsidiaries may not: (1) consolidate or merge with or into another Person (whether or not the Company or such Restricted Subsidiary is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another corporation, Person or entity unless:

             (1) either: (a) the Company or such Restricted Subsidiary is the surviving corporation; or (b) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition was made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

             (2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition was made assumes all the obligations of the Company under the notes, the Indenture, and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

             (3) immediately after such transaction no Default or Event of Default exists; and

             (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition was made:

                   (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

                   (b) will have a Debt to Annualized Cash Flow Ratio of the
              Company immediately after the transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable two-quarter Measurement Period equal to or less than the Debt to Annualized Cash Flow Ratio of the Company immediately preceding the transaction.

       Alternatively, clause (4) of the preceding sentence may be satisfied by any other Person which:

             (1) assumes or guarantees the obligations of the Company under the notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

             (2) would, as a result of the applicable transaction, properly classify the Company or such Restricted Subsidiary as a consolidated subsidiary in accordance with generally accepted accounting principles; and

             (3) would, if the conditions set forth in clauses (a) and (b) of the preceding sentence were tested substituting such Person for the Company, satisfy such conditions.

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

    TRANSACTIONS WITH AFFILIATES

       The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

             (1) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

             (2)  the Company delivers to the Trustee:

                   (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

                   (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

       The following items will not be deemed to be Affiliate Transactions:

             (1) any employment agreement and related arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

             (2) transactions between or among the Company and/or its Restricted Subsidiaries;

             (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company; and

             (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

    LIMITATIONS ON ISSUANCES OF GUARANTEES OF DEBT

       The Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Debt or Subordinated Debt of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the notes on the same terms as the guarantee of such Debt except that:

             (1) such guarantee need not be secured unless required pursuant to the caption "--Liens" above; and

             (2) if such Debt is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Debt shall be subordinated to such Subsidiary's guarantee of the notes at least to the same extent as such Debt is subordinated to the notes; provided, that this paragraph does not apply to any guarantee or assumption of liability of Debt permitted under the Indenture described in clauses (1), (6), (7), (8) and (9) of the second paragraph under "--Incurrence of Debt and Issuance of Disqualified Stock."

       Notwithstanding the preceding paragraph, any guarantee by a Subsidiary of the notes will provide by its terms that it (and all Liens securing the same) will be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from its guarantees of other Debt of the Company or any of its Subsidiaries.

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LIMITATIONS ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED
RESTRICTED SUBSIDIARIES

       The Company will not, and will not permit any of its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or another Wholly Owned Restricted Subsidiary), unless:

             (1) such transfer, conveyance, sale, lease or other disposition is of all of the Equity Interests in such Wholly Owned Restricted Subsidiary; and

             (2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders-- Asset Sales."

       In addition, the Company will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or another Wholly Owned Restricted Subsidiary.

    BUSINESS ACTIVITIES

       The Company and its Restricted Subsidiaries may not, directly or indirectly, engage in any business other than the Telecommunications Business.

    LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS

       The Company and its Restricted Subsidiaries will not, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Leaseback Transactions; provided, that the Company or any Restricted Subsidiary of the Company may enter into any such transaction if:

             (1) the Company or such Restricted Subsidiary would be permitted under the covenants described above under "--Incurrence of Debt and Issuance of Disqualified Stock" and "--Liens" to incur secured Debt in an amount equal to the Attributable Debt with respect to such transaction;

             (2) the consideration received by the Company or such Restricted Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred; and

             (3) the Net Proceeds received by the Company or such Restricted Subsidiary from such transaction are applied in accordance with the covenant described above under the caption "--Asset Sales."

    PAYMENTS FOR CONSENT

       Neither the Company nor any of its Affiliates will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

       Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and file with the Commission, in each case within the time periods specified in the Commission's rules and regulations:

             (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

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             (2) all current reports that would be required to be filed with the
       Commission on Form 8-K if the Company were required to file such reports.

       In addition, for so long as any Notes are outstanding, the Company will furnish to the Holders of the Notes, securities analysts, prospective investors and beneficial owners of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

       Each of the following is an Event of Default:

             (1) default for 30 days in the payment when due of interest on the notes (including any Additional Interest);

             (2) default in payment when due of the principal of or premium, if any, on the notes;

             (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Debt and Issuance of Disqualified Stock" or "--Merger, Consolidation, or Sale of Assets;"

             (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after receiving notice to comply with any of its other agreements in the Indenture or the notes;

             (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Debt or guarantee now exists or is created after the Closing Date, if that default

                   (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default (a "Payment Default"); or

                   (b) results in the acceleration of such Debt prior to its
              express maturity, and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

             (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

             (7) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

       In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately.

       Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

       The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

       In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions

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of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to February 15, 2005 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to February 15, 2005, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

       The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

       No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

       The Company may, at its option and at any time, elect to have all of its obligations under the notes discharged ("Legal Defeasance") except for:

             (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

             (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

             (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

             (4) the Legal Defeasance provisions of the Indenture.

       In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the notes. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

       In order to exercise either Legal Defeasance or Covenant Defeasance:

             (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

             (2) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States confirming that
       (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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             (3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

             (4) no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

             (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

             (6) the Company must deliver to the Trustee an opinion of counsel to the effect that (assuming that no Holder of any notes would be considered an insider of the Company under applicable bankruptcy or insolvency law) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally;

             (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over any other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

             (8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been satisfied.

AMENDMENT, SUPPLEMENT AND WAIVER

       Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

       Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

             (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

             (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

             (3) reduce the rate of or change the time for payment of interest on any Note;

             (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount at maturity of the notes and a waiver of the payment default that resulted from such acceleration);

             (5) make any note payable in money other than that stated in the notes;

             (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the Notes;

             (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

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             (8) make any change in the preceding amendment and waiver
       provisions.

       Notwithstanding the provisions described above, without the consent of any Holder of notes, the Company and the Trustee may amend or supplement the Indenture or the notes:

             (1) to cure any ambiguity, defect or inconsistency;

             (2) to provide for uncertificated notes in addition to or in place of certificated notes;

             (3) to provide for the assumption of the Company's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

             (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

             (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise to comply with applicable law; or

             (6) to provide for the issuance of additional notes in accordance with the limitations provided in the Indenture.

CONCERNING THE TRUSTEE

       If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

       The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (which is not cured or waived), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

       Anyone who receives this Offering Memorandum may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Covad Communications Group, Inc., 2330 Central Expressway, Santa Clara, California 95050, Attention: General Counsel.

REGISTRATION RIGHTS RELATING TO OLD NOTES; ADDITIONAL INTEREST

       Pursuant to the Registration Rights Agreement, we agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act for a registered offer to exchange registered notes for the old notes. The terms of the registered notes will be substantially identical in all material respects to the terms of the old notes (except that the registered notes will not contain terms with respect to transfer restrictions, registration rights or payment of Additional Interest).

       When the Exchange Offer Registration Statement is declared effective by the Commission, the Company will offer to the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for registered notes pursuant to the exchange offer. If:

             (1) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

             (2) for any reason the exchange offer is not consummated within 210 days after the Closing Date;

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

             (3) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the exchange offer that:

                   (a) it is prohibited by law or Commission policy from
              participating in the exchange offer; or

                   (b) that it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

                   (c) that it is a broker-dealer and owns old notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission on or before the 180th day after such obligation arises.

       For purposes of the preceding paragraph, "Transfer Restricted Securities" means each old note until:

             (1) the date on which such old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

             (2) following the exchange by a broker-dealer in the exchange offer of a Note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

             (3) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

             (4) the date on which such old note is distributed to the public pursuant to Rule 144 under the Securities Act.

       The Registration Rights Agreement provides that:

             (1) we will file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date;

             (2) we will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Closing Date;

             (3) unless the exchange offer would not be permitted by applicable law or Commission policy, we will commence the exchange offer and use its best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, new notes in exchange for all Notes tendered prior thereto in the exchange offer; and

             (4) if obligated to file the Shelf Registration Statement, we will use in our best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 180 days after such obligation arises.

       Additional Interest will accrue on the old notes (in addition to the stated interest on the old notes) if:

             (1) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing;

             (2) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date");

             (3) the Company fails to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

             (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement.

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

       Each such event referred to in clauses (1) through (4) in the preceding sentence is a Registration Default. Additional Interest will begin accruing on the date on which any such Registration Default shall occur, excluding the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such Additional Interest exceed 2.00% per annum. Additional Interest will be payable in cash, semiannually in arrears on each February 15 and August 15. All references in this description and in the Indenture to "interest" on the old notes and the new notes include any Additional Interest that may become payable thereon according to the provisions of this paragraph.

       Holders of Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

BOOK-ENTRY; DELIVERY AND FORM

       Notes sold in reliance on Rule 144A under the Securities Act are represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"). The Restricted Global Note is registered in the name of Cede & Co., as nominee of the Depositary (the "Global Note Holder"), and has been deposited with the Trustee as custodian for Cede & Co.

       Notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each an "Unrestricted Global Note"). The Unrestricted Global Notes are registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel Bank, and have been deposited with the Trustee as custodian for such nominee. On or prior to the 40th day after the later of commencement of the Offering and the Closing Date (the "Restricted Date"), beneficial interests in the Unrestricted Global Notes may be held only through Euroclear or Cedel Bank.

       Notes transferred after the Closing Date to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7)) who are not "qualified institutional buyers" (as defined in Rule 144A) will be represented by an interest in one or more permanent global notes in definitive, fully registered form without interest coupons (each an "Accredited Investor Global Note" and together with the Restricted Global Notes and the Unrestricted Global Notes, the "Global Notes") and will be registered in the name of Cede & Co., as nominee of the Depositary, and will be deposited with the Trustee as custodian for Cede & Co.

       Interests in the Global Notes are subject to certain restrictions on transfer. On or prior to the Restricted Date, an interest in an Unrestricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Restricted Global Note only upon receipt by the Trustee of (A) instructions from DTC directing the Trustee to effect the exchange or transfer of an interest in an Unrestricted Global Note and (B) a written certification (in the form provided for in the Indenture) from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes to be a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act and in accordance with any applicable securities law of any state of the United States or any other jurisdiction. After the Restricted Date, such certification from the transferor will no longer be required by purposes of such transfers. Interests in a Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in an Unrestricted Global Note, whether before, on or after the Restricted Date, only upon receipt by the Trustee of, among other things, a written certification (in the form provided for in the Indenture) from the transferor. Any interest in a Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for as long as it remains such an interest. Interests in the Notes represented by such Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear and Cedel. Except as set forth below regarding "Certificated Notes," owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

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

       The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

       We expect that pursuant to procedures established by the Depositary:

             (1) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

             (2) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants.

       We advise you that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer Notes evidenced by the Global Notes may be limited.

       So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the Indenture of any notes evidenced by the Global Notes. Beneficial owners of any notes evidenced by the Global Notes under the Indenture will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither we nor the Trustee will have any responsibility or liability for any aspect of the Depositary's records or for maintaining, supervising or reviewing any of the Depositary's records relating to the notes.

       The Trustee will make payments of the principal of, premium, if any and interest on any notes registered in the name of the Global Note Holder on the applicable record date to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. We and the Trustee may treat the persons in whose names notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. We believe, however, that it is currently the Depositary's practice to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant Note as shown on the Depositary's records. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NOTES

       Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee, exchange such beneficial interest for Notes in registered form without interest coupons ("Certificated Notes"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).

             (1) we notify the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days; or

             (2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in the form of Certificated Notes under the Indenture, then, upon surrender by the Global Note Holder of its Global Notes, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related notes.

       Neither we nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

       We must make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, premium, if any, interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to trade in the Depositary's Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will therefore be required by the Depositary to be settled in immediately available funds. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

       Subject to compliance with the transfer restrictions applicable to the notes described above and under "Notice to Investors" below, cross-market transfers between DTC, on the one hand, and direct or indirect Euroclear or Cedel accountholders, on the other, will be effected in DTC, in accordance with DTC's rules. Such cross-market transactions will require delivery of instructions to Euroclear or Cedel by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the relevant Global Note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear accountholders and Cedel accountholders may not deliver instructions directly to the depositories for Euroclear or Cedel.

       Because of time-zone differences, credits of securities received in Euroclear or Cedel as a result of a transaction with a Depository participant will be made during the securities settlement processing day dated the business day following DTC's settlement date and such credits will be reported to the relevant Euroclear or Cedel participant on such business day. Cash received in Euroclear or Cedel as a result of sales of securities by or through a Euroclear accountholders or a Cedel accountholders to a Depository participant will be received with value on DTC's settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the business day following DTC's settlement date. Settlement between Euroclear or Cedel accountholders and Depository participants cannot be made on a delivery versus payment basis. The arrangements for transfer of payments must be established separately from the arrangements for transfer of securities, the latter being effected on a free delivery basis. The customary arrangements for delivery versus payment between Euroclear and Cedel accountholders or between Depository participants are not affected.

       Although DTC, Euroclear and Cedel have agreed to the procedures described above in order to facilitate transfers of securities among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN DEFINITIONS

       Set forth below are certain defined terms which are used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

       "Acquired Debt" means, with respect to any specified Person:

             (1) Debt of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Debt incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

             (2) Debt secured by a Lien encumbering any asset acquired by such specified Person.

       "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

       "Asset Sale" means:

             (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of services in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

             (2) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries.

       Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

             (1) any single transaction or series of related transactions that:
       (a) involves assets having a fair market value of less than $1.0 million; or (b) results in net proceeds to the Company and its Subsidiaries of less than $1.0 million;

             (2) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

             (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

             (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments;"

             (5) disposals or replacements of obsolete, uneconomical, negligible, worn-out or surplus property in the ordinary course of business; or

             (6)  a conveyance constituting or pursuant to a Permitted Lien.

       "Attributable Debt" in respect of any Sale and Leaseback Transaction, means, at the time of determination, the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessee, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall be calculated to include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

       "Average Life to Stated Maturity" means, as of any date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment; by (ii) the sum of all such principal payments.

       "Beneficial Owner" has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership:

             (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act; and

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

             (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

       "Borrowing Base" means an amount equal to the sum of 85% of the value of accounts receivable (before giving effect to any related reserves) shown on the Company's most recent consolidated balance sheet in accordance with generally accepted accounting principles not more than 60 days past due.

       "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet of the lessee in accordance with generally accepted accounting principles.

       "Capital Stock" means:

             (1)  in the case of a corporation, corporate stock;

             (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

             (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

             (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of (other than distributions of assets in respect of Debt), the issuing Person.

       "Cash Equivalents" means:

             (1)  United States dollars;

             (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

             (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers acceptances with maturities not continued exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

             (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

             (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

             (6) money market and mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

       "Change of Control" means the occurrence of any of the following:

             (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act);

             (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

             (3) the consummation of any transaction (including by way of merger, consolidation or otherwise) the result of which is that any Person or group (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock or Total Common Equity of the Company; or

             (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

       "Closing Date" means the first date on which old notes are issued by the Company.

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       "Closing Price" on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New
York Stock Exchange or, if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market but the issuer is a Foreign Issuer (as defined in Rule 3b-4(b) under the Exchange Act) and the principal securities exchange on which such shares are listed or admitted to trading is a Designated Offshore Securities Market (as defined in Rule 902(b) under the Securities Act), the average of the reported closing bid and asked prices regular way on such principal exchange, or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq National Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

       "Commission" means the Securities and Exchange Commission, as from time to time constituted.

       "Common Stock" means the common stock, par value $0.001 per share, of the Company.

       "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

             (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

             (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

             (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

             (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

             (5) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with generally accepted accounting principles.

Notwithstanding the preceding, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

       "Consolidated Debt" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

             (1) the total amount of Debt of such Person and its Restricted Subsidiaries; plus

             (2) the total amount of Debt of any other Person, to the extent that such Debt has been guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

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          (3) the aggregate liquidation value of all preferred stock of
     Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent of the percentage ownership interest in the Net Income of such Person owned on the last day of such period by the referent Person or a Restricted Subsidiary thereof; provided that the Net Income of any Person that is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

          (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders;

          (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

          (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

          (1) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; less

               (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person;

               (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries; and

               (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Consolidated Tangible Net Worth" means, with respect to any Person as of any date, Consolidated Net Worth, after deducting therefrom amounts attributable to goodwill, trade names, patents, unamortized debt discount and expense and any other intangibles, all as set forth on the most recent consolidated balance sheet of such Person.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1) was a member of such Board of Directors on the date of issuance;
     or

          (2) was nominated for election to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or who was elected or appointed in the ordinary course by Continuing Directors or other directors so elected or appointed.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities with any combination of banks, other institutional lenders and other Persons extending financial accommodations or holding corporate debt obligations in the ordinary course of their business, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time by the same or different institutional lenders.

     "Debt" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

          (1) borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term "Debt" includes all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person, valued, if not assumed, at the lesser of the Fair Market Value of the encumbered assets or the amount of Debt so secured) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     The amount of any Debt outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Debt issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

     "Debt to Annualized Cash Flow Ratio" means, as of any date of determination, the ratio of:

          (1) the Consolidated Debt of the Company as of such date to

          (2) two times the Consolidated Cash Flow of the Company for the two most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available (the "Measurement Period"), determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Restricted Subsidiaries from the beginning of such two-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such two-quarter period.

     In addition, for purposes of calculating the Debt to Annualized Cash Flow
Ratio:

          (1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the two-quarter Measurement Period or subsequent to such Measurement Period and on or prior to the date of calculation shall be deemed to have occurred on the first day of the two-quarter Measurement Period and Consolidated Cash Flow for such Measurement Period shall be calculated without giving effect to clause
     (3) of the proviso set forth in the definition of Consolidated Net Income; and

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.


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     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "Certain Covenants--Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

     "Existing Debt" means Debt of the Company and its Restricted Subsidiaries in existence on the Closing Date (including the 1999 notes and the accreted value of the 1998 notes during the term such indebtedness is outstanding).

     "Fair Market Value" means with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means, with respect to any Person, without duplication, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Debt of another Person.

     "Guarantor" means any Subsidiary which is a guarantor of the notes, including any Person that is required after the date of the Indenture to execute a guarantee of the notes pursuant to the "Limitations on Issuance of Guarantees of Debt" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

          (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Holder" means a person in whose name a note is registered.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Debt or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity


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Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Measurement Period" shall have the definition set forth above under "Debt to Annualized Cash Flow Ratio."

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Debt of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Debt:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt of the Company or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

     "Pari Passu Debt" means:

          (1) any Debt of the Company that is equal in right of payment to the Notes; and

          (2) with respect to any guarantee, Debt which ranks equal in right of payment to such guarantee.

     "Permitted Investments" means:

          (1) any Investment in the Company or in any Wholly Owned Restricted Subsidiary of the Company;

          (2) any Investment in Cash Equivalents;


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          (3) any Investment by the Company or any Wholly Owned Restricted
     Subsidiary of the Company in a Person if, as a result of such Investment:

               (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company; or

               (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its Debt, Equity Interests or other securities to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

          (5) any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

          (6) any Investment by the Company in joint ventures or one or more Wholly Owned Unrestricted Subsidiaries of the Company; provided, however, that the aggregate amount of Investments made pursuant to this clause (6) shall not exceed the greater of $50.0 million and 10% of the Company's Total Common Equity at any one time outstanding;

          (7) accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary and on ordinary business terms; and

          (8) Investments arising from transactions by the Company or any Restricted Subsidiaries with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim).

     "Permitted Liens" means:

          (1) Liens in favor of the Company or holders of the Notes;

          (2) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

          (3) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (5) Liens existing on the Closing Date;

          (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (7) Liens securing Vendor Debt or Purchase Money Debt permitted by the Indenture, in each case, on the property together with proceeds, product, accessions, substitutions and replacements thereof;

          (8) Liens created by "notice" or "precautionary" filings in connection with operating leases or other transactions pursuant to which no Debt or Attributable Debt is Incurred by the Company or any Restricted Subsidiary;

          (9) Liens on securities constituting "margin stock" within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that the Investment by the Company or any Restricted Subsidiary in such margin stock is not prohibited by the Indenture;

          (10) Liens on Capital Stock of Unrestricted Subsidiaries;

          (11) Liens in favor of the Trustee arising under the Indenture;


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          (12) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding and that:

               (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

               (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary;

          (13) Liens securing Debt and other obligations under Credit Facilities, and related Hedging Obligations, and Liens on assets of Restricted Subsidiaries securing Guarantees of such Debt, Hedging Obligations and, in each case, other obligations relating thereto.

          (14) Liens on reserve or escrow accounts (including, without limitations, interest reserved accounts and any cash, Cash Equivalents or securities deposited therein) securing payment of interest on any Indebtedness.

     "Permitted Refinancing Debt" means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or such Restricted Subsidiary (other than intercompany Debt); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Debt is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

     "Productive Assets" means assets, including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary, of a kind used or usable in the Telecommunications Business of the Company.

     "Public Equity Offering" means an underwritten offering of Common Stock with gross proceeds to the Company of at least $35.0 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Purchase Money Debt" means Debt of the Company (including Acquired Debt and Debt represented by Capital Lease Obligations, mortgage financings and purchase money obligations), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time incurred for the purpose of financing all or any part of the cost of development, construction, acquisition or improvement by the Company or any Restricted Subsidiary of the Company of any Productive Assets of the Company or any Restricted Subsidiary of the Company.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is identified, the term "Restricted Subsidiaries" shall be deemed to refer to Restricted Subsidiaries of the Company.

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Subsidiary, or, in the case of the Company, a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries or, in the case of the Company, one of its Restricted Subsidiaries.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Debt" means Debt of the Company or a Guarantor subordinated in right of payment to the Notes or the guarantee of such Guarantor, as the case may be.

     "Subsidiary" means, with respect to any Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership, limited liability company or similar pass-through entity, (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or
     (b) the only general partners, managing members, or Persons, however designated in corresponding roles, of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in the business of transmitting, or providing services relating to the transmission of, voice or data through leased transmission facilities (including facilities such as fiber, copper and switches), and any business related, ancillary or complementary thereto (as determined in good faith by the Board of Directors).

     "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, real or personal, used or to be used, in connection with a Telecommunications Business.

     "Total Common Equity" of any Person means, as of any date of determination the product of:

          (1) the aggregate number of outstanding primary shares of Common Stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person); and

          (2) the average Closing Price of such Common Stock over the 20 consecutive Trading Days immediately preceding such day.

     If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (2) of the preceding sentence shall be determined by the Board of Directors of the Company in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee.

     "Trading Day", with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Debt other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, unless such agreement, contract, arrangement or understanding constitutes a Restricted Payment permitted by the Indenture;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of the Company or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     "Vendor Debt" means any Debt of the Company or any Restricted Subsidiary incurred in connection with the acquisition or construction of Telecommunications Related Assets.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Debt.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

               (C) (a) are made solely with assets managed by a qualified professional asset manager and (b) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor;

               (D) are made solely with assets of a governmental plan, as defined in Section 3(32) of ERISA, that is not subject to the provisions of Section 4975 of the Tax Code;

               (E) (a) are made solely with assets of an insurance company general account and (b) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 95-60 issued by the Department of Labor;

               (F) (a) are made solely with assets managed by an in-house asset manager and (b) satisfy the requirements and conditions of Prohibited Transaction Class Exemption 96-23 issued by the Department of Labor; or

               (G) do not otherwise constitute a non-exempt prohibited transaction.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion is a general summary of the material U.S. federal income tax considerations relating to the exchange offer and to the purchase, ownership and disposition of the new notes. The discussion of the federal income tax consequences set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked or modified or interpreted differently so as to result in federal income tax consequences different from those discussed below. We cannot assure you that the Internal Revenue Service will not successfully challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring or holding new notes.

       This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, such as foreign person, dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding new notes as part of a hedging or conversion transaction or straddle or persons deemed to sell new notes under the constructive sale provisions of the Code, some of which may be subject to special rules. The discussion below is premised upon the assumption that the new notes and old notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code. The discussion also does not discuss any aspect of state, local or foreign law.

       Each holder or prospective holder of new notes is strongly urged to consult its own tax advisor with respect to its particular tax situation including the tax effects of any state, local, foreign, or other tax laws and possible changes in the tax laws.

EXCHANGE OF NOTES

       The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the new notes as it had in the old notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

       Each Participating Broker-Dealer receiving new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Participating Broker-Dealers may use this prospectus during the period referred to below in connection with resales of the new notes received in exchange for old notes if such old notes were acquired by such Participating Broker-Dealers for their own accounts. We agreed that this prospectus may be used by a Participating Broker-Dealer in connection with resales of such new notes for a period ending 150 days after the effective date of the registration statement (subject to extension under certain limited circumstances described herein) or, if earlier, when all such new notes have been disposed of by such Participating Broker-Dealer. See "The exchange offer--Terms of the exchange offer."

       We will not receive any cash proceeds from the issuance of the new notes offered by this prospectus. New notes received by participating Broker-Dealers for their own accounts in connection with the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any Participating Broker-Dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver any by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-4, of which this prospectus is a part, under the Securities Act with respect to the exchange offer contemplated hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the periodic reports filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

       We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at HTTP://WWW.SEC.GOV.


       The SEC allows us to "incorporate by reference" into the prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of this registration statement that contains this prospectus and prior to the time we issue all the new notes offered by this prospectus:


       o our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;


       o our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

       o our Registration Statement on Form S-4 as originally filed on April 27, 1998 and as subsequently amended.

       o our Registration Statement on Form S-4 as originally filed on April 9, 1999 and as subsequently amended.


You may request a copy of these documents, at no cost, by writing or telephoning us at the following address:

                                    Covad Communications Group, Inc.
                                    Attention: Investor Relations

                                    4250 Burton Drive
                                    Santa Clara, California 95054
                                    (408) 987-1000


                                  LEGAL MATTERS

       The validity of the new notes offered hereby will be passed upon for us by Irell & Manella LLP, Los Angeles, California.

                                     EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                        COVAD COMMUNICATIONS GROUP, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                             -------
Annual Financial Statements
   Report of Ernst & Young LLP, Independent Auditors......................................................      F-2
   Consolidated Balance Sheets at December 31, 1998 and 1999..............................................      F-3
   Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1999.............      F-4
   Consolidated Statements of Stockholders' Equity (Net Capital Deficiency) for the years ended
     December 31, 1997, 1998 and 1999.....................................................................      F-5
   Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............      F-6
   Notes to Consolidated Financial Statements.............................................................      F-7

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders of
Covad Communications Group, Inc.

       We have audited the accompanying consolidated balance sheets of Covad Communications Group, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to herein present fairly, in all material respects, the consolidated financial position of Covad Communications Group, Inc. as of December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                          /s/ ERNST & YOUNG LLP

Walnut Creek, California
January 21, 2000, except for Note 9,
as to which the date is April 30, 2000

                        COVAD COMMUNICATIONS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                     ASSETS


                                                                                              DECEMBER 31,
                                                                                         ------------------------
                                                                                           1998          1999
                                                                                         ---------    -----------
CURRENT ASSETS:
Cash and cash equivalents...........................................................     $ 64,450     $  216,038
Accounts receivable, net of allowances for uncollectibles of $220 and $2,857 at
   December 31, 1998 and 1999.......................................................        1,933         15,393
Short-term investments..............................................................           --        551,319
Unbilled revenue....................................................................          663          5,419
Inventories, net of reserves of $0 and $735 at December 31, 1998 and 1999...........          946          8,547
Prepaid expenses....................................................................        1,183          6,048
Other current assets................................................................          514          1,219
                                                                                         ---------    -----------
   Total current assets.............................................................       69,689        803,983
PROPERTY AND EQUIPMENT:
Networks and communication equipment................................................       55,189        233,260
Computer equipment..................................................................        4,426         24,057
Furniture and fixtures..............................................................        1,119          4,383
Leasehold improvements..............................................................        1,887          6,884
Land................................................................................           --          1,120
                                                                                         ---------    -----------
                                                                                           62,621        269,704
Less accumulated depreciation and amortization......................................       (3,476)       (32,162)
                                                                                         ---------    -----------
   Net property and equipment.......................................................       59,145        237,542
OTHER ASSETS:
Restricted cash.....................................................................          225         63,308
Deposits............................................................................          337          1,131
Deferred debt issuance costs, net...................................................        8,112         12,369
Deferred charge, net................................................................           --         20,529
Other long term assets..............................................................        1,911          8,744
                                                                                         ---------    -----------
   Total other assets...............................................................       10,585        106,081
                                                                                         ---------    -----------
   Total assets.....................................................................     $139,419     $1,147,606
                                                                                         =========    ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
CURRENT LIABILITIES:
Accounts payable....................................................................     $ 14,975     $   41,126
Unearned revenue....................................................................          551          5,238
Accrued network costs...............................................................        1,866          8,798
Other accrued liabilities...........................................................        3,854         27,104
Current portion of capital lease obligations........................................          263            268
                                                                                         ---------    -----------
   Total current liabilities........................................................       21,509         82,534
Long-term debt, net of discount.....................................................      142,300        374,737
Long-term capital lease obligations.................................................          316             44
                                                                                         ---------    -----------
   Total liabilities................................................................      164,125        457,315

Commitments and contingencies (see notes 4 and 8)

STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY):
Preferred stock ($0.001 par value):
   Authorized shares--45,000,000 at December 1998, and 1999..........................          --             --
   Issued and outstanding shares--27,369,243 at December 31, 1998 and 0 at December
     31, 1999.......................................................................           18             --
Common Stock ($0.001 par value):
   Authorized shares--97,500,000 at December 31, 1998 and 285,000,000 at December
     31, 1999.......................................................................           --             --
   Issued and outstanding shares--26,491,494 at December 31, 1998 and 132,331,316 at
     December 31, 1999..............................................................           12             82
Common Stock--Class B ($0.001 par value)
   Authorized shares--0 at December 31, 1998 and 10,000,000 at December 31, 1999.....           --            --
   Issued and outstanding shares--0 at December 31, 1998 and 6,379,177 at December
     31, 1999.......................................................................           --              6
Additional paid-in capital..........................................................       30,685        851,589
Deferred compensation...............................................................       (4,688)        (6,513)
Accumulated other comprehensive income, net of tax effect...........................           --         91,257
Accumulated (deficit)...............................................................      (50,733)      (246,130)
                                                                                         ---------    -----------
   Total stockholders' equity (net capital deficiency)..............................      (24,706)       690,291
                                                                                         ---------    -----------
   Total liabilities and stockholders' equity (net capital deficiency)..............     $139,419     $1,147,606
                                                                                         =========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.


                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                           YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------
                                                                      1997         1998            1999
                                                                  -----------  ------------   -------------
Revenues.......................................................    $     26     $   5,326      $   66,488
Operating expenses:
   Network and product costs...................................          54         4,562          55,347
   Sales, marketing, general and administrative................       2,374        31,043         140,372
   Amortization of deferred compensation.......................         295         3,997           4,768
   Depreciation and amortization...............................          70         3,406          37,602
                                                                  -----------  ------------   -------------
     Total operating expenses..................................       2,793        43,008         238,089
                                                                  -----------  ------------   -------------
Loss from operations...........................................      (2,767)      (37,682)       (171,601)
Interest income (expense):
   Interest income.............................................         167         4,778          20,676
   Interest expense............................................         (12)      (15,217)        (44,472)
                                                                  -----------  ------------   -------------
   Net interest income (expense)...............................         155       (10,439)        (23,796)
                                                                  -----------  ------------   -------------
Net loss.......................................................      (2,612)      (48,121)       (195,397)
Preferred dividends............................................          --            --          (1,146)
                                                                  -----------  ------------   -------------
Net loss available to Common Stockholders......................    $ (2,612)    $ (48,121)     $ (196,543)
                                                                  ===========  ============   =============
Net loss per share - basic and diluted.........................    $  (0.35)    $   (3.75)     $    (1.83)
                                                                  ===========  ============   =============
Weighted average shares used in computing net loss per share
   - basic and diluted.........................................   7,360,978    12,844,203     107,647,812
                                                                  ===========  ============   =============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)
                    (AMOUNTS IN 000'S, EXCEPT SHARE AMOUNTS)

                                       CONVERTIBLE PREFERRED
                                               STOCK                             COMMON STOCK                 ADDITIONAL
                                  ------------------------------        -----------------------------          PAID-IN
                                     SHARES             AMOUNT              SHARES          AMOUNT             CAPITAL
                                  -----------        -----------        -----------       -----------        -----------
Initial issuance of Common
   Stock ..................                --        $        --         27,000,000       $        12        $        38
Repurchase of Common Stock                 --                 --         (5,423,166)               (3)                (7)
Issuance of Common Stock ..                --                 --          3,985,875                 2                 66
Issuance of Series A
   Preferred Stock ........         1,125,000                  1                 --                --                249
Issuance of Series B
   Preferred Stock (net of
   $43 of financing costs)         25,500,000                 17                 --                --              8,440
Deferred compensation .....                --                 --                 --                --                906
Amortization of deferred ..                --                 --                 --                --                 --
Net loss ..................                --                 --                 --                --                 --
                                  -----------        -----------        -----------       -----------        -----------
Balances at December 31,
   1997 ...................        26,625,002                 18         25,562,709                11              9,692
Issuance of Common Stock ..                --                 --            928,785                 1                570
Issuance of Series B
   Preferred Stock ........           150,003                 --                 --                --                100
Issuance of Series C
   Preferred Stock ........           594,238                 --                 --                --              1,100
Issuance of Common Stock
   warrants as part of
   debt offering issuance
   costs ..................                --                 --                 --                --              2,928
Issuance of Common Stock
   warrants Pursuant to
   debt offering ..........                --                 --                 --                --              8,221
Deferred compensation .....                --                 --                 --                --              8,074
Amortization of deferred
   compensation ...........                --                 --                 --                --                 --
Net loss ..................                --                 --                 --                --                 --
                                  -----------        -----------        -----------       -----------        -----------
Balances at December 31,
   1998 ...................       (27,369,243)                18         26,491,494                12             30,685
Issuance of Common Stock ..                --                 --         48,999,989                33            725,708
Issuance of Common Stock
   upon exercise of
   warrants ...............                --                 --         15,652,382                10                 (5)
Issuance of Series C and D
   Preferred Stock ........         9,568,766                  6                 --                --             59,994
Deferred charge related to
   issuance of Series C
   and D Preferred
   Stock ..................                --                 --                 --                --             28,700
Conversion of Series A,
   Series B and Series C
   Preferred Stock to
   Common Stock ...........       (27,369,243)               (18)        41,053,864                27                 (9)
Conversion of Series C1
   and D1 Preferred stock .        (9,568,766)                (6)         6,379,177                 6                 --
Preferred dividends .......                --                 --            133,587                --                (77)
Conversion of convertible
   Preferred Stock ........                --                 --                 --                --                 --
Deferred compensation .....                --                 --                 --                --              6,593
Amortization of deferred
   compensation ...........                --                 --                 --                --                 --
Unrealized gains (losses)
   on investments .........                --                 --                 --                --                 --
Net loss ..................                --                 --                 --                --                 --
                                  -----------        -----------        -----------       -----------        -----------
Balances at December 31,
   1999 ...................                --                 --        138,710,493       $        88        $   851,589
                                  ===========        ===========        ===========       ===========        ===========

                                                  ACCUMULATED OTHER                    TOTAL STOCKHOLDERS'
                                   DEFERRED         COMPREHENSIVE      ACCUMULATED     EQUITY (NET CAPITAL
                                 COMPENSATION          INCOME            DEFICIT           DEFICIENCY)
                                --------------    -----------------    -----------     -------------------
Initial issuance of Common
   Stock ..................       $        --        $        --       $        --        $        50
Repurchase of Common Stock                 --                 --                --                (10)
Issuance of Common Stock ..                --                 --                --                 68
Issuance of Series A
   Preferred Stock ........                --                 --                --                250
Issuance of Series B
   Preferred Stock (net of
   $43 of financing costs)                 --                 --                --              8,457
Deferred compensation .....              (906)                --                --                 --
Amortization of deferred ..               295                 --                --                295
Net loss ..................                --                 --            (2,612)            (2,612)
                                  -----------        -----------       -----------        -----------
Balances at December 31,
   1997 ...................              (611)                --            (2,612)             6,498
Issuance of Common Stock ..                --                 --                --                571
Issuance of Series B
   Preferred Stock ........                --                 --                --                100
Issuance of Series C
   Preferred Stock ........                --                 --                --              1,100
Issuance of Common Stock
   warrants as part of
   debt offering issuance
   costs ..................                --                 --                --              2,928
Issuance of Common Stock
   warrants Pursuant to
   debt offering ..........                --                 --                --              8,221
Deferred compensation .....            (8,074)                --                --                 --
Amortization of deferred
   compensation ...........             3,997                 --                --              3,997
Net loss ..................                --                 --           (48,121)           (48,121)
                                  -----------        -----------       -----------        -----------
Balances at December 31,
   1998 ...................            (4,688)                --           (50,733)           (24,706)
Issuance of Common Stock ..                --                 --                --            725,741
Issuance of Common Stock
   upon exercise of
   warrants ...............                --                 --                --                  5
Issuance of Series C and D
   Preferred Stock ........                --                 --                --             60,000
Deferred charge related to
   issuance of Series C
   and D Preferred
   Stock ..................                --                 --                --             28,700
Conversion of Series A,
   Series B and Series C
   Preferred Stock to
   Common Stock ...........                --                 --                --                 --
Conversion of Series C1
   and D1 Preferred stock .                --                 --                --                 --
Preferred dividends .......                --                 --                --                (77)
Conversion of convertible
   Preferred Stock ........                --                 --                --                 --
Deferred compensation .....            (6,593)                --                --                 --
Amortization of deferred
   compensation ...........             4,768                 --                --              4,768
Unrealized gains (losses)
   on investments .........                --             91,257                --             91,257
Net loss ..................                --                 --          (195,397)          (195,397)
                                  -----------        -----------       -----------        -----------
Balances at December 31,
   1999 ...................       $    (6,513)       $    91,257       $  (246,130)       $   690,291
                                  ===========        ===========       ===========        ===========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (AMOUNTS IN 000'S)



                                                                                    YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1997        1998       1999
                                                                               ----------- ------------ ----------
OPERATING ACTIVITIES:
Net loss.....................................................................  $   (2,612) $  (48,121)  $(195,397)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization.............................................          70       3,406      37,602
   Loss on disposition of equipment..........................................          --          --         358
   Amortization of deferred compensation.....................................         295       3,997       4,768
   Accreted interest and amortization of debt discount and deferred debt
     issuance costs..........................................................          --      16,009      20,269
   Net changes in operating assets and liabilities:
     Accounts receivable.....................................................         (25)     (1,908)    (13,460)
     Unbilled revenue........................................................          (4)       (659)     (4,756)
     Inventories.............................................................         (43)       (903)     (7,601)
     Prepaid expenses and other current assets...............................        (369)     (1,328)     (5,570)
     Accounts payable........................................................         651      14,324      26,151
     Unearned revenue........................................................           7         544       4,687
     Other current liabilities...............................................         135       5,585      30,182
                                                                               ----------- ------------ ----------
Net cash used in operating activities........................................      (1,895)     (9,054)   (102,767)

INVESTING ACTIVITIES:

Purchase of restricted investment............................................        (210)        (15)    (73,435)
Redemption of restricted investments.........................................          --          --      13,214
Purchase of investments......................................................                      --    (460,062)
Deposits.....................................................................         (31)       (306)       (794)
Long-term assets.............................................................          --      (1,428)     (6,833)
Purchase of property and equipment...........................................      (2,253)    (59,503)   (208,186)
                                                                               ----------- ------------- ---------
Net cash used in investing activities........................................      (2,494)    (61,252)   (736,096)

FINANCING ACTIVITIES:

Net proceeds from issuance of long-term debt and warrants....................          --     129,328     205,049
Principal payments under capital lease obligations...........................         (48)       (238)       (267)
Proceeds from Common Stock issuance, net of repurchase.......................         108         571     725,746
Proceeds from preferred stock issuance.......................................       8,707       1,200      60,000
Offering costs related to Common Stock offering..............................          --        (483)        (77)
                                                                               ----------- ------------- ---------
Net cash provided by financing activities....................................       8,767     130,378     990,451
                                                                               ----------- ------------- ---------
Net increase in cash and cash equivalents....................................       4,378      60,072     151,588
Cash and cash equivalents at beginning of year...............................          --       4,378      64,450
                                                                               ----------- ------------- ---------
Cash and cash equivalents at end of year.....................................  $    4,378  $   64,450   $ 216,038
                                                                               =========== ============= =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for interest....................................  $        9  $       99   $  13,257
                                                                               =========== ============= =========

SUPPLEMENTAL SCHEDULE ON NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Equipment purchased through capital lease.................................  $      831  $       34   $      --
                                                                               =========== ============= =========
   Warrants issued for equity commitment.....................................  $       --  $    2,928   $      --
                                                                               =========== ============= =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

       Covad Communications Group, Inc. (the "Company") is a high-speed Internet and network access provider offering digital subscriber line ("DSL") services to Internet Service Provider ("ISP") and enterprise customers. ISPs purchase the Company's services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase the Company's services to provide employees with remote access to their Local Area Networks to improve employee productivity and reduce operating costs. The Company's services are provided over standard copper telephone lines at considerably faster speeds than available through a standard modem.

       The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory, and other risks associated with an emerging business.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

       The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. There were no intercompany accounts and transactions which required elimination.

USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates.

INITIAL PUBLIC OFFERING

       In January 1999, the Company completed an initial public offering of 20,182,500 shares of Common Stock at a purchase price of $12 per share. Net proceeds to the Company aggregated approximately $150.2 million. In connection with the offering, all of the preferred stock outstanding automatically converted into 50,622,630 shares of Common Stock. The Company's Board of Directors and stockholders also approved an amendment to the Company's Articles of Incorporation to increase the total number of shares which the Company is authorized to issue to 307,500,000 shares, of which 300,000,000 is Common Stock and 7,500,000 is preferred stock.

REVENUE RECOGNITION

       Revenue related to installation of service and sale of customer premise equipment is recognized when equipment is delivered and installation is completed. Revenue from monthly recurring service is recognized in the month the service is provided. Revenue recognized for which the customer has not been billed is recorded as unbilled revenue until the period such billings are made. Amounts billed in advance of providing services are recorded as unearned revenue until the period such services are provided. For the year ended December 31,1998, one customer accounted for approximately 17% of the Company's revenue. For the year ended December 31, 1999, two customers accounted for 15% and 14% percent of the Company's revenues.

CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments, with a maturity of three months or less from the date of original issuance, to be cash equivalents.

                        COVAD COMMUNICATIONS GROUP, INC.

RESTRICTED CASH

       As of December 31, 1998, the Company had $225,000, in commercial deposits held in the Company's name but restricted as security for certain of the Company's capital lease financing arrangements. As of December 31, 1999, the Company had $63,308,000 (net of an unrealized loss of $918,000) in U.S. Treasury investments and commercial deposits for the payment of interest on the Company's 1999 notes and as security for certain lease financing arrangements.

CONCENTRATION OF CREDIT RISK AND CREDIT RISK EVALUATIONS

       Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, short-term investments and accounts receivable. The Company's cash and investment policies limit cash equivalents, restricted cash and short-term investments to short-term, investment grade instruments. Cash and cash equivalents, restricted cash and short-term investments are held with various domestic financial institutions with high credit standing. The Company has not experienced any significant losses on its cash and cash equivalents, restricted cash or short-term investments. The company conducts business with companies in various industries, primarily in the United States. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base. In addition, the Company typically offers its customers credit terms. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Allowances are maintained for potential credit issues and such losses to date have been within management's expectations.

INVENTORIES

       Inventories are stated at the lower of cost or market and consist primarily of customer premise equipment. Costs are based on the "first-in, first-out" method.

PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

       Leasehold improvements.................... 15 years or life of the lease
       Electronic communication equipment........ 2 to 5 years
       Furniture and fixtures.................... 3 to 7 years
       Computer equipment........................ 3 years
       Office equipment.......................... 2 to 5 years
       Computer software......................... 2 to 7 years

SOFTWARE DEVELOPMENT COSTS

       The Company capitalizes costs associated with the design, deployment and expansion of the Company's network including internally and externally developed software. In accordance with Financial Accounting Standard Board No. 86 "Software Development Costs" ("FAS 86") and Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), respectively. Costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Capitalized external software costs include the actual costs to purchase software from vendors. Capitalized internal software costs generally include personnel and related costs incurred in the enhancement and implementation of purchased software packages. Capitalized internal labor costs for the years ending December 31, 1997, 1998 and 1999 were $139,000, $3,063,000 and $15,733,000, respectively. Capitalized interest cost for the years ending December 31, 1997, 1998 and 1999 were none, $908,000 and $2,756,000, respectively.

                        COVAD COMMUNICATIONS GROUP, INC.

EQUIPMENT UNDER CAPITAL LEASES

       The Company leases certain of its equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease, whichever is less. Assets under capital lease are amortized over the lease term or useful life of the assets.

ACCOUNTING FOR STOCK-BASED COMPENSATION

       The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") and makes the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS123")

ADVERTISING COSTS

       The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $120,000, $1,500,000 and $25,798,000, respectively.

INCOME TAXES

       Due to the Company's overall loss position, there is no provision for income taxes for 1997, 1998 or 1999.

       The tax benefits associated with employee stock options provide a deferred tax benefit of $14.5 million for the year-ended December 31, 1999. The deferred tax benefit has been offset by a valuation allowance and will be credited to additional paid-in capital when realized.

       The reconciliation of income tax computed at the US federal statutory rate to income tax expense is as follows:


                                                                                 DECEMBER 31,
                                                                -----------------------------------------------
                                                                     1997            1998            1999
                                                                --------------- --------------- ---------------
       Federal at 34%, statutory..............................       $(757,000)   $(16,363,000)   $(66,435,000)
       Nondeductible interest.................................              --         911,000       2,050,000
       Losses with no current benefits........................         757,000      15,436,000      64,306,000
       Other..................................................              --          16,000          79,000
                                                                --------------- --------------- ---------------
       Provision..............................................             $--             $--             $--
                                                                =============== =============== ===============

       Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                                      DECEMBER 31,
                                                                           ------------------------------------
                                                                                 1998               1999
                                                                           -----------------  -----------------
       Deferred tax assets:
          Net operating loss carryforwards..............................   $     16,000,000         45,462,000
          Accrued interest..............................................                 --         15,977,000
          Other.........................................................           2,500,00          1,846,000
                                                                           -----------------  -----------------
          Total Net deferred tax assets.................................         18,500,000         63,285,000
                                                                           -----------------  -----------------
       Valuation allowance..............................................        (18,500,000)       (26,782,000)
                                                                           -----------------  -----------------
       Total tax deferred assets........................................                 --         36,503,000
       Unrealized gain on investments...................................                 --        (36,503,000)
                                                                           -----------------  -----------------
       Net deferred tax assets..........................................                $--                 --
                                                                           =================  =================

       Realization of the Company's deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $8,282,000 during 1999.

                        COVAD COMMUNICATIONS GROUP, INC.

       As of December 31, 1999, the Company had federal net operating loss carryforwards for federal tax purposes of approximately $219.5 million which expire in the years 2012 through 2019, if not utilized. The Company also had net operating losses carryforwards for state income tax purposes of approximately $122.3 million expiring in year 2004, if not utilized.

       The utilization of the net operating loss is subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value for financial instruments:

       CASH, CASH EQUIVALENTS AND RESTRICTED CASH. The carrying amount approximates fair value.

       SHORT TERM INVESTMENT. The fair values of short-term investments were estimated based on quoted market prices.

       BORROWINGS. The fair values of borrowings, including long-term debt, capital lease obligations and other obligations, were estimated based on quoted market prices, where available, or by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company. For all borrowings outstanding at December 31, 1998 and 1999, fair value approximates recorded value.

LOSS PER SHARE

       Basic loss per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company's Common Stock, after giving consideration to shares subject to repurchase, outstanding during the period.

       Diluted loss per share is determined in the same manner as basic loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted loss per share amount is the same as basic loss per share which has not been reported because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants and the assumed is not dilutive.

       The consolidated financial statements applicable to the prior periods have been restated to reflect a three-for-two stock split effective May 1999.

       The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except share and per share amounts):

                                                                              YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------------
                                                                       1997            1998            1999
                                                                   --------------  --------------  --------------
                                                                    (IN 000'S,EXCEPT SHARE AND PER SHARE AMOUNTS)
Net loss........................................................   $      (2,612)  $     (48,121)  $    (195,397)
Preferred dividends.............................................              --              --          (1,146)
                                                                   --------------  --------------  --------------
Net loss available to common stockholders.......................   $      (2,612)  $     (48,121)  $    (196,543)
                                                                   ==============  ==============  ==============
Basic and diluted:
   Weighted average shares of Common Stock outstanding..........      24,797,854      25,886,940     115,675,656
   Less: Weighted average shares subject to repurchase..........      17,436,876      13,042,737       8,027,844
                                                                   --------------  --------------  --------------
Weighted average shares used in computing basic and diluted net
   loss per share...............................................       7,360,978      12,844,203     107,647,812
Basic and diluted net loss per share............................   $       (0.35)  $       (3.75)  $       (1.83)
                                                                   ==============  ==============  ==============

                        COVAD COMMUNICATIONS GROUP, INC.

       If the Company had reported net income, the calculation of historical diluted earnings per share would have included an additional 8,574,189, 43,282,296 and 26,517,674 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the years ended December 31, 1997, 1998 and 1999, respectively.

KEY SUPPLIERS

       The Company is dependent on limited source suppliers for certain equipment used to provide its services. The Company has generally been able to obtain an adequate supply of equipment. In addition, the Company believes that there are alternative suppliers for the equipment used to provide its services. However, an extended interruption in the supply of equipment currently obtained from limited source suppliers could adversely affect the Company's business and results of operations.

ACCOUNTS RECEIVABLE ALLOWANCE

       The Company's reserve for uncollectible accounts receivable was $220,000 and $2,857,000 at December 31, 1998 and 1999, respectively. No significant charges were made against this reserve as of December 31, 1999.

BUSINESS SEGMENTS

       For management purposes, the Company is viewed as one entity with a Chief Executive Officer ("CEO"), who is the Chief Operating Decision Maker. The Company's management relies on an internal management accounting system. Financial position and results of operations for the entity, are provided to the CEO as noted in the Accompanying Financial Statement. The Company's management makes financial decisions and allocates resources based on the information it receives from this internal system.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

       In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which establishes accounting and reporting standards for derivative instruments and activities. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company will be required to adopt FAS 133 effective January 1, 2001. Management of the Company does not believe the adoption of this statement will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

       Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements," ("SAB 101") which was issued in December 31, 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized over an extended period of time, instead of in the first month of the contract. Due to complications surrounding the implementation of SAB 101, the SEC in March 2000 deferred the implementation date of certain provisions of SAB 101 until the quarter ended June 30, 2000, with retroactive application to transactions entered into during the quarter ended March 31, 2000. This extension will allow the Company and other companies impacted by this Bulletin adequate time to fully understand the broader implications of SAB 101 and to respond accordingly.

SHORT-TERM INVESTMENTS

       At December 31, 1999, all of the Company's investments were classified as available for sale. Investments were also classified as short-term, as their maturing date was less than one year from the balance sheet date. Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation at the end of each period. Unrealized gains and losses on short-term investments as of December 31, 1999, are included as a separate component of stockholders' equity, net of any related tax effect. The amount of realized gains or losses for the years ended December 31, 1997, 1998 and 1999 was not significant.

                        COVAD COMMUNICATIONS GROUP, INC.

       The following table summarizes the Company's investments:

                                                                        DECEMBER 31, 1999,
                                                          -------------------------------------------------
                                                                         GROSS       GROSS
                                                           AMORTIZED   UNREALIZED  UNREALIZED
                                                             COST        GAINS       LOSSES     FAIR VALUE
                                                          ----------   ----------  ----------   ----------
                                                                         (AMOUNT IN $000'S)
Commercial paper.......................................     $373,007         $125          --     $373,132
Corporate notes........................................       53,767           --        (596)      53,171
Equity securities......................................       32,200       92,816          --      125,016
                                                          ----------   ----------  ----------   ----------
Total available for sale securities....................     $458,974      $92,941       $(596)    $551,319
                                                          ===========  =========== ===========  ===========

       The company also had a net unrealized loss of $168,000 on cash and cash equivalents and an unrealized loss of $918,000 on long term U.S. Treasury investments, classified as Restricted Cash on the Company's balance sheet.

2.     DEBT

       On March 11, 1998, the Company completed a private placement (the "1998 Private Offering") through the issuance of 260,000 units (the "Units"), each unit consisting of $1,000 in principal amount at maturity of 13 1/2% Senior Discount Notes due 2008 (the "1998 notes") and one warrant, initially exercisable to purchase 19.4376 shares of Common Stock, $0.001 par value, of the Company (the "Unit Warrants"). Net proceeds from the 1998 Private Offering were approximately $129.6 million, after transaction costs of approximately $5.5 million.

       The principal amount of the 1998 notes will accrete from the date of issuance at the rate of 13 1/2% per annum through March 15, 2003, compounded semi-annually, and thereafter bear interest at the rate of 13 1/2% per annum, payable semi-annually, in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The 1998 notes are unsecured senior obligations of the Company that will mature on March 15, 2008. The 1998 notes will be redeemable at the option of the Company at any time after March 15, 2003 plus accrued and unpaid interest thereon, if any, to the redemption date.

       The 1998 notes were originally recorded at approximately $126.9 million, which represents the $135.1 million in gross proceeds less the approximate $8.2 million value assigned to the Unit Warrants, which is included in additional paid-in capital. The value assigned to the Unit Warrants, representing debt discount, is being amortized over the life of the 1998 notes. Debt issuance costs were incurred through the issuance of additional warrants associated with the commitment of equity by certain investors. The debt issuance costs are also being amortized over the life of the 1998 notes. For the years ended December 31, 1998 and 1999, the accretion of the 1998 notes and the amortization of debt discount and debt issuance costs was $16.0 million and $22.3 million, respectively, of which $15.1 million and $21.0 million, respectively, is included in interest expense and $900,000 and $1.3 million, respectively, is capitalized in property, plant and equipment.

       The Unit Warrants have ten year terms, have exercise prices of $0.0022 per share (subject to adjustment in certain events), contain net exercise provisions and are currently exercisable.

       On February 18, 1999, the Company completed the issuance of $215.0 million senior debt notes (the "1999 notes"). Net proceeds from the 1999 notes were approximately $205.0 million after transaction costs of approximately $9.9 million, which are being amortized over the life of the notes. Amortization expense related to the transaction cost was $827,000 for year ended December 31,1999. The principal amount of the 1999 notes bears interest at the rate of 12 1/2% per annum through February 15, 2009, compounded semi-annually, and thereafter bears interest at the rate of 12 1/2% per annum, payable semi-annually, in arrears on February 15 and August 15 of each year, commencing on August 15, 1999. The 1999 notes are unsecured senior obligations of the Company that will mature on February 15, 2009. The notes will be redeemable at the option of the Company at any time after February 15, 2004 at stated redemption prices plus accrued and unpaid interest thereon.

       The Company purchased approximately $74.1 million of government securities from the net proceeds, representing sufficient funds to pay the first six scheduled interest payments on the 1999 notes. These government securities are pledged as security for repayment of interest on the 1999 notes.

                        COVAD COMMUNICATIONS GROUP, INC.

       On June 1, 1999, the Company completed an offer to exchange all outstanding 12 1/2% senior notes due February 15, 2009 for 12 1/2% senior notes due February 15, 2009, which have been registered under the Securities Act of 1933.

3.     CAPITAL LEASES

       The Company has entered into capital lease arrangements to finance the acquisition of certain operating assets, two of which have bargain purchase options. The principal value of these leases totaled $865,000 as of December 31, 1998 and 1999, and was equivalent to the fair value of the assets leased.

       Future minimum lease payments under capital leases are as follows:

                YEAR ENDING DECEMBER 31,

                2000...............................................  $  294,000
                2001...............................................      44,000
                2002...............................................       4,000
                Thereafter.........................................          --
                                                                     -----------
                                                                        342,000

                Less amount representing interest..................     (30,000)
                Less current portion...............................    (268,000)
                                                                     -----------
                Total long-term portion............................     $44,000
                                                                     ===========

       Accumulated amortization for equipment under capital leases is reflected in accumulated depreciation and amortization for property and equipment.

4.     OPERATING LEASES

       The Company leases vehicles, equipment, and office space under various operating leases. Future minimum lease payments by year under operating leases are as follows:

                 YEAR ENDING DECEMBER 31,

                 2000.............................................     5,852,000
                 2001.............................................     5,713,000
                 2002.............................................     5,023,000
                 2003.............................................     3,875,000
                 2004.............................................     3,292,000
                 Thereafter.......................................     2,326,000
                                                                  --------------
                        Total.....................................   $26,081,000
                                                                  ==============

       Rental expense on operating leases totaled $131,000, $1,507,000 and $4,302,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

5.     STOCKHOLDERS' EQUITY

COVAD COMMUNICATIONS GROUP, INC.

       STRATEGIC INVESTMENT

       In January 1999, the Company entered into strategic relationships with AT&T Corp. ("AT&T"), NEXTLINK Communications, Inc. ("NEXTLINK") and Qwest Communications Corporation ("Qwest"). As part of these strategic relationships, the Company received equity investments totaling approximately $60 million. The Company recorded intangible assets of $28.7 million associated with these transactions which will be amortized over periods of three to six years. For the year ended December 31, 1999, amortization expense totaled $8.2 million.

                        COVAD COMMUNICATIONS GROUP, INC.

       INITIAL PUBLIC OFFERING

       On January 27, 1999, the Company completed the initial public offering
(IPO) of 20,182,500 shares of the Company's Common Stock at a price of $8.00 per share. Net proceeds to the Company from the offering were $150.2 million after deducting underwriting discounts and commissions and offering expenses payable by the Company. As a result of the offering, 41,053,865 shares of the Common Stock and 6,379,177 shares of the Class B Common Stock (which are convertible into 14,353,148 shares of Common Stock) were issued upon the conversion of Preferred Stock, 133,587 shares of Common Stock were issued for cumulative but unpaid dividends on Series A and Series B Preferred Stock and 4,049,439 shares of Common Stock were issued upon the exercise of common warrants.

       SECONDARY OFFERING

       On June 23, 1999, the Company completed a public offering of 12,937,500 shares of Common Stock sold by certain stockholders of the Company. The Company did not sell any shares in this offering. Accordingly, there were no net proceeds to the Company from this offering. The Company incurred offering expenses of approximately $600,000.

       On November 3, 1999 the Company completed a public offering of 22,425,000 shares of Common Stock sold by the Company and certain stockholders of the Company. The net proceeds to the Company from this offering were $568.8 million after deducting underwriting discounts and commissions and offering expenses.

       COMMON STOCK

       Shares of Common Stock outstanding at December 31, 1998, and December 31,1999, were 17,660,996 and 132,331,316 shares, respectively, of which 7,159,625 and 6,027,844 shares, respectively, remain subject to repurchase provisions which generally lapse over a four-year period from the date of issuance.

       Common Stock reserved for future issuance as of December 31, 1999 is as follows:

                       Outstanding options......................    24,522,633
                       Options available for grant..............     1,905,080
                       Employee stock purchase plan.............     2,872,836
                       Warrants outstanding.....................     1,995,041
                                                                 --------------
                              Total.............................    31,295,590
                                                                 ==============

PREFERRED STOCK DIVIDENDS

       The holders of Series A, Series B and Series C were entitled to receive in any fiscal year, dividends at the rate of $0.0111 per share, $0.0267 per share and $0.1487 per share, respectively, payable in preference and priority to any payment of dividends on Common Stock. The rights to such dividends were cumulative and accrue to the holders to the extent they were not declared or paid and were payable, in cash or Common Stock, only in the event of a liquidation, dissolution or winding up of the Company, or other liquidity event (as defined in the Certificate of Incorporation). The cumulative dividends at December 31, 1998 and December 31,1999 for Preferred Stock were approximately $1,085,000 and $ 1,146,000, respectively, which were converted into 133,587 shares of Common Stock in connection with the IPO.

6.     EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLAN

       Effective September 1, 1997, the Company adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The Company does not match contributions by plan participants.

                        COVAD COMMUNICATIONS GROUP, INC.

1998 EMPLOYEE STOCK PURCHASE PLAN


       In January 1999, the Company adopted the 1999 Employee Stock Purchase Plan. The Company has reserved a total of 3,375,000 shares of Common Stock for issuance under the plan. Eligible employees may purchase Common Stock at 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable twenty-four month offering period or the last day of the applicable six month purchase period.


STOCK OPTION PLANS


       In 1997, the Company adopted the Covad Communications Group, Inc. 1997 Stock Plan (the "Plan"). The Plan provides for the grant of stock purchase rights and options to purchase shares of Common Stock to employees and consultants from time to time as determined by the Board of Directors. The options expire from two to eight years after the date of grant. As of December 31, 1999 the Plan has reserved 34,920,770 shares of the Company's Common Stock for sale and issuance under the Plan at prices to be determined by the Board of Directors.


       The following table summarizes stock option activity for the year ended December 31, 1997, 1998 and December 31, 1999:


                                                                    NUMBER OF SHARES OF      OPTION PRICE
                                                                       COMMON STOCK           PER SHARE
                                                                   ---------------------  ------------------
       Granted..................................................              8,648,438     $0.022  -  $0.03
       Exercised................................................                (13,500)        --  -  $0.02
       Cancelled................................................                (60,750)    $0.022  -  $0.03
                                                                   ---------------------  ------------------
       Balance as of December 31, 1997..........................              8,574,188     $0.022  -  $0.03
       Granted..................................................             21,077,955     $ 0.67  -  $5.44
       Exercised................................................               (466,863)    $0.022  -  $0.45
       Cancelled................................................             (1,627,730)    $0.022  -  $5.29
                                                                   ---------------------  ------------------
       Balance as of December 31, 1998..........................             27,557,550     $0.022  - $ 5.44
       Granted..................................................              8,774,658     $0.0007 - $44.67
       Exercised................................................             (8,012,683)    $0.0007 - $38.17
       Cancelled................................................             (3,796,892)    $0.147  - $43.42
                                                                   ---------------------  ------------------
       Balance as of December 31, 1999..........................             24,522,633     $0.0007 - $44.67
                                                                   =====================  ==================

       The following is a summary of the status of stock options outstanding at December 31, 1999:

                             OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                      ----------------------------------                      ----------------------------------
     EXERCISE            NUMBER OF      WEIGHTED-AVERAGE  WEIGHTED-AVERAGE      NUMBER OF       WEIGHTED-AVERAGE
   PRICE RANGE            SHARES         LIFE REMAINING    EXERCISE PRICE         SHARES         EXERCISE PRICE
-------------------   ---------------   ----------------  -----------------   ---------------   ----------------
$0.007 -  $6.22            16,509,627            6.1            $ 1.14             3,592,692         $ 1.05
$XX.33 - $12.67             1,704,315            7.0            $ 7.55               326,487         $ 7.55
$X2.67 - $19.00                25,614            7.1            $18.61                 2,757         $18.61
$19.00 - $25.33                34,500            7.1            $20.96                 5,502         $20.91
$25.33 - $31.67             2,944,256            7.4            $28.41               166,840         $28.38
$31.67 - $38.00             1,754,922            7.5            $34.50                65,499         $36.21
$38.00 - $44.33             1,534,774            7.3            $40.69               151,818         $40.23
$44.33 - $50.67                14,625            5.6            $44.67                 2,432         $44.67
                      ---------------   ----------------  -----------------   ---------------   ----------------
                           24,522,633            6.5             $9.79             4,314,027          $4.57
                      ===============   ================  =================   ===============   ================

       During the year ended December 31, 1997, the Company recorded deferred compensation of $906,000 as a result of granting stock options and issuing restricted stock with exercise or issue prices per share below the revised fair value per share of the Company's Common Stock at the date of grant or issuance. This amount was recorded as a reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options using a graded vesting method. Such amortization was $295,000 for the year ended December 31, 1997. During the year ended December 31, 1998, the company recorded additional deferred compensation of

                        COVAD COMMUNICATIONS GROUP, INC.

approximately $8.1 million. Amortization of deferred compensation during this same period was approximately $4.0 million. During the year ended December 31, 1999, the Company recorded additional deferred compensation of approximately $6.6 million. Amortization of deferred compensation during this same period was approximately $4.8 million.

       STOCK-BASED COMPENSATION

       Pro forma information regarding the results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options using the fair value method of FAS 123. The fair value of each option granted is estimated on the date of grant using the Black Scholes valuation model.

       The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercised price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

       The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value of the estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       For the years ended December 31, 1997, 1998 and 1999, the fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions:

                                                                 1997     1998     1999
                                                                -------  -------  -------
       Expected life of options in years.....................      4.0      4.0      4.0
       Volatility............................................    123.5%   123.5%   123.5%
       Risk-free interest rate...............................      7.0%     7.0%     7.0%
       Expected dividend yield...............................      0.0%    0.00%    0.00%

       The weighted average fair value of stock options granted during the years ended December 31, 1997, 1998 and 1999 was $0.11, $0.91 and $9.79 per share, respectively. For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period which would result in an increase in net loss of approximately $12,000, $1.7 million and $35.2 million for the years ended December 31, 1997, 1998 and 1999, respectively. The result of applying FAS 123 to the Company's option grants was not material to the results of operations or loss per share for the year ended December 31, 1997 and would have increased the net loss per share by $0.20 per share and $0.49 per share for the year ended December 31, 1998 and 1999, respectively.

       The pro forma impact of options on the net loss for the years ended December 31, 1997, 1998, and 1999 is not representative of the effects on net loss for future years, as future years will include the effects of additional years of stock option grants.

7.     RELATED PARTY TRANSACTIONS

       The Company purchases equipment from a supplier which is partially owned by an investor in the Company. Purchases from this supplier totaled $85,000, $5,844,000 and $45,695,000 for the years ending December 31, 1997, 1998 and
1999, respectively. During 1999, an unrelated party acquired this supplier, as such, the Company had no financial interest in them by year end December 31,1999. In addition, the Company acquired an interest in a new supplier. Purchases from this new supplier totaled $3,401,000 for the year ended December 31, 1999.

                        COVAD COMMUNICATIONS GROUP, INC.

8.     LEGAL PROCEEDINGS

       The Company is engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple traditional telephone companies. These negotiations, arbitrations and proceedings concern the traditional telephone companies' denial of physical central office space to the Company in certain central offices, the cost and delivery of central office spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. For example, the Company is currently involved in commercial arbitration proceedings with Pacific Bell over these issues. The Company has also filed a lawsuit against Pacific Bell and certain of its affiliates, including SBC Communications, in federal court. The Company is pursuing a variety of contract, tort, and antitrust and other claims, such as violations of the Telecommunications Act, in these proceedings. In November 1998, the Company prevailed in its commercial arbitration proceeding against Pacific Bell. The arbitration panel found that Pacific Bell breached its interconnection agreement with the Company and failed to act in good faith on multiple counts. The arbitration panel ruled in favor of awarding the Company direct damages, as well as attorneys fees and costs of the arbitration. Pacific Bell is currently attempting to have the decision vacated. Meanwhile, the arbitration panel is evaluating the Company's claim for additional damages.

       The Company also filed a lawsuit against Bell Atlantic and its affiliates in federal court and is pursuing antitrust and other claims in this lawsuit. In addition, Bell Atlantic has separately filed suit against the Company asserting infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." However, on February 18, 2000 the court issued a summary judgement ruling holding that the Company had not infringed Bell Atlantic's patent. The Company anticipates that Bell Atlantic may appeal this decision and, while the Company expects that it would prevail on an appeal, the outcome of such an appeal is uncertain.

       A former employee of the Company has filed a complaint against the Company in California Superior Court, alleging that he was terminated wrongfully and is entitled to commissions and other amounts arising from his employment. The Company believes that this employee resigned and that it does not owe him any money, but litigation is unpredictable and there is no guarantee the Company will prevail. Another group of former employees of the Company have filed a Complaint against the Company in California Superior Court alleging that they were terminated wrongfully and are entitled to other amounts arising from their employment. The Company believes it has valid defenses and does not own them any money, but litigation is unpredictable and there is no guarantee the Company will prevail. Failure to resolve these various legal disputes and controversies without excessive delay and cost and in a manner that is favorable, could significantly harm the business.

       The Company is not currently engaged in any other legal proceedings that it believes could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive telecommunications company interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could harm the business.

9.     SUBSEQUENT EVENTS

       On January 28, 2000, the Company completed a private placement of $425.0 million aggregate principal amount of the Company's 12% senior notes (the "2000 notes") due 2010. The 2000 notes are unsecured senior obligations of the Company maturing on February 15, 2010 and are redeemable at the option of the Company any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon. Net proceeds from the 2000 notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the life of the 2000 notes. These notes were sold in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended.

                        COVAD COMMUNICATIONS GROUP, INC.

       The Company has filed a registration statement covering an offer to exchange new registered 12% senior notes due February 15, 2010 for all outstanding 12% senior notes due February 15, 2010.

       On February 15, 2000 the Company's Board of Directors adopted a Stockholder Protection Rights Plan under which stockholders received one right for each share of the Company's Common Stock or Class B Common Stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of the Company's outstanding shares of Common Stock. Each right entitles the holder to purchase from the Company, as provided by the Stockholder protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $.001 per share, for $400.00, subject to adjustment.

       On March 7, 2000, the Company announced a 3-for-2 stock split, which was effectuated through a stock dividend. The Company's Common Stock began trading on a split adjusted basis on April 3, 2000. All share and per share numbers in the accompanying consolidated financial statements have been retroactively adjusted to reflect this split.

       On March 20, 2000 the Company completed the acquisition of Laser Link.net, a leading provider of branded internet access, based in Media, Pennsylvania in a transaction to be accounted for as a purchase. Under the acquisition agreement, the Company issued 6.45 million shares of Common Stock for all Laser Link.net outstanding shares, plus assumption of all outstanding debt. The Company anticipates that this acquisition will allow the Company to provide a turnkey broadband access solution to companies and affinity groups who want to offer broadband internet services to their customers, members, or affiliates. Laser Link.net currently provides a similar service using dial-up access. The total consideration related to the acquisition approximates $372.0 million.

                                                                      APPENDIX I


       ACCESS LINE--A circuit that connects a telephone end-user to the ILEC Central Office.

       ANALOG MODEM -- A telecommunications device that allows the communication of digital information over analog telephone lines and through the public switched telephone network by translating such information in a way that simulates and uses only the bandwidth of normal voice transmissions.

       ASYNCHRONOUS TRANSFER MODE (ATM)--A standard packet-switching protocol that segments digital information into 53-byte cells (each cell has a 5-byte standard packet-switching header and 48 bytes of data) that are switched very quickly throughout a network over virtual circuits. ATM is able to accommodate multiple types of media (voice, video, data).

       BANDWIDTH--Refers to the maximum amount of data that can be transferred through a computer's backplane or communication channel in a given time. It is usually measured in Hertz for analog communications and bits per second for digital communication.

       CENTRAL OFFICE--ILEC facility where subscriber lines are joined to switching equipment.

       CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER)--Category of telephone service provider (carrier) that offers services similar to those of the ILEC, as allowed by recent changes in telecommunications law and regulation. A CLEC may also provide other types of services such as long distance, Internet access and entertainment.

       COMMUNICATIONS ACT OF 1934--The federal legislation governing broadcast and non-broadcast communications, including both wireless and wired telephone service, and which established the FCC.

       DSL--Digital Subscriber Line.

       FCC (FEDERAL COMMUNICATIONS COMMISSION)--The U.S. government agency charged with the oversight of communications originating in the U.S. and crossing state lines.

       FRAME-RELAY--A high-speed packet-switched data communications protocol.

       HFC (HYBRID FIBER COAX)--A combination of fiber optic and coaxial cable, which has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. An HFC architecture generally utilizes fiber optic wire between the headend and the nodes and coaxial wire from nodes to individual end-users.

       ILEC (INCUMBENT LOCAL EXCHANGE CARRIER)--The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition.

       ILEC COLLOCATION--A location serving as the interface point for a CLEC network's interconnection to that of the ILEC. Collocation can be (i) physical, in which the CLEC places and directly maintains equipment in the ILEC Central Office, or (ii) virtual, in which the CLEC leases a facility, similar to that which it might build, to effect a presence in the ILEC Central Office.

       INTERCONNECTION (CO-CARRIER) AGREEMENT--A contract between an ILEC and a CLEC for the interconnection of the two networks and CLEC access to ILEC UNEs. These agreements set out the financial and operational aspects of such interconnection and access.

       ISP (INTERNET SERVICE PROVIDER)--A vendor that provides subscribers access to the Internet.

       ISDN (INTEGRATED SERVICES DIGITAL NETWORK)--ISDN provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to ISDN-capable PBX systems (ISPBXs). Developed by the International Telecommunications Union, ISDN includes two user-to-network interfaces: basic rate interface (BRI) and primary rate interface (PRI). An ISDN interface contains one signaling channel (D-channel) and a number of information channels ("bearer" or B channels). The D-channel is used for call setup, control, and call clearing on the B-channels. It also transports feature information while calls are in progress. The B-channels carry the voice, data, or video information.

       IXC (INTEREXCHANGE CARRIER)--Facilities-based long distance/interLATA carriers (e.g., AT&T, MCI WorldCom and Sprint), who also provide intraLATA toll service and may operate as CLECs.

       KBPS (KILOBITS PER SECOND)--One thousand bits per second.

       LATA (LOCAL ACCESS AND TRANSPORT AREA)--A geographic area inside of which a local telephone company can offer switched telecommunications services, including long distance (known as toll). There are 196 LATAs in the U.S.

       MBPS (MEGABITS PER SECOND)--One million bits per second.

       RBOCS (REGIONAL BELL OPERATING COMPANIES)--ILECs created by AT&T's divestiture of its local exchange business. The remaining RBOCs include BellSouth, Bell Atlantic Corporation, Ameritech Corporation, U S WEST Communications, Inc. and SBC Communications, Inc.

       T1--This is a Bell system term for a digital transmission link with a capacity of 1.544 Mbps.

       UNES (UNBUNDLED NETWORK ELEMENTS)--The various portions of an ILEC's network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, Central Office collocation space, inter-office transport, operational support systems, local switching and rights of way.


============================================================        ==================================================


       We have not  authorized  any dealer,  salesperson or                           $425,000,000
other person to give any information or represent  anything
not  contained in this  offering  memorandum.  You must not
rely  on  any  unauthorized   information.   This  offering
memorandum  does not  offer to sell or buy any Notes in any                          [LOGO OMITTED]
jurisdiction where it is unlawful.  The information in this
prospectus is current as of             , 2000
                                                                                  COVAD COMMUNICATIONS
                                                                                       GROUP, INC.

                                                                                 OFFER TO EXCHANGE ALL
                                                                                       OUTSTANDING
                                                                                12% SENIOR NOTES DUE 2010
                                                                             FOR 12% SENIOR NOTES DUE 2010,
                                                                          WHICH HAVE BEEN REGISTERED UNDER THE
                                                                                 SECURITIES ACT OF 1933

                                                                                      -------------
                                                                                       PROSPECTUS
                                                                                      -------------





















                                                                                                  , 2000

============================================================        ==================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article X of our Amended and Restated Certificate of Incorporation provides for the indemnification of our directors to the fullest extent permissible under Delaware law.

       Article VI of our Bylaws provides for the indemnification of our officers, directors, employees and agents if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

       Section 145 of the Delaware General Corporation Law permits us to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

       We have entered into indemnification agreements with our directors and executive officers, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

       We maintain liability insurance coverage for all of our directors and officers.

ITEM 21.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



EXHIBIT
NUMBER                                                   DESCRIPTION
------                                                   -----------
  1.1*        Purchase Agreement dated as of January 21, 2000, by and among the Registrant, Bear, Stearns & Co.,
              Inc. and Morgan Stanley & Co., Inc.
  2.1(3)      Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co. and
              Laser Link.Net, Inc., dated as of March 8, 2000.
  4.1(1)      Indenture dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4(1)      Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and Bear,
              Stearns & Co. Inc. and BT Alex. Brown Incorporated.
  4.5(1)      Specimen 13 1/2% Senior Note Due 2008.
  4.6(1)      Amended and Restated Stockholders Rights Agreement dated January 19, 1999 among the Registrant and certain of its stockholders.
  4.7(2)      Indenture dated as of February 18, 1999 among the
              Registrant and The Bank of New York, including form of 12 1/2 %
              Senior Note Due 2009.

  4.8(2)      Registration Rights Agreement dated as of February 18, 1999 among the Registrant and the Initial
              Purchasers.
  4.9(2)      Specimen 12 1/2% Senior Note Due 2009.
  4.10*       Indenture dated as of January 28, 2000, between the Registrant and United States Trust Company of
              New York.
  4.11*       Registration Rights Agreement dated as of January 28, 2000, between the Registrant and Bear,
              Stearns & Co., Inc.
  4.12        Specimen 12% Senior Note due 2010, Series A (unregistered).
  4.13        Specimen 12% Senior Note due 2010, Series B (registered)
  4.14(4)     Stockholder Protection Rights Agreement dated February 15, 2000.
  5.1         Opinion of Irell & Manella LLP.
 10.1(2)      Form of Indemnification Agreement entered into between the
              Registrant and each of the Registrant's executive officers and directors.

                                       II-1

 10.5(2) Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures, L.P., Crosspoint Venture Partners 1996 and Intel
              Corporation, as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred Stock and Warrant
              Subscription Agreement dated as of April 24, 1998 among the Registrant, Warburg, Crosspoint and Robert Hawk.

 10.6(2)      Employment Agreement dated June 21, 1999 between the Registrant and Robert E. Knowling, Jr.
 10.7(2)      Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.
 10.8(2)      1998 Employee Stock Purchase Plan and related agreements, as currently in effect.
 10.10(2)     Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg,
              Pincus Ventures, L.P., Crosspoint Ventures Partners 1996 and Intel Corporation.
 10.11(5)     Note Secured by Deed of Trust dated October 7, 1998 issued by Catherine A. Hemmer and John J.
              Hemmer in favor of the Registrant.
 10.12(5)     1997 Stock Plan and related option agreement, as currently in effect.
 10.13(5)     Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant,
              AT&T Venture Fund II, LP and two affiliated funds.
 10.14(5)     Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant,
              AT&T Venture Fund II, LP and two affiliated funds.
 10.15(5)     Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK Communications, Inc.
 10.16(5)     Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK Communications, Inc.
 10.17(5)     Series C-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource, Inc.
 10.18(5)     Series D-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource, Inc.
 11.1(6)      Statement of Computation of Per Share Earnings.
 12.1(6)      Statement of Computation of Ratios.
 21.1(6)      Subsidiaries of the Registrant.
 23.1         Consent of Ernst & Young LLP, independent auditors.
 23.2         Consent of Irell & Manella LLP (Included in Exhibit 5.1).
 24.1*        Power of Attorney.
 25.1         Statement of Eligibility of Trustee
 27.1(6)      Financial Data Schedules.
 99.1         Form of Letter of Transmittal.
 99.2         Form of Notice of Guaranteed Delivery.
 99.3         Exchange Agent Agreement.


--------------


(1) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-51097) and as subsequently amended.
(2) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-75955) and as subsequently amended.
(3) Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form 8-K as originally filed on March 23, 2000 and as subsequently amended.
(4) Incorporated by reference to Exhibit 4.1 filed with our Registration Statement on Form 8-A as originally filed on February 22, 2000 and as subsequently amended.
(5) Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form S-1 (File No. 333-63899) as originally filed on September 21, 1998 and as subsequently amended.

(6) Incorporated by reference to the exhibit of corresponding number filed with our Report on Form 10-K as originally filed on March 30, 2000 and as subsequently amended.
*    Previously filed.


(b)    Financial Statement Schedules

None.

ITEM 22.      UNDERTAKINGS

       The undersigned Registrant hereby undertakes that:

             (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

             (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

             (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

             (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed be part of this registration statement as of the time it was declared effective.

             (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on May 10, 2000.


                                      COVAD COMMUNICATIONS GROUP, INC.


                                      By:      /S/ TIMOTHY LAEHY
                                         -----------------------------------
                                                Timothy Laehy

                                                EXECUTIVE VICE PRESIDENT AND
                                                CHIEF FINANCIAL OFFICER


                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Knowling, Jr. and Timothy Laehy and each of them his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


       Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on the 10th day of May, 2000 in the capacities indicated:



                       SIGNATURE                                                     TITLE
                       ---------                                                     -----

                           *                                    Chairman, Chief Executive Officer and President
---------------------------------------------------------         (Director and Principal Executive Officer)
(Robert E. Knowling, Jr.)

         /s/ TIMOTHY LAEHY                                    Executive Vice President and Chief Financial Officer
---------------------------------------------------------          (Principal Financial and Accounting Officer)
(Timothy Laehy)
                                                                                    Director
---------------------------------------------------------
(Robert Hawk)
                                                                                    Director
---------------------------------------------------------
(Hellene Runtagh)
                           *                                                        Director
---------------------------------------------------------
(Daniel Lynch)
                           *                                                        Director
---------------------------------------------------------
(Frank Marshall)
                           *                                                        Director
---------------------------------------------------------
(Rich Shapero)

*By:     /S/ TIMOTHY LAEHY
---------------------------------------------------------
Timothy Laehy, attorney in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                                   DESCRIPTION
-------                                                  -----------

 1.1* Purchase Agreement dated as of January 21, 2000, by and among the Registrant, Bear, Stearns & Co., Inc. and Morgan Stanley & Co., Inc.

 2.1(3) Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co. and Laser Link.Net, Inc., dated as of March 8, 2000.

 4.1(1) Indenture dated as of March 11, 1998 between the Registrant and The Bank of New York.

 4.4(1) Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated.

 4.5(1)  Specimen 13 1/2% Senior Note Due 2008.

 4.6(1) Amended and Restated Stockholders Rights Agreement dated January 19, 1999 among the Registrant and certain of its stockholders.

 4.7(2) Indenture dated as of February 18, 1999 among the Registrant and The Bank of New York, including form of 12 1/2% Senior Note Due 2009.

 4.8(2) Registration Rights Agreement dated as of February 18, 1999 among the Registrant and the Initial Purchasers.

 4.9(2)  Specimen 12 1/2% Senior Note Due 2009.

 4.10* Indenture dated as of January 28, 2000, between the Registrant and United States Trust Company of New York.

 4.11* Registration Rights Agreement dated as of January 28, 2000, between the Registrant and Bear, Stearns & Co., Inc.

 4.12    Specimen 12% Senior Note due 2010, Series A (unregistered).

 4.13    Specimen 12% Senior note due 2010, Series B (registered).

 4.14(4) Stockholder Protection Rights Agreement dated February 15, 2000.

 5.1     Opinion of Irell & Manella LLP.

10.1(2) Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.

10.5(2) Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant, Warburg, Pincus Ventures, L.P., Crosspoint Venture Partners 1996 and Intel Corporation, as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred Stock and Warrant Subscription Agreement dated as of April 24, 1998 among the Registrant, Warburg, Crosspoint and Robert Hawk.

10.6(2) Employment Agreement dated June 21, 1999 between the Registrant and Robert E. Knowling, Jr.

10.7(2) Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.

10.8(2) 1998 Employee Stock Purchase Plan and related agreements, as currently in effect.

10.10(2) Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg, Pincus Ventures, L.P., Crosspoint Ventures Partners 1996 and Intel Corporation.

10.11(5) Note Secured by Deed of Trust dated October 7, 1998 issued by Catherine
         A. Hemmer and John J. Hemmer in favor of the Registrant.

10.12(5) 1997 Stock Plan and related option agreement, as currently in effect.

10.13(5) Series C-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 among the Registrant, AT&T Venture Fund II, LP and two affiliated funds.

10.14(5) Series D-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 among the Registrant, AT&T Venture Fund II, LP and two affiliated funds.

10.15(5) Series C-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 between the Registrant and NEXTLINK Communications, Inc.

10.16(5) Series D-1 Preferred Stock Purchase Agreement dated as of December 30,
         1998 between the Registrant and NEXTLINK Communications, Inc.

10.17(5) Series C-1 Preferred Stock Purchase Agreement dated as of January 19,
         1998 between the Registrant
              and U.S. Telesource, Inc.

10.18(5) Series D-1 Preferred Stock Purchase Agreement dated as of January 19,
         1998 between the Registrant and U.S. Telesource, Inc.

11.1(6)  Statement of Computation of Per Share Earnings.

12.1(6)  Statement of Computation of Ratios.

21.1(6)  Subsidiaries of the Registrant.

23.1     Consent of Ernst & Young LLP, independent auditors.

23.2     Consent of Irell & Manella LLP (Included in Exhibit 5.1).

24.1*    Power of Attorney.

25.1     Statement of Eligibility of Trustee

27.1(6)  Financial Data Schedules.

99.1     Form of Letter of Transmittal.

99.2     Form of Notice of Guaranteed Delivery.

99.3     Exchange Agent Agreement.

--------------

(1) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-51097) and as subsequently amended.

(2) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-75955) and as subsequently amended.

(3) Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form 8-K as originally filed on March 23, 2000 and as subsequently amended.

(4) Incorporated by reference to Exhibit 4.1 filed with our Registration Statement on Form 8-A as originally filed on February 22, 2000 and as subsequently amended.

(5) Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form S-1 (File No. 333-63899) as originally filed on September 21, 1998 and as subsequently amended.

(6) Incorporated by reference to the exhibit of corresponding number filed with our report on Form 10-K as originally filed on March 30, 2000 and as subsequently amended.
*      Previously filed.